Exhibit 2.1

This document is important and requires your immediate attention.  If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Unitholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Plazacorp may, in Plazacorp’s sole discretion, take such action as Plazacorp may deem necessary to extend the Offer to Unitholders in any such jurisdiction.

This Offer has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of this Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Plazacorp at 527 Queen Street, Suite 200, Fredericton, New Brunswick, E3B 1B8, Attention: Secretary (telephone: 506-460-8289), and are also available electronically on SEDAR at www.sedar.com

April 10, 2013

PLAZACORP RETAIL PROPERTIES LTD.

OFFER TO PURCHASE

all of the outstanding units

of

KEYreit

on the basis of, at the election of each holder of a unit:

(a) $8.35 in cash per Unit (the “Cash Alternative”);
(b) 1.7041 common shares of Plazacorp Retail Properties Ltd. per Unit (the “Share Alternative”); or
(c) any combination thereof;

subject, in each case to proration as set out herein

Plazacorp Retail Properties Ltd. (“Plazacorp”), hereby offers (the “Offer”) to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding units (the “Units”) of KEYreit (“KEYreit” or the “REIT”), including all Units of KEYreit that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the conversion, exchange or exercise of securities of KEYreit that are convertible into or exchangeable or exercisable for Units of KEYreit, including the KEYreit Debentures (as hereinafter defined) (collectively, the “Convertible Securities”).  Under the Offer, each holder of one or more Units (a “Unitholder” and collectively, the “Unitholders”) may elect to receive either the Cash Alternative or the Share Alternative or any combination thereof subject in each case to proration as set out herein.  The total amount of cash

(continued on next page)

available under the Offer is limited to the Maximum Cash Consideration and the total number of Plazacorp Shares issuable is limited to the Maximum Share Consideration (both as hereinafter defined).  See Section 1 of the Offer. Assuming that either all Unitholders tendered to the Cash Alternative or all Unitholders tendered to the Share Alternative, and based on the Maximum Cash Consideration and the Maximum Share Consideration, each Unitholder would be entitled to receive approximately $4.175 in cash and approximately 0.85205 of a common share of Plazacorp (the “Plazacorp Shares”) for each Unit tendered, subject to adjustment for fractional Plazacorp Shares.

The Offer is open for acceptance until 8:00 p.m. (Toronto time) on May 16, 2013 (the “Expiry Time”), unless the Offer is extended or withdrawn.

The Board of Trustees of KEYreit (the “KEYreit Board”), upon consultation with its financial and legal advisors, has UNANIMOUSLY DETERMINED that the Offer is fair to the Unitholders and is in the best interests of KEYreit and the Unitholders and, accordingly, the KEYreit Board UNANIMOUSLY RECOMMENDS that Unitholders ACCEPT the Offer and DEPOSIT their Units under the Offer.

The Units are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “KRE.UN”. The Offer represents a premium of approximately 35% over the closing price of $6.18 per Unit on the TSX on January 28, 2013, the last trading day before Huntingdon Capital Corp. (“Huntingdon”) announced its intention to make an unsolicited partial offer for Units.  The Offer is also a significantly more attractive offer than Huntingdon’s unsolicited amended offer of $8.00 per Unit.

BMO Capital Markets, the financial advisor to the Independent Committee and the KEYreit Board, delivered an opinion to the Independent Committee and the KEYreit Board, dated April 3, 2013, to the effect that, as of the date of that opinion and based upon and subject to the considerations, assumptions and limitations described in such opinion, the consideration to be received by Unitholders pursuant to the Offer was fair, from a financial point of view, to Unitholders other than Plazacorp, John I. Bitove, Huntingdon and their respective affiliates.  For further information, see the Trustees’ Circular issued by the KEYreit Board accompanying the Offer.

Plazacorp and KEYreit entered into a support agreement dated March 25, 2013, as amended and restated on April 4, 2013 (the “Support Agreement”), pursuant to which, among other things, Plazacorp has agreed to make the Offer and KEYreit has agreed to support the Offer and not to solicit any competing acquisition proposals, subject to the conditions set out therein.  Plazacorp is also a party to a lock-up agreement dated March 25, 2013, as amended and restated on April 4, 2013 (the “Lock-Up Agreement”), with John I. Bitove, pursuant to which Mr. Bitove has agreed to support the Offer and to irrevocably accept the Offer and deposit or cause to be deposited under the Offer and not withdraw, subject to certain exceptions, all of the Units he beneficially owns or acquires or over which he exercises control or direction. The aggregate number of Units beneficially owned by Mr. Bitove, or over which he exercises control or direction, subject to the Lock-Up Agreement is 2,425,148 Units or approximately 11.36% of the Units on a fully-diluted basis. See Section 5, “Support Agreement” and Section 6, “Lock-Up Agreement”, of the accompanying Circular.

The Offer is conditional on, among other things, there having been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Units that constitutes at least 66 2/3% of the Units then outstanding. This and the other conditions of the Offer are described in Section 4 of the Offer, “Conditions of the Offer”. Subject to applicable Laws, Plazacorp reserves the right to withdraw or extend the Offer and to not take up and pay for any Units deposited under the Offer unless each of the conditions of the Offer is satisfied or waived at or prior to the Expiry Time.

A Unitholder who wishes to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on YELLOW paper) or a manually executed facsimile thereof and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Units and all other required documents, with Computershare Investor Services Inc. (the “Depositary”) at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, a Unitholder may (a) accept the Offer by following the procedures for book-entry transfer of Units set out in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (b) follow the procedure for guaranteed delivery set out in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on PINK paper), or a manually executed facsimile thereof.

Unitholders whose Units are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Units under the Offer.

All payments under the Offer will be made in Canadian dollars. Unitholders will not be required to pay any fee or commission if they accept the Offer by depositing their Units directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any, to accept the Offer (other than brokerage commissions and other expenses in connection with the sale of Plazacorp Shares on behalf of Ineligible U.S. Unitholders through the facilities of the TSX-V).

Questions and requests for assistance may be directed to the Depositary, whose contact details are provided on the back cover of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary and are accessible on the Canadian Securities Administrators’ website at www.sedar.com. This website address is provided for informational purposes only and no information contained on, or accessible from, such website is incorporated by reference herein unless expressly incorporated by reference.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by Plazacorp, KEYreit or the Depositary.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Unitholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the Laws of such jurisdiction. However, Plazacorp may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Unitholders in any such jurisdiction.

NOTICE TO UNITHOLDERS IN THE UNITED STATES

The Offer is being made for the securities of a Canadian trust that does not have securities registered under Section 12 of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, the Offer is not subject to Section 14(d) of the U.S. Exchange Act, or Regulation 14D promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder. The Offer is being conducted in accordance with Section 14(e) of the U.S. Exchange Act and Regulation 14E adopted by the SEC thereunder as applicable to tender offers conducted under the U.S.-Canadian multijurisdictional disclosure system tender offer rules. The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 3b-4 under the U.S. Exchange Act, in accordance with Canadian corporate and tender offer rules. Unitholders resident in the United States should be aware that such requirements might be different from those of the United States applicable to tender offers under the U.S. Exchange Act and the rules and regulations promulgated thereunder.  Unitholders resident in the United States should also be aware that the Offer is subject to disclosure requirements that differ from those in the United States. Financial statements included herein, if any, have been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of United States companies.

The Plazacorp Shares offered under the Offer are being offered pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), provided by Rule 802 thereunder. No Plazacorp Shares will be delivered in the United States or to or for the account or for the benefit of a person in the United States, unless Plazacorp is satisfied that such Plazacorp Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the U.S. Securities Act and the securities laws of the relevant U.S. state or other local jurisdiction, or on a basis otherwise determined to be acceptable to Plazacorp in its sole discretion, and without subjecting Plazacorp to any registration, reporting or similar requirements. Without limiting the foregoing, except as may be otherwise determined by Plazacorp in its sole discretion, Plazacorp Shares will not be delivered to or for the account or for the benefit of Ineligible U.S. Unitholders (as defined in the Offer).

Ineligible U.S. Unitholders that would otherwise receive Plazacorp Shares in exchange for their Units may, at the sole discretion of Plazacorp, have such Plazacorp Shares issued on their behalf to a selling agent, which shall, as agent for such Unitholders (and without liability except for gross negligence or wilful misconduct), as expeditiously as is commercially reasonable thereafter, sell such Plazacorp Shares on their behalf through the facilities of the TSX-V and have the net proceeds of such sale, less any applicable brokerage commissions, other expenses and withholding taxes, delivered to such Unitholders. Each Unitholder for whom Plazacorp Shares are sold by the selling agent will receive an amount equal to such Unitholder’s pro rata interest in the net proceeds of sales of all Plazacorp Shares so sold by the selling agent. Plazacorp will have no liability for any such proceeds received or the remittance thereof to such Unitholders.

All Ineligible U.S. Unitholders must notify their broker, financial advisor, financial institution or other nominee through which their Units are held of their status as an Ineligible U.S. Unitholder. Failure by an Ineligible U.S. Unitholder to inform such Unitholder’s broker, financial advisor, financial institution or other nominee through which such Unitholder’s Units are held of such Unitholder’s status as an Ineligible U.S. Unitholder prior to the Expiry Time will be deemed to be a certification that such Unitholder is not a resident of a U.S. state who is not an exempt “institutional investor” within the meaning of the securities laws and regulations of the subject state of which such Unitholder is a resident. Any Unitholder in the United States that deposits Units using a Letter of Transmittal that does not indicate whether such Unitholder is an Ineligible U.S. Unitholder will be deemed to have certified that such Unitholder is not an Ineligible U.S. Unitholder.

Unitholders in the United States should be aware that the disposition of Units by them as described herein may have tax consequences both in the United States and in Canada. Such consequences are not described herein and such holders are urged to consult their tax advisors.

Unitholders in the United States should be aware that Plazacorp and its affiliates, directly or indirectly, may bid for or make purchases of Units or Convertible Securities during the period of the Offer, as permitted by applicable Laws in Canada.

The enforcement by Unitholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Plazacorp is incorporated under the laws of New Brunswick and KEYreit exists under the laws of Ontario, that the majority of the officers and directors of each of Plazacorp and KEYreit reside outside the United States, that some of the experts named herein may reside outside the United States, and that all or a substantial portion of the assets of Plazacorp, KEYreit and the other above-mentioned persons are located outside the United States. Unitholders in the United States may not be able to sue Plazacorp, KEYreit or their respective officers, directors or trustees in a non-U.S. court for violation of United States federal securities laws. It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce judgment obtained from a court of the United States.

THE SECURITIES OFFERED UNDER THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS ANY SUCH SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAN AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

NOTICE TO HOLDERS OF KEYREIT DEBENTURES AND OTHER CONVERTIBLE SECURITIES

The Offer is being made only for Units and is not made for any KEYreit Debentures or other Convertible Securities. Any holder of KEYreit Debentures or other Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of the security and applicable Laws, convert, exchange or exercise the KEYreit Debentures or other Convertible Securities in order to obtain certificates representing Units and deposit those Units in accordance with the terms of the Offer. Any such conversion, exchange or exercise must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such KEYreit Debentures or other Convertible Securities will have certificates representing the Units received on such conversion, exchange or exercise available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.

Holders of Convertible Securities should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision whether to convert, exchange or exercise their KEYreit Debentures or other Convertible Securities.

CURRENCY

All dollar references in the Offer and Circular are in Canadian dollars, except where otherwise indicated.

FORWARD-LOOKING STATEMENTS

The information contained in the Offer and Circular, including the summary thereof, has, unless otherwise specified, been prepared as of April 10, 2013 and the information contained in the documents incorporated by reference therein has, unless otherwise specified, been prepared as of the respective dates of such documents. Certain statements contained in the Offer and Circular, including the summary thereof, and in the documents incorporated by reference therein, that are referred to herein as “forward-looking statements”, constitute “forward-looking statements” under the provisions of Canadian provincial securities laws and within the meaning of the United States Private Securities Litigation Reform Act of 1995 and the rules and releases made by the SEC, all as amended from time to time. When used in such documents, the words ‘‘anticipate’’, ‘‘believe’’, ‘‘could’’, ‘‘expect’’, ‘‘estimate’’, ‘‘forecast’’, ‘‘intend’’, ‘‘may’’, ‘‘outlook’’, ‘‘planned’’, ‘‘project’’, ‘‘should’’, ‘‘will’’, ‘‘would’’ and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements in the Offer and Circular, including the summary thereof, and in the documents incorporated by reference therein, include, but are not limited to statements regarding: Plazacorp’s outlook for 2013 and future periods; expectations as to the anticipated timing, mechanics, completion and settlement of the Offer; the ability of Plazacorp to integrate KEYreit’s business with its current business and the costs associated with such integration following successful completion of the Offer; the value of the Plazacorp Shares received as consideration under the Offer; the ability of Plazacorp to complete the transactions contemplated by the Offer; Plazacorp and KEYreit’s future earnings; estimates of future capital expenditure and other cash needs, and expectations as to the funding thereof; estimates of cash flow; and other anticipated trends with respect to Plazacorp and KEYreit’s capital resources and results of operations.

The forward-looking statements in the Offer and Circular, including the summary thereof, reflect Plazacorp’s views as at the date of the Offer and involve known and unknown risks, uncertainties and other factors which could cause the actual results, performance or achievements of Plazacorp or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Among other things, these risks may relate to the businesses of Plazacorp and KEYreit generally, competition, interest rate fluctuations, debt financing and refinancing, restrictive covenants, reliance on external sources of capital, credit, lease roll-over and occupancy, developments and acquisitions, joint venture investments, environmental matters, litigation, potential undisclosed liabilities associated with acquisitions, availability of cash flow, capital expenditures, dividends, current economic conditions, reliance on anchor tenants, economic stability of local markets, specific lease considerations, ownership of ground lease properties, potential conflicts of interest, liquidity, uninsured losses, reliance on key personnel, operational matters, taxation of Plazacorp and KEYreit, changes in legislation and administrative policies, dilution, the market for Plazacorp Shares and Units, Plazacorp Share and Unit prices and disclosure controls and procedures on internal control over financial reporting. Forward-

looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by Plazacorp as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Plazacorp’s estimates, beliefs and assumptions, which may prove to be incorrect, include the various assumptions set forth herein, including, but not limited to, economic, capital market and competitive real estate conditions. For a more detailed discussion of such risks and material factors or assumptions underlying these forward-looking statements, see Section 13 of the Circular, ‘‘Risk Factors’’, and Plazacorp’s AIF filed on SEDAR on March 5, 2013, incorporated by reference in the Offer and Circular. Given these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as otherwise required by law, Plazacorp expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Plazacorp’s expectations or any change in events, conditions or circumstances on which any such statement is based.

v

TABLE OF CONTENTS

NOTICE TO UNITHOLDERS IN THE UNITED STATES		ii

NOTICE TO HOLDERS OF KEYREIT DEBENTURES AND OTHER CONVERTIBLE SECURITIES		iv

CURRENCY		iv

FORWARD-LOOKING STATEMENTS		iv

SUMMARY		1

The Offer		1
Time for Acceptance		2
KEYreit		2
Recommendation of the Board of Trustees of KEYreit		2
Fairness Opinion		3
Support Agreement		3
Lock-Up Agreement		3
Purpose of the Offer		3
Reasons to Accept the Offer		3
Conditions of the Offer		4
Regulatory Considerations		4
Manner of Acceptance		4
Take-Up and Payment for Deposited Units		5
Withdrawal of Deposited Units		5
Acquisition of Units Not Deposited		5
Canadian Federal Income Tax Considerations		6
Risk Factors		6
Depositary		7
Financial Advisor and Soliciting Dealer Group		7

GLOSSARY		9

THE OFFER		18

1.	The Offer	18
2.	Time for Acceptance	21
3.	Manner of Acceptance	21
4.	Conditions of the Offer	25
5.	Extension, Variation or Change in the Offer	27
6.	Take-Up of and Payment for Deposited Units	28
7.	Withdrawal of Deposited Units	29
8.	Return of Deposited Units	31
9.	Changes in Capitalization and Distributions	31
10.	Notices and Delivery	31
11.	Mail Service Interruption	32
12.	Market Purchases and Sales of Units	32
13.	Other Terms of the Offer	33

THE CIRCULAR		36

1.	Plazacorp	36
2.	KEYreit	37
3.	Certain Information Concerning Securities of KEYreit	37
4.	Background to the Offer	39
5.	Support Agreement	41
6.	Lock-Up Agreement	49
7.	Purpose of the Offer and Plans for KEYreit	52

8.	Reasons to Accept the Offer	53
9.	Unitholder Rights Plan	55
10.	Source of Funds	55
11.	Certain Information Concerning the Securities of Plazacorp	56
12.	Documents Incorporated by Reference	59
13.	Risk Factors	60
14.	Ownership of and Trading in Securities of KEYreit	62
15.	Commitments to Acquire Securities of KEYreit	62
16.	Other Material Facts	62
17.	Acquisition of Units Not Deposited	62
18.	Legal and Judicial Developments	68
19.	Agreements, Commitments or Understandings	68
20.	Regulatory Matters	69
21.	Trust Distributions	71
22.	Effect of the Offer on the Market for and Listing of Units and Status as a Reporting Issuer	71
23.	Certain Canadian Federal Income Tax Considerations	72
24.	Acceptance of the Offer	82
25.	Depositary	82
26.	Financial Advisor and Soliciting Dealer Group	82
27.	Experts	83
28.	Statutory Rights	83
29.	Directors’ Approval	83

CERTIFICATE OF PLAZACORP		1

SUMMARY

The following is a summary only and is qualified in its entirety by the detailed provisions contained elsewhere in the Offer and Circular. Unitholders are urged to read the Offer and Circular in their entirety.  Terms defined in the Glossary and not otherwise defined in this Summary have the respective meanings given to them in the Glossary, unless the context otherwise requires.

The Offer

Plazacorp hereby offers to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Units, including all Units that may become issued and outstanding after the date of the Offer but before the Expiry Time upon the conversion, exchange or exercise of the KEYreit Debentures or other Convertible Securities, for consideration totaling $8.35 per Unit, consisting of, at the election of each Unitholder:

a)             $8.35 in cash per Unit (the “Cash Alternative”); or

b)             1.7041 Plazacorp Shares per Unit (the “Share Alternative”); or

c)              any combination of the Cash Alternative and the Share Alternative,

subject, in each case, to proration based upon the Maximum Cash Consideration and the Maximum Share Consideration.

The Offer is being made only for Units and is not made for any KEYreit Debentures or other Convertible Securities. Any holder of KEYreit Debentures or other Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of the security and applicable Laws, convert, exchange or exercise the KEYreit Debentures or other Convertible Securities in order to obtain certificates representing Units and deposit those Units in accordance with the terms of the Offer. Any such conversion, exchange or exercise must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such KEYreit Debentures or other Convertible Securities will have the certificates representing the Units received on such conversion, exchange or exercise available for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.

The Offer represents a premium of approximately 35% over the closing price of $6.18 per Unit on the TSX on January 28, 2013, the last trading day before Huntingdon Capital Corp. (“Huntingdon”) announced its intention to make an unsolicited partial offer for Units.  The Offer is also a significantly more attractive offer than Huntingdon’s unsolicited amended offer of $8.00 per Unit.

The obligation of Plazacorp to take up and pay for Units pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer, “Conditions of the Offer”.

No Plazacorp Shares will be delivered in the United States or to or for the account or for the benefit of a person in the United States, unless Plazacorp is satisfied that such Plazacorp Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from applicable registration requirements, or on a basis otherwise determined to be acceptable to Plazacorp in its sole discretion, and without subjecting Plazacorp to any registration, reporting or similar requirements. Without limiting the foregoing, except as may be otherwise determined by Plazacorp in its sole discretion, Plazacorp Shares will not be delivered to or for the account or for the benefit of Ineligible U.S. Unitholders. Ineligible U.S. Unitholders that would otherwise be eligible to receive Plazacorp Shares in exchange for their Units may, at the sole discretion of Plazacorp, have such Plazacorp Shares issued on their behalf to a selling agent, who shall sell such Plazacorp Shares on their behalf through the facilities of the TSX-V and have the net proceeds of such sale, less any applicable brokerage commissions, other expenses and withholding taxes, delivered to such Unitholders. All Ineligible U.S. Unitholders must notify their broker, financial advisor, financial institution or other nominee through which their Units are held of their status as an Ineligible U.S. Unitholder. See Section 1 of the Offer, “The Offer” and Section 20 of the Circular, “Regulatory Matters”.

Time for Acceptance

The Offer is open for acceptance until 8:00 p.m. (Toronto time) on May 16, 2013, unless the Offer is extended or withdrawn by Plazacorp.  See Section 5 of the Offer, “Extension, Variation or Change in the Offer”.

Plazacorp

Plazacorp Retail Properties Ltd. was incorporated under the New Brunswick Business Corporations Act on February 2, 1999. Plazacorp is qualified as a “mutual fund corporation” as defined in the Tax Act. Plazacorp is one of Eastern Canada’s leading retail property owners and developers. Headquartered in Fredericton, NB, Plazacorp acquires, develops and redevelops unenclosed and enclosed retail real estate throughout Atlantic Canada, Québec and Ontario. Plazacorp’s portfolio, as at April 8, 2013, includes interests in 119 properties totaling 5.2 million square feet and additional lands held for development. These lands include properties directly held by Plazacorp, its Subsidiaries and through joint ventures. Plazacorp’s strategy is to develop or acquire properties tenanted by national retailers, with a focus on retailers in the consumer staples market segment. Plazacorp’s execution of this strategy has produced a portfolio that is currently approximately 90% occupied by national retailers providing investors with stable cash flow. Plazacorp intends to focus its investments on retail real estate generally in Central and Eastern Canada and expects that unenclosed single tenant and multi-tenant retail centres in primary, secondary or tertiary markets in Central and Eastern Canada will constitute the majority of its acquisition and development activity over the near to medium term. During 2012, Plazacorp’s growth was primarily created through the development of new retail real estate assets.

On March 25, 2013, Plazacorp received a positive ruling from the CRA in respect of converting from a mutual fund corporation to a real estate investment trust structure on a tax-deferred basis. Completion of this conversion is expected to occur in 2013 and will be subject to shareholder approval. In conjunction with this expected conversion to a real estate investment trust, Plazacorp will move from a quarterly common share dividend to a monthly distribution on units.

As previously disclosed, Plazacorp intends to graduate from the TSX-V to the TSX, subject to TSX approval.  Such graduation will not be effective until following the completion of the Offer and any Subsequent Acquisition Transaction, although Plazacorp will seek to complete this move as soon as practicable thereafter.

KEYreit

KEYreit is an unincorporated, open-ended real estate investment trust established under the laws of the Province of Ontario pursuant to an amended and restated declaration of trust dated July 9, 2012.  KEYreit owns a geographically diversified portfolio of retail investment properties across Canada.

As at the end of the fiscal year ended December 31, 2012, KEYreit indirectly owned a geographically diversified portfolio of 227 commercial small box retail properties across Canada with an aggregate of approximately 1,194,600 square feet of gross leasable area. As at April 9, 2013, KEYreit owned 225 commercial small box retail properties across Canada with an aggregate of approximately 1,190,376 square feet of gross leasable area.

Recommendation of the Board of Trustees of KEYreit

The KEYreit Board, upon consultation with its financial and legal advisors, has unanimously determined that the Offer is fair to the Unitholders and is in the best interests of KEYreit and the Unitholders and, accordingly, the KEYreit Board unanimously recommends that Unitholders accept the Offer and deposit their Units under the Offer. For further information, see the accompanying Circular, including Section 5 of the Circular, “Support Agreement”, and the Trustees’ Circular.

Fairness Opinion

BMO Capital Markets, the financial advisor to the Independent Committee and the KEYreit Board, delivered an opinion to the Independent Committee and the KEYreit Board, dated April 3, 2013, to the effect that, as of the date of that opinion and based upon and subject to the considerations, assumptions and limitations described in such opinion, the consideration to be received by Unitholders pursuant to the Offer is fair, from a financial point of view, to Unitholders, other than Plazacorp, John I. Bitove, the Chief Executive Officer of KEYreit (“Mr. Bitove”), Huntingdon, and their respective affiliates.  For further information, see the Trustees’ Circular.

Support Agreement

Plazacorp and KEYreit entered into the Support Agreement dated March 25, 2013, as amended and restated on April 4, 2013, pursuant to which, among other things, Plazacorp has agreed to make the Offer and KEYreit has agreed to support the Offer, subject to the conditions set out therein, and not to solicit any competing Acquisition Proposals.  See Section 5 of the Circular, “Support Agreement”.

Lock-Up Agreement

Plazacorp is also a party to a lock-up agreement dated March 25, 2013, as amended and restated on April 4, 2013 (the “Lock-Up Agreement”), with Mr. Bitove, pursuant to which Mr. Bitove has agreed to support the Offer and to irrevocably accept the Offer and deposit or cause to be deposited under the Offer and not withdraw, subject to certain exceptions, all of the Units that he beneficially owns or acquires, or exercises control or direction over.  The aggregate number of Units beneficially owned by Mr. Bitove or over which Mr. Bitove exercises control or direction, and subject to the Lock-Up Agreement is 2,425,148 Units or approximately 11.36% of the Units on a fully-diluted basis or approximately 16.3% of the Units outstanding on March 24, 2013.  See Section 6 of the Circular, “Lock-Up Agreement”.

Purpose of the Offer

The purpose of the Offer is to enable Plazacorp to acquire all of the outstanding Units of KEYreit. If Plazacorp takes up and accepts for payment Units validly deposited under the Offer, Plazacorp currently intends, subject to compliance with all applicable Laws, to acquire all the outstanding Units not deposited under the Offer pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 7 of the Circular, “Purpose of the Offer and Plans for KEYreit”, and Section 17 of the Circular, “Acquisition of Units Not Deposited”.

Reasons to Accept the Offer

Plazacorp believes the Offer will benefit Unitholders.  The Offer represents a significant premium to the closing price of Units from the last trading day before Huntingdon announced its intention to make an unsolicited partial offer for Units and is also a significantly more attractive offer than Huntingdon’s unsolicited amended offer of $8.00 per Unit.  Further, for Unitholders who receive Plazacorp Shares under the Offer, Plazacorp believes that the Offer will immediately deliver accretion to Plazacorp’s adjusted funds from operations per share from expected synergies and other value-add opportunities.  Anticipated synergies are driven by Plazacorp’s internalized management team which, along with its board of directors, will collectively own approximately 34% of Plazacorp (based on estimated pro forma basic shares outstanding) upon completion of the transaction, making Plazacorp management and its board highly aligned with its shareholders, including KEYreit Unitholders who receive Plazacorp Shares.  In addition to the immediate AFFO per share accretion, Plazacorp believes that the transaction also provides potential sources of future accretion to Plazacorp’s AFFO per share including refinancing the KEYreit Debentures and KEYreit’s mortgages, the closing of previously announced KEYreit acquisitions, re-leasing of currently vacant KEYreit space and embedded rental steps within certain of KEYreit’s leases.  KEYreit’s properties are compatible with Plazacorp’s portfolio and Plazacorp expects the integration of such properties to enhance the pro forma geographic diversification of KEYreit and Plazacorp.  KEYreit Unitholders who receive Plazacorp Shares under the Offer will benefit from a larger market capitalization and asset base, greater tenant and geographic diversification, a sustainable payout ratio that is one of the lowest among Canadian REITs and is expected to fuel future growth, a more conservative debt level, internal management and access to lower cost capital.  Furthermore, those Unitholders who become Plazacorp shareholders will become part of a company that has had a track record of increasing its dividends (having raised its dividends at least once every year for the past 10 years with an average annual growth rate of over 10%) and increasing total value for shareholders.  See Section 8 of the Circular, “Reasons to Accept the Offer”.  Holders of KEYreit Debentures will similarly benefit from a larger pro forma company with stable cash flows and a lower level of debt.

Conditions of the Offer

Notwithstanding any other provision of the Offer, but subject to applicable Laws, Plazacorp will have the right to withdraw the Offer or extend the Offer, and shall not be required to take up and pay for any Units deposited under the Offer, unless the conditions described in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived at or prior to the Expiry Time. The Offer is conditional upon, among other things, there having been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Units which represents (i) together with the Units held directly or indirectly by Plazacorp and any of its Affiliates, at least 66⅔% of the outstanding Units and (ii) at least a majority of the outstanding Units the votes of which would be included in any minority approval of a Subsequent Acquisition Transaction pursuant to MI 61-101. See Section 4 of the Offer, “Conditions of the Offer”.

Regulatory Considerations

Plazacorp’s obligation to take up and pay for Units under the Offer is conditional upon, among other things, receipt of the Competition Act Approval and the TSX-V Approval.  Plazacorp has made the necessary applications or submissions to obtain all necessary approvals and is confident that it can obtain all such approvals.  See Section 4 of the Circular, “Conditions of the Offer” and Section 20 of the Circular, “Regulatory Matters”.

Manner of Acceptance

Unitholders will not be required to pay any fee or commission if they accept the Offer by depositing their Units directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any, to accept the Offer (other than brokerage commissions and other expenses in connection with the sale of Plazacorp Shares on behalf of Ineligible U.S. Unitholders through the facilities of the TSX-V).

Unitholders whose Units are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer.

A Unitholder which holds Units directly who wishes to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on YELLOW paper) or a manually executed facsimile thereof and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Units and all other required documents, with the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. See Section 3 of the Offer, “Manner of Acceptance — Letter of Transmittal”.

If a Unitholder wishes to accept the Offer and deposit its Units under the Offer and the certificate(s) representing such Unitholder’s Units is (are) not immediately available, or if the certificate(s) and all other required documents cannot be provided to the Depositary at or prior to the Expiry Time, such Units nevertheless may be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on PINK paper), or a manually executed facsimile thereof, in accordance with the instructions in the Notice of Guaranteed Delivery. See Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

Unitholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Unitholders may also accept the Offer by following the procedure for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a Letter of Transmittal, properly completed and executed in accordance with the instructions therein, with the signatures guaranteed, if required, and all other required documents, are received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Unitholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary at or prior to the Expiry Time.

Unitholders should contact the Depositary, a Soliciting Dealer (if any are appointed) or a broker or dealer for assistance in accepting the Offer and in depositing Units with the Depositary.

Take-Up and Payment for Deposited Units

If all of the conditions of the Offer described in Section 4 of the Offer, “Conditions of the Offer”, have been satisfied or waived by Plazacorp at or prior to the Expiry Time, Plazacorp has agreed in the Support Agreement that it will take up and pay for Units validly deposited under the Offer and not properly withdrawn not later than three business days following the time at which it becomes entitled to take up such Units under the Offer pursuant to applicable Laws.  See Section 6 of the Offer, “Take-Up of and Payment for Deposited Units”.

Withdrawal of Deposited Units

Units deposited under the Offer may be withdrawn by or on behalf of the depositing Unitholder at any time before the Units have been taken up by Plazacorp under the Offer and in the other circumstances described in Section 7 of the Offer, “Withdrawal of Deposited Units”. Except as so indicated or as otherwise required by applicable Laws, deposits of Units are irrevocable.

Acquisition of Units Not Deposited

If within the time limit for acceptance of a take-over bid or within 120 days after the date of the Offer, whichever period is the longer, the Offer is accepted by Unitholders who in the aggregate hold not less than 90% of the issued and outstanding Units as at the Expiry Time, other than Units held at the date of the Offer by or on behalf of Plazacorp, and Plazacorp has taken up and paid for such deposited Units under the Offer, Plazacorp will be entitled to acquire, and any Unitholders that have not tendered their Units (collectively, the “Dissenting Unitholders”) will be required to sell to Plazacorp the Units held by such Dissenting Unitholders pursuant to the Declaration of Trust.

Plazacorp has covenanted in the Support Agreement that if a Compulsory Acquisition is not available or Plazacorp chooses not to avail itself of such right of acquisition, Plazacorp will use commercially reasonable efforts to pursue other means of acquiring the remaining Units not tendered to the Offer, provided that the consideration per Unit offered in connection with such other means of acquiring such Units shall be at least equivalent in value as the consideration per Unit under the Offer.  If a Compulsory Acquisition cannot be effected, or if Plazacorp chooses not to avail itself of that right, Plazacorp intends to cause the Units acquired under the Offer to be voted in favour of such a Subsequent Acquisition Transaction and, to the extent permitted by applicable Laws, to be counted as part of any minority approval that may be required in connection with such transaction.  KEYreit has agreed that it will assist Plazacorp in connection with any Subsequent Acquisition Transaction.  The timing and details of any Subsequent Acquisition Transaction will necessarily depend on a variety of factors, including the number of Units acquired pursuant to the Offer.  If, after taking up Units under the Offer, Plazacorp owns at least 66⅔% of the outstanding Units and at least a majority of the outstanding Units the votes of which would be included in any minority approval of a Subsequent Acquisition Transaction pursuant to MI 61-10, Plazacorp should own sufficient Units to be able to effect a Subsequent Acquisition Transaction.  See Section 17 the Circular, “Acquisition of Units Not Deposited”.

Unitholders who do not deposit their Units under the Offer will not be entitled to any right of dissent or appraisal. However, Unitholders who do not deposit their Units under the Offer may have certain rights of dissent in the event Plazacorp acquires such Units by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 17 of the Circular, “Acquisition of Units Not Deposited”.

Listing of the Units

The Units are listed on the TSX under the symbol “KRE.UN”.  See Section 3 of the Circular, “Certain Information Concerning Securities of KEYreit”.  Depending on the number of Units purchased by Plazacorp under the Offer, it is possible that Units will fail to meet the criteria of the TSX for continued listing on the TSX.  If permitted by applicable Laws, Plazacorp intends to cause KEYreit to apply to delist the Units from the TSX as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction.  See Section 22 of the Circular, “Effect of the Offer on the Market for and Listing of Units and Status as a Reporting Issuer.”

Canadian Federal Income Tax Considerations

A Resident Unitholder who holds Units as capital property and who disposes of such Units to Plazacorp under the Offer, pursuant to a Compulsory Acquisition or pursuant to an SAT Purchase, generally will (unless the Resident Unitholder enters into a joint election with Plazacorp to obtain a full or partial tax-deferred rollover when available as described in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations — Unitholders Resident in Canada — Disposition of Units Under the Offer — Exchange of Units for Cash and Plazacorp Shares — Tax-Deferred Rollover Under the Tax Act”) realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the aggregate adjusted cost base of the Units to the Resident Unitholder and any reasonable costs of disposition.

An Eligible Holder who disposes of Units under the Offer, a Compulsory Acquisition or an SAT Purchase, pursuant to the Share Alternative and who further elects the Rollover Option in the Letter of Transmittal may, depending upon the circumstances, obtain a full or partial tax-deferred rollover in respect of a disposition of Units by entering into a joint election with Plazacorp and filing such election with the CRA (and any appropriate provincial tax authority) under section 85 of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) specifying therein an elected amount in accordance with certain limitations provided for in the Tax Act (and in any applicable provincial legislation). A Unitholder who disposes of Units under an SAT Redemption will not have the Rollover Option available in respect of those Units.

A Non-Resident Unitholder generally will not be subject to Canadian income tax under the Tax Act on any capital gain realized on the disposition of Units to Plazacorp under the Offer, a Compulsory Acquisition or an SAT Purchase, unless those Units constitute “taxable Canadian property” within the meaning of the Tax Act and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty or convention.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences to a Unitholder of a disposition of Units pursuant to a Subsequent Acquisition Transaction could differ from the tax consequences to such Unitholder of a disposition of Units under the Offer or a Compulsory Acquisition. In the case of a Non-Resident Unitholder, the consideration received on the disposition of Units pursuant to an SAT Redemption could be subject to Canadian withholding tax.

The foregoing is a very brief summary of certain Canadian federal income tax consequences and is qualified by the more detailed general description of Canadian federal income tax considerations in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”. Unitholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Units pursuant to the Offer, a Compulsory Acquisition, or a Subsequent Acquisition Transaction. Holders of Options and Warrants should consult their own tax advisors having regard to their personal circumstances.

Risk Factors

An investment in Plazacorp Shares and the integration of the operations and businesses of Plazacorp and KEYreit are subject to certain risks and uncertainties. In assessing the Offer, Unitholders should carefully consider the risks and uncertainties identified in Section 13 of the Circular, ‘‘Risk Factors’’.

In particular, Unitholders should be aware that the exchange of Units for either the Cash Alternative or the Share Alternative, or any combination therefore, may have material tax consequences in the United States, including being taxable despite the receipt of Plazacorp Shares rather than cash.  In addition, the ownership of Plazacorp Shares may have materially different tax consequences than the ownership of Units of KEYreit.  These consequences for investors who are resident in, or citizens of, the United States, or who are otherwise United States taxpayers, are not described in this Offer and Circular.  KEYreit Unitholders should consult with their own tax advisors for advice regarding the U.S. income tax consequences to them of the Offer and the ownership and future disposition of any Plazacorp Shares received in the Offer.

Depositary

Plazacorp has engaged Computershare Investor Services Inc. to act as the Depositary to receive deposits of certificates representing Units and accompanying Letters of Transmittal deposited under the Offer at its office in Toronto, Ontario specified in the Letter of Transmittal. In addition, the Depositary will receive Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required, and for making payment for all Units purchased by Plazacorp under the Offer. The Depositary will also facilitate book-entry transfers of Units. See Section 3 of the Offer, “Manner of Acceptance”, and Section 25 of the Circular, “Depositary”.

Computershare Investor Services Inc., in its capacity as Depositary, will receive reasonable and customary compensation from Plazacorp for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Contact details for the Depositary are provided on the back cover of this document.

Financial Advisor and Soliciting Dealer Group

Plazacorp has retained RBC Capital Markets (the “Plazacorp Financial Advisor”) to act as its financial advisor with respect to the Offer. Plazacorp has the right to form a Soliciting Dealer Group to solicit acceptances of the Offer from persons resident in Canada.

Plazacorp may make use of the services of a Soliciting Dealer and, in this case, may pay such Soliciting Dealer a fee customary for such transaction for each Unit deposited and taken up by Plazacorp under the Offer (other than Units held by a Soliciting Dealer for its own account). Plazacorp may require Soliciting Dealers to furnish evidence of the beneficial ownership satisfactory to it at the time of deposit.

No fee or commission will be payable by any Unitholder who transmits such Unitholder’s Units directly to the Depositary or who makes use of the services of a Soliciting Dealer, if any, to accept the Offer.

See Section 26 of the Circular, “Financial Advisor and Soliciting Dealer Group”.

Pro Forma Consolidated Financial Statements

Unitholders should refer to Schedule A to the Offer and Circular for the unaudited pro forma consolidated statement of financial position of Plazacorp as at December 31, 2012 and the unaudited pro forma consolidated statement of comprehensive income of Plazacorp for the year ended December 31, 2012, giving effect to the proposed acquisition of all of the issued and outstanding Units in the manner set forth therein. Such unaudited pro forma financial statements (“pro forma financial statements”) have been prepared using certain of Plazacorp’s and KEYreit’s respective financial statements as more particularly described in the notes to the pro forma financial statements. Such pro forma financial statements are not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from such pro forma financial statements. Any potential synergies that may be realized after consummation of the transaction have been excluded from such pro forma financial statements. Since the pro forma financial statements have been developed to retroactively show the effect of a transaction that is expected to occur at a later date (even though this was accomplished by following generally accepted practice and using reasonable assumptions), there are limitations inherent in the very nature of pro forma data. Also, neither Plazacorp nor its independent auditors have had an opportunity to meet with KEYreit’s independent auditors to discuss KEYreit’s financial statements upon which the pro forma financial statements are based. Furthermore, Plazacorp has not obtained the consent of KEYreit’s independent auditors as to the use of their audit report in respect of the KEYreit audited financial statements upon which the pro forma financial statements are partially derived. The data contained in the pro forma financial statements represents only a simulation of the potential impact of Plazacorp’s acquisition of KEYreit. Unitholders are cautioned to not place undue reliance on such pro forma financial statements.

GLOSSARY

This Glossary forms a part of the Offer and Circular.  In the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, unless otherwise specified or the subject matter or context is inconsistent therewith, the following terms shall have the meanings set out below, and grammatical variations thereof shall have the corresponding meanings:

“Acquisition Proposal” has the meaning given to it in Section 5 of the Circular, “Support Agreement — Non-Solicitation Covenant”;

“adjusted funds from operations” or “AFFO” is a non-IFRS industry measure widely used to help evaluate dividend or distribution capacity and is calculated by adjusting earnings for non-cash revenues and expenses and deducting operating capital and leasing requirements that must be made merely to preserve the existing rental stream.  AFFO as calculated by Plazacorp may not be comparable to similar titled measures reported by other entities;

“affiliate” has the meaning given to it in Part XX of the OSA or MI 62-104, as applicable;

“Agent’s Message” has the meaning given to it in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”;

“AIF” has the meaning given to it in Section 12 of the Circular, “Documents Incorporated by Reference”;

“allowable capital loss” has the meaning given to it in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations — Unitholders Resident in Canada — Taxation of Capital Gains and Capital Losses”;

“Anti-Dilution Provision” has the meaning given to it in Section 3 of the Circular, “Certain Information Concerning Securities of KEYreit — Convertible Debentures”;

“ARC” means an advance ruling certificate issued by the Commissioner of Competition pursuant to Section 102 of the Competition Act;

“associate” has the meaning given to in Part XX of the OSA or MI 62-104, as applicable;

“Bitove Deposited Units” has the meaning given to it in Section 6 of the Circular, “Lock-Up Agreement”;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Unitholder’s Units into the Depositary’s account at CDS or DTC, as applicable;

“business combination” has the meaning given to it in MI 61-101;

“business day” means any day other than a Saturday, a Sunday or a statutory holiday in any province or territory in Canada, except with reference to any time period provided in the Support Agreement, in which case “business day” has the meaning given to in the Support Agreement;

“Cash Alternative” means $8.35 in cash per Unit;

“Cash Electing Unitholder” has the meaning given to it in Section 1 of the Offer, “The Offer”;

“CDS” means CDS Clearing and Depository Services Inc. or its nominee, which at the date hereof is CDS & Co.;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“Circular” means the circular accompanying and forming part of the Offer;

“Commissioner of Competition” means the Commissioner under the Competition Act;

“Competition Act” means the Competition Act (Canada);

“Competition Act Approval” means (i) the issuance to Plazacorp of an advance ruling certificate by the Commissioner of Competition under Subsection 102(1) of the Competition Act to the effect that the Commissioner of Competition is satisfied that she or he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act with respect to the transactions contemplated by the Offer; or (ii) both (A) the waiting period, including any extension of such waiting period, under Section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (B) Plazacorp shall have received a letter from the Commissioner of Competition indicating that she or he does not, as of the date of the letter, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by the Offer;

“Competition Tribunal” means the tribunal organized under the Competition Act;

“Compulsory Acquisition” has the meaning given to it in Section 17 of the Circular, “Acquisition of Units Not Deposited — Compulsory Acquisition”;

“Contemplated Transactions” means the making of the Offer, the consummation of the transactions contemplated by the Support Agreement and all actions and negotiations in the contemplation thereof, including the Offer, the take-up of Units under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

“Confidentiality Agreement” means the confidentiality agreement dated March 7, 2013 between KEYreit and Plazacorp;

“Convertible Securities” means any securities of KEYreit that are convertible into or exchangeable or exercisable for Units, including the KEYreit Debentures;

“CRA” means the Canada Revenue Agency;

“Davies” means Davies Ward Phillips & Vineberg LLP, counsel to Plazacorp;

“Debenture Indenture” means, collectively, the trust indenture dated as of September 27, 2007 between KEYreit and the Debenture Trustee providing for the issue of KEYreit Debentures, as supplemented pursuant to the first supplemental indenture dated as of October 2, 2009 between KEYreit and the Debenture Trustee, the second supplemental indenture dated as of September 20, 2011 between KEYreit and the Debenture Trustee and the third supplemental indenture dated as of December 11, 2012 between KEYreit and the Debenture Trustee;

“Debenture Trustee” means CIBC Mellon Trust Company;

“Declaration of Trust” means the amended and restated declaration of trust governing the business and affairs of KEYreit dated July 9, 2012;

“Deferred Income Plans” means, collectively, trusts governed by RRSPs, RRIFs, deferred profit sharing plans, registered education savings plans and registered disability savings plans, as well as TFSAs, each as defined in the Tax Act;

“Definitive Agreements” has the meaning given to it in Section 4 of the Circular, ‘Background to the Offer”;

“Depositary” means Computershare Investor Services Inc.;

“Deposited Units” has the meaning given to it in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”;

“Dissenting Unitholders” has the meaning given to it in Section 17 of the Circular, “Acquisition of Units Not Deposited — Compulsory Acquisition”;

“Distributions” means any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests;

“DTC” means The Depositary Trust Company or its nominee, which at the date hereof is Cede & Co.;

“Effective Time” means the time of appointment or election to the KEYreit Board of Persons designated by Plazacorp who represent a majority of the Trustees:

“Elected Amount” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations — Unitholders Resident in Canada — Disposition of Units Under the Offer — Exchange of Units for Cash and Plazacorp Shares — Tax Deferred Rollover Under the Tax Act”;

“Eligible Holder” means a Unitholder who is (a) a resident of Canada for the purposes of the Tax Act and who is not exempt from tax on income under the Tax Act, or (b) a non-resident of Canada for the purposes of the Tax Act whose Units are “taxable Canadian property” (as defined by the Tax Act) to such Unitholder and who is not exempt from Canadian tax in respect of any gain such Unitholder would realize on a disposition of Units by reason of an exemption contained in the Tax Act or an applicable income tax treaty or convention, or (c) a partnership if one or more members of the partnership are described in (a) or (b);

“Eligible Institution” means a Canadian Schedule I chartered bank or an eligible guarantor institution with membership in an approved Medallion signature guarantee program, including certain trust companies in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Medallion Signature Program (MSP);

“Excess Distributions” has the meaning given to it in Section 9 of the Offer, “Changes in Capitalization and Distributions”;

“Expiry Time” means 8:00 p.m. (Toronto time) on May 16, 2013, or such later time or times and date or dates as may be fixed by Plazacorp from time to time pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”;

“fully-diluted basis” means, with respect to the number of outstanding Units at any time, the number of Units that would be outstanding if all Convertible Securities and awards under the LTIP were converted into, or exchanged or exercised for, Units;

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, tribunal, court, commission, commissioner, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange;

“Huntingdon” means Huntingdon Capital Corp., a corporation incorporated under the Business Corporations Act (British Columbia);

“Huntingdon Offer” means the offer made by Huntingdon on January 31, 2013, as varied and extended on March 7, 2013, as further varied and extended on March 18, 2013 and on April 1, 2013, to acquire all of the outstanding Units that it does not already own;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Independent Committee” means the special committee of independent trustees of the KEYreit Board;

“Ineligible U.S. Unitholder” means a Unitholder for which the investment decision to deposit Units under the Offer is made by a resident of a U.S. state or other U.S. jurisdiction in which Plazacorp is not satisfied, in its sole discretion, that Plazacorp Shares may be delivered in reliance upon available exemptions from the registration requirements of the U.S. Securities Act and the securities laws of the relevant U.S. state or other U.S. jurisdiction, or on a basis otherwise determined to be acceptable to Plazacorp in its sole discretion, and without subjecting Plazacorp to any registration, reporting or similar requirements (without limitation of the foregoing, an Ineligible U.S. Unitholder shall include any Unitholder who is a resident of the United States and who does not qualify as an exempt “institutional investor” within the meaning of the securities laws and regulations of the Unitholder’s U.S. jurisdiction);

“insider” has the meaning given to it in the OSA or MI 62-104, as applicable;

“JBM” means JBM Properties Inc., the asset and property manager of KEYreit;

“JBM Termination Fee” has the meaning given to it in Section 17 of the Circular, “Acquisition of Units Not Deposited — Subsequent Acquisition Transaction”;

“KEYreit” means KEYreit, a trust existing under the laws of Ontario;

“KEYreit Board” or “KEYreit Board of Trustees” means the Board of Trustees of KEYreit;

“KEYreit Debentures” means, collectively, the Series 2009 Debentures, the Series 2011 Debentures and the Series 2012 Debentures;

“KEYreit Subsidiary” means a Subsidiary of KEYreit;

“Laws” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement at law, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, standards, notices and protocols of any Governmental Entity, as amended;

“Letter of Transmittal” means the letter of transmittal in the form accompanying the Offer (printed on YELLOW paper);

“Lock-Up Agreement” means the Lock-Up Agreement dated March 25, 2013, as amended and restated on April 4, 2013, between Plazacorp and Mr. Bitove, as the same may be further amended from time to time;

“LTIP” means KEYreit’s long-term incentive plan for employees dated April 27, 2011;

“Management Agreements” means, collectively:

(a)                                 the second amended and restated asset management services agreement dated September 1, 2007, as amended pursuant to an amending agreement dated as of April 18, 2012 among KEYreit, Scott’s LP and JBM; and

(b)                                 the amended and restated property management agreement dated September 1, 2007, as amended pursuant to an amending agreement dated as of April 18, 2012 between KEYreit, Scott’s LP and JBM;

“Matching Period” has the meaning given to it in Section 5 of the Circular, “Support Agreement — Ability of KEYreit to Accept a Superior Proposal”;

“Material Adverse Effect” means any change, event, occurrence, effect or state of facts that is or could reasonably be expected to be, individually or in the aggregate, material and adverse to the business, operations, results of operations, assets (tangible or intangible), properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of KEYreit and the KEYreit Subsidiaries, taken as a whole or Plazacorp and the Plazacorp Subsidiaries, taken as whole, as applicable; provided that, subject as hereinafter set forth in this definition, no change, event, occurrence, effect or state of facts relating to any of the following shall constitute (or be taken into account in determining the occurrence of) a Material Adverse Effect:

(i)                                     any change affecting the Canadian real estate industry in general;

(ii)                                  general economic conditions in North America;

(iii)                               the state of (including any changes in) credit, banking, currency or capital markets generally in North America;

(iv)                              any changes in currency exchange rates, interest rates or inflation in North America;

(v)                                 any change in the trading price or trading volume of the Units or Plazacorp Shares, as the case may be (it being understood that the causes underlying such changes in trading price or trading volume may be taken into account in determining whether a Material Adverse Effect as occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of KEYreit or Plazacorp, as the case may be, trade;

(vi)                              relating to failure in and of itself to meet any internal or public projections, forecasts, or estimates of revenue or earnings;

(vii)                           any change resulting from the announcement of the Support Agreement or the transactions contemplated therein;

(viii)                        any change arising from compliance with the Support Agreement (other than any obligation to act in the Ordinary Course);

(ix)                              any change or proposed change in Laws or in the interpretation, application or non-application of Laws by any Governmental Entity;

(x)                                 any change in national or international political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military, militant or terrorist attack (or any escalation or worsening thereof) or any natural disaster; or

(xi)                              any change in GAAP;

provided however, that with respect to the immediately preceding clauses (i) through (iv) and (ix) through (x) such matters do not have a disproportionate effect on KEYreit and the KEYreit Subsidiaries taken as a whole, relative to other similar entities of a similar size operating in the Canadian real estate industry;

“Maximum Cash Consideration” means $62,148,545;

“Maximum Share Consideration” means the number of Plazacorp Shares that is equal to the product of (i) 1.7041, multiplied by (ii) the sum of (A) the aggregate number of Units outstanding on a fully-diluted basis and (B) the aggregate number of Units that would be issuable upon the conversion of all the KEYreit Debentures, multiplied by (iii) ½;

“Maximum Take-Up Date Cash Consideration” has the meaning given to it in Section 1 of the Circular, “The Offer — Proration”;

“Maximum Take-Up Date Share Consideration” has the meaning given to it in Section 1 of the Circular, “The Offer — Proration”;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“MI 62-104” means Multilateral Instrument 62-104 — Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Minimum Tender Condition” has the meaning given to it in Section 4 of the Offer, “Conditions of the Offer”;

“Mr. Bitove” means John I. Bitove, Chief Executive Officer of KEYreit;

“Mutual Fund Corporation” has the meaning given to it in the Tax Act;

“Non-Resident Shareholder” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations — Non-Residents of Canada”;

“Non-Resident Unitholder” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations — Non-Residents of Canada”;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offer (printed on PINK paper);

“Offer” means the offer to purchase Units made hereby to the Unitholders pursuant to the terms and subject to the conditions set out herein;

“Offer and Circular” means the Offer and the Circular, including the Summary, the Glossary and all Schedules to the Offer and Circular;

“Offeror’s Notice” has the meaning given to it in Section 17 of the Circular, “Acquisition of Units Not Deposited — Compulsory Acquisition”;

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent in all material respects with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the business of the Person;

“OSA” means the Securities Act (Ontario), as amended from time to time;

“OSC” means the Ontario Securities Commission;

“OSC Rule 62-504” means Ontario Securities Commission Rule 62-504 — Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Outside Date” means the date that is 90 days following the date of mailing of the Offer, unless extended in accordance with the Support Agreement;

“Permitted Distribution” means regular monthly distributions to KEYreit Unitholders made in conformity and consistency in all respects with KEYreit’s monthly distributions policies in effect as at December 31, 2012, including declaration, record and payment dates for determination of Unitholders entitled to such distributions, made in respect of all months ending prior to the month in which the Effective Date occurs, but not to exceed $0.05 per Unit per month;

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

“Plazacorp” means Plazacorp Retail Properties Ltd., a corporation existing under the laws of New Brunswick;

“Plazacorp Financial Advisor” means RBC Capital Markets, financial advisor to Plazacorp;

“Plazacorp Shares” means common shares of Plazacorp;

“Plazacorp Subsidiary” means a Subsidiary of Plazacorp;

“Purchased Units” has the meaning given to it in Section 3 of the Offer, “Manner of Acceptance — Power of Attorney”;

“RBC Credit Facility” has the meaning set out in Section 10 of the Circular — “Source of Funds”;

“Regulations” has the meaning given to it in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“REIT” means real estate investment trust;

“Representative” has the meaning given to it in Section 5 of the Circular, “Support Agreement — Non-Solicitation Covenant”;

“Resident Shareholder” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations — Unitholders Resident in Canada”;

“Resident Unitholder” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations — Unitholders Resident in Canada”;

“Rights Plan” means the amended and restated unitholder rights plan agreement between KEYreit and CIBC Mellon Trust Company, as rights agent, made as of February 8, 2013, as amended and restated February 25, 2013;

“Rights Plan Hearing” has the meaning given to it in Section 4 of the Circular, “Background to the Offer”;

“Rollover Option” means the option of a Unitholder to deposit Units to Plazacorp on a full or partial tax-deferred rollover basis for purposes of the Tax Act pursuant to an election under subsection 85(1) or (2) of the Tax Act (or the corresponding provisions of any applicable provincial tax legislation), as described in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”, which option is available to a Unitholder who (a) is an Eligible Holder, (b) has elected the Share Alternative in the Letter of Transmittal, and (c) has elected the “Rollover Option” in the Letter of Transmittal;

“RRIF” means registered retirement income fund, as defined in the Tax Act;

“RRSP” means registered retirement savings plan, as defined in the Tax Act;

“RSU” has the meaning given to it in Section 11 of the Circular; “Certain Information Concerning the Securities of Plazacorp — Authorized and Outstanding Share Capital”;

“SAT Purchase” has the meaning given to it in Section 17 of the Circular, “Acquisition of Units Not Deposited — Subsequent Acquisition Transaction”;

“SAT Redemption” has the meaning given to it in Section 17 of the Circular, “Acquisition of Units Not Deposited — Subsequent Acquisition Transaction”;

“Scott’s LP” means Scott’s Real Estate Limited Partnership, a wholly-owned Subsidiary of KEYreit;

“SEC” means the U.S. Securities and Exchange Commission;

“SEDAR” means the Canadian Securities Administrators’ website at www.sedar.com;

“Series 2009 Debentures” means the Series 2009 7.75% convertible unsecured subordinated debentures of KEYreit due December 31, 2014;

“Series 2011 Debentures” means the Series 2011 8.00% convertible unsecured subordinated debentures of KEYreit due December 31, 2016;

“Series 2012 Debentures” means the Series 2012 7.00% convertible unsecured subordinated debentures of KEYreit due December 31, 2017;

“Share Alternative” means 1.7041 common shares of Plazacorp per Unit;

“Share Electing Unitholder” has the meaning given to it in Section 1 of the Offer, “The Offer — Proration”;

“Soliciting Dealer” has the meaning given to it in Section 26 of the Circular, “Financial Advisor and Soliciting Dealer Group”;

“Soliciting Dealer Group” has the meaning given to it in Section 26 of the Circular, “Financial Advisor and Soliciting Dealer Group”;

“Special Resolutions” has the meaning given to it in Section 17 of the Circular, “Acquisition of Units Not Deposited — Resolutions”;

“Special Voting Unit” means a special voting unit of KEYreit;

“Subsequent Acquisition Transaction” has the meaning given to it in Section 17 of the Circular, “Acquisition of Units Not Deposited — Subsequent Acquisition Transaction”;

“Subsidiary” means, with respect to a Person, any body corporate of which more than 50% of the outstanding shares or units ordinarily entitled to elect a majority of the board of directors or trustees thereof (whether or not units or shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned or over which voting control or direction is exercised, directly or indirectly, by such Person and shall include any body corporate, partnership, trust, joint venture or other entity over which such Person exercises direction or control or which is in a like relation to a Subsidiary;

“Successor” has the meaning given to in Section 3 of the Circular, “Certain Information Concerning Securities of KEYreit — Convertible Debentures”;

“Successor Provision” has the meaning given to in Section 3 of the Circular, “Certain Information Concerning Securities of KEYreit — Convertible Debentures”;

“Superior Proposal” has the meaning given to it in Section 5 of the Circular, “Support Agreement — Ability of KEYreit to Accept a Superior Proposal”;

“Supplemental Management Agreement” means the supplemental agreement to the Management Agreements dated January 26, 2012 executed by KEYreit and Scott’s LP in favour of JBM pertaining to reimbursement of certain severance and termination costs and expenses incurred by JBM in the circumstances outlined therein;

“Support Agreement” means the support agreement dated March 25, 2013, as amended and restated on April 4, 2013, between Plazacorp, KEYreit and Scott’s Trustee Corp., as the same may be further amended from time to time;

“take up”, in reference to Units, means to accept such Units for payment by giving written notice of such acceptance to the Depositary and “take-up”, “taking up” and “taken up” have corresponding meanings;

“Take-Up Date” means any date on which Plazacorp takes up Units pursuant to the Offer;

“Tax Act” means the Income Tax Act (Canada);

“Tax Proposals” has the meaning given to it in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“taxable capital gain” has the meaning ascribed thereto in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations — Unitholders Resident in Canada — Taxation of Capital Gains and Capital Losses”;

“Termination Agreement” has the meaning given to it in Section 17 of the Circular, “Acquisition of Units Not Deposited - Subsequent Acquisition Transaction”;

“Termination Fee” has the meaning given to it in Section 5 of the Circular, “Support Agreement — Termination Fee”;

“TFSA” means a tax free savings account, as defined in the Tax Act;

“Trustees” means the trustees of KEYreit;

“Trustees’ Circular” means the Trustees’ Circular of the KEYreit Board dated the date hereof recommending that Unitholders accept the Offer;

“TSX” means the Toronto Stock Exchange;

“TSX-V” means the TSX Venture Exchange;

“TSX-V Approval” means the approval of the TSX-V to the listing of the Plazacorp Shares that are to be issued pursuant to the Offer;

“Unitholders” means, collectively, the holders of Units;

“Units” means the issued and outstanding units of KEYreit including units of KEYreit issued on the conversion, exchange or exercise of Convertible Securities and awards under the LTIP, and “Unit” means any one unit of KEYreit;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended form time to time;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended from time to time; and

“U.S. Treaty” has the meaning given to it in Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations — Non-Residents of Canada — Disposition of Units Pursuant to the Offer or a Compulsory Acquisition”.

THE OFFER

The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer. Unless the context otherwise requires, terms used but not defined in the Offer have the respective meanings given to them in the accompanying Glossary.

April 10, 2013

TO:  THE HOLDERS OF UNITS OF KEYREIT

1.                                      The Offer

Plazacorp hereby offers to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Units, including all Units that may become issued and outstanding after the date of the Offer but before the Expiry Time upon the conversion, exchange or exercise of KEYreit Debentures or other Convertible Securities, for consideration of, at the election of the Unitholder:

a)             $8.35 in cash per Unit (the “Cash Alternative”); or

b)             1.7041 Plazacorp Shares per Unit (the “Share Alternative”); or

c)              any combination of the Cash Alternative and the Share Alternative,

subject, in each case, to proration based upon the Maximum Cash Consideration and the Maximum Share Consideration.

Unitholders who fail to elect in the Letter of Transmittal either the Cash Alternative, the Share Alternative or a combination thereof will be deemed to have elected to receive $4.175 in cash and 0.85205 Plazacorp Shares per Unit tendered.

The Offer is being made only for Units and is not made for any KEYreit Debentures or other Convertible Securities. Any holder of KEYreit Debentures or other Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of the security and applicable Laws, convert, exchange or exercise the KEYreit Debentures or other Convertible Securities in order to deposit the resulting Units in accordance with the terms of the Offer. Any such conversion, exchange or exercise must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such KEYreit Debentures or other Convertible Securities will be able to deposit the Units received on such conversion, exchange or exercise at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.

The Offer represents a premium of approximately 35% over the closing price of $6.18 per Unit on the TSX on January 28, 2013, the last trading day before Huntingdon announced its intention to make an unsolicited partial offer for Units.  The Improved Offer is also a significantly more attractive offer than Huntingdon’s unsolicited amended offer of $8.00 per Unit.

The obligation of Plazacorp to take up and pay for Units pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer, “Conditions of the Offer”.

Proration

The Maximum Cash Consideration and the Maximum Share Consideration will be prorated on each Take-Up Date as necessary to ensure that the total aggregate consideration payable under the Offer and in any Subsequent Acquisition Transaction does not exceed the Maximum Cash Consideration and the Maximum Share Consideration. Accordingly:

1.              the aggregate amount of cash that Plazacorp will pay as consideration for Units pursuant to the Offer and any Subsequent Acquisition Transaction on any Take-Up Date shall not exceed the Maximum Cash Consideration multiplied by a fraction, the numerator of which is the number of Units to be taken up on such Take-Up Date and the denominator of which is the total number of outstanding Units not held by Plazacorp on the date of the Offer (the “Maximum Take-Up Date Cash Consideration”); and

2.              the aggregate number of Plazacorp Shares that Plazacorp will issue as consideration for Units pursuant to the Offer and any Subsequent Acquisition Transaction on any Take-Up Date shall not exceed the Maximum Share Consideration multiplied by a fraction, the numerator of which is the number of Units to be taken up on such Take-Up Date and the denominator of which is the total number of outstanding Units not held by Plazacorp on the date of the Offer (the “Maximum Take-Up Date Share Consideration”).

The actual consideration to be received by Unitholder electing (or deemed to be electing) the Cash Alternative (a “Cash Electing Unitholder”) and a Unitholder electing (or deemed to be electing) the Share Alternative (a “Share Electing Unitholder”) is subject to the following:

1.              if, on any Take-Up Date, the aggregate cash consideration that would otherwise be payable by Plazacorp to Cash Electing Unitholders in respect of their Units to be taken up on such Take-Up Date exceeds the Maximum Take-Up Date Cash Consideration, then the Maximum Take-Up Date Cash Consideration will be prorated among the Cash Electing Unitholders such that each Cash Electing Unitholder will receive an amount equal to the amount of the cash sought by such Cash Electing Unitholder multiplied by a fraction, the numerator of which is the Maximum Take-Up Date Cash Consideration and the denominator of which is the aggregate amount of the cash consideration sought by all Cash Electing Unitholders on such Take-Up Date, and each such Cash Electing Unitholder will receive the balance of the consideration to which they are entitled in the form of a number of Plazacorp Shares calculated by dividing such balance by $4.90, rounded down to the nearest whole number (with cash paid in lieu of any fractional Plazacorp Shares); and

2.              if, on any Take-Up Date, the number of Plazacorp Shares that would otherwise be issuable to Share Electing Unitholders in respect of their Units to be taken up on such Take-Up Date exceeds the Maximum Take-Up Date Share Consideration, then the Maximum Take-Up Date Share Consideration will be prorated among the Share Electing Unitholders such that each Share Electing Unitholder will receive a number of Plazacorp Shares equal to the number of Plazacorp Shares sought by such Share Electing Unitholder multiplied by a fraction (rounded to four decimal places), the numerator of which is the Maximum Take-Up Date Share Consideration and the denominator of which is the aggregate number of Plazacorp Shares sought by all Share Electing Unitholders in respect of their Units to be taken up on such Take-Up Date, rounded down to the nearest whole number (with cash paid in lieu of any fractional Plazacorp Shares) and each such Share Electing Unitholder will receive the balance of the consideration to which they are entitled in cash, calculated by multiplying the number of Plazacorp Shares to which they were otherwise entitled but did not receive by $4.90 (rounded down to the nearest $0.01).

For the purposes of the calculations, if any Unitholder elects more than one consideration alternative, such Unitholder will be considered as a separate Unitholder with respect to each consideration alternative elected. Any cash paid in lieu of any fractional share of Plazacorp hereunder shall be in addition to and shall not reduce the Maximum Cash Consideration.

Ineligible U.S. Unitholders

No Plazacorp Shares will be delivered in the United States or to or for the account or for the benefit of a person in the United States, unless Plazacorp is satisfied that such Plazacorp Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the U.S. Securities Act and the securities laws of the relevant U.S. state or other local jurisdiction, or on a basis otherwise determined to be acceptable to Plazacorp in its sole discretion, and without subjecting Plazacorp to any registration, reporting or similar requirements. Without limiting the foregoing, except as may be otherwise determined by Plazacorp in its sole discretion, Plazacorp Shares will not be delivered to or for the account or for the benefit of Ineligible U.S. Unitholders.

Ineligible U.S. Unitholders that would otherwise receive Plazacorp Shares in exchange for their Units may, at the sole discretion of Plazacorp, have such Plazacorp Shares issued on their behalf to a selling agent, which shall, as agent for such Unitholders (and without liability except for gross negligence or wilful misconduct), as expeditiously as is commercially reasonable thereafter, sell such Plazacorp Shares on their behalf through the facilities of the TSX-V and have the net proceeds of such sale, less any applicable brokerage commissions, other expenses and withholding taxes, delivered to such Unitholders. Each Unitholder for whom Plazacorp Shares are sold by the selling agent will receive an amount equal to such Unitholder’s pro rata interest in the net proceeds of sales of all Plazacorp Shares so sold by the selling agent. In effecting the sale of any Plazacorp Shares, the selling agent will, except as provided above, exercise its sole judgment as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price for such Plazacorp Shares. Neither Plazacorp, nor the Depositary, nor the selling agent will be liable for any loss arising out of any sale of such Plazacorp Shares relating to the manner or timing of such sales, the date or dates of such sales or the prices at which Plazacorp Shares are sold, or otherwise (except for gross negligence or wilful misconduct). The sale price of the Plazacorp Shares sold on behalf of such persons will fluctuate with the market price of the Plazacorp Shares, and no assurance can be given that any particular price will be received upon such sale.

All Ineligible U.S. Unitholders must notify their broker, financial advisor, financial institution or other nominee through which their Units are held of their status as an Ineligible U.S. Unitholder. Failure by an Ineligible U.S. Unitholder to inform such Unitholder’s broker, financial advisor, financial institution or other nominee through which such Unitholder’s Units are held of such Unitholder’s status as an Ineligible U.S. Unitholder prior to the Expiry Time will be deemed to be a certification that such Unitholder is not a resident of a U.S. state who is not an exempt “institutional investor” within the meaning of the securities laws and regulations of the subject state of which such Unitholder is a resident. Any Unitholder in the United States that deposits Units using a Letter of Transmittal that does not indicate whether such Unitholder is an Ineligible U.S. Unitholder will be deemed to have certified that such Unitholder is not an Ineligible U.S. Unitholder.

Board Recommendation

The KEYreit Board, upon consultation with its financial and legal advisors and on receipt of a recommendation from its Independent Committee, has unanimously determined that the Offer is fair to the Unitholders and is in the best interests of KEYreit and the Unitholders and, accordingly, the KEYreit Board unanimously recommends that Unitholders accept the Offer and deposit their Units under the Offer.  For further information, see the accompanying Circular, including Section 5 of the Circular, “Support Agreement”, and the Trustees’ Circular.

BMO Capital Markets, the financial advisor to the Independent Committee and the KEYreit Board, delivered an opinion to the Independent Committee and the KEYreit Board dated April 3, 2013, to the effect that, as of the date of that opinion and based upon and subject to the considerations, assumptions and limitations described in such opinion, the consideration to be received by Unitholders pursuant to the Offer was fair, from a financial point of view, to Unitholders other than Plazacorp, Mr. Bitove, Huntingdon, and their respective affiliates. For further information, see the Trustees’ Circular issued by the KEYreit Board accompanying the Offer.

All amounts payable under the Offer will be paid in Canadian dollars.

Rollover Election

Unitholders who are Eligible Holders that dispose of the Units under the Offer, a Compulsory Acquisition or an SAT Purchase, and who elect the Share Alternative, and who further elect the Rollover Option in the Letter of Transmittal, may, depending on the circumstances, make the necessary joint tax election with Plazacorp to obtain a full or partial tax-deferred rollover for Canadian federal income tax purposes. A Unitholder who disposes of Units under an SAT Redemption will not have the Rollover Option available in respect of those Units. See Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

Right of Dissent

Unitholders who do not deposit their Units under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer.

Unitholders should contact the Depositary, a Soliciting Dealer (if any) or a broker or dealer for assistance in accepting the Offer and in depositing Units with the Depositary.

Unitholders whose Units are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact such nominee for assistance in depositing their Units.

2.                                      Time for Acceptance

The Offer is open for acceptance from the date of the Offer until 8:00 p.m. (Toronto time) on May 16, 2013, or such later time or times and date or dates as may be fixed by Plazacorp from time to time pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by Plazacorp.

3.                                      Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by delivering to the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal (printed on YELLOW paper) accompanying the Offer, so as to be received at or prior to the Expiry Time:

(a)                                 certificate(s) representing the Units in respect of which the Offer is being accepted;

(b)                                 a Letter of Transmittal in the form accompanying the Offer, or a manually executed facsimile thereof, properly completed and executed in accordance with the instructions set out in the Letter of Transmittal (including signature guarantee if required); and

(c)                                  all other documents required by the terms of the Offer and the Letter of Transmittal.

Unitholders will not be required to pay any fee or commission if they accept the Offer by depositing their Units directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any, to accept the Offer (other than brokerage commissions and other expenses in connection with the sale of Plazacorp Shares on behalf of Ineligible U.S. Unitholders through the facilities of the TSX-V).

In certain cases, the signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.  See “— Letter of Transmittal Signature Guarantees” below and the instructions set out in the Letter of Transmittal in order to determine if the signatures on your Letter of Transmittal must be guaranteed by an Eligible Institution.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Alternatively, Units may be deposited under the Offer in compliance with the procedures for guaranteed delivery set out below under the heading “— Procedure for Guaranteed Delivery” or in compliance with the procedures for book-entry transfers set out below under the heading “— Acceptance by Book-Entry Transfer”.

Letter of Transmittal Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if:

(a)                                 the Letter of Transmittal is signed by the registered owner of the Units exactly as the name of the registered holder appears on the Unit certificate deposited therewith, and the cash payable under the Offer is to be delivered directly to such registered holder; or

(b)                                 Units are deposited for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.  If a certificate representing Units is registered in the name of a person other than the signatory of a Letter of Transmittal or if the cash payable is to be delivered to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate share transfer power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Procedure for Guaranteed Delivery

If a Unitholder wishes to deposit Units under the Offer and either (a) the certificate(s) representing the Units is (are) not immediately available or (b) the certificate(s) and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, those Units may nevertheless be deposited validly under the Offer provided that all of the following conditions are met:

(i)               the deposit is made by or through an Eligible Institution;

(ii)            a Notice of Guaranteed Delivery (printed on PINK paper) in the form accompanying the Offer, or a manually executed facsimile thereof, properly completed and executed, including the guarantee of delivery by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time; and

(iii)         the certificate(s) representing all Units covered by the Letter of Transmittal or book-entry transfer (collectively, the “Deposited Units”), together with a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and executed, with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal, and all other documents required thereby, are received by the Depositary at its office specified in the Letter of Transmittal at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

The Notice of Guaranteed Delivery must be delivered by hand or courier or transmitted by facsimile or mailed to the Depositary at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) representing Units and all other required documents to an address or transmission by facsimile to facsimile number other than those specified in the Notice of Guaranteed Delivery does not constitute delivery for purposes of satisfying a guaranteed delivery.

Acceptance by Book-Entry Transfer

Unitholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Unitholder’s Units into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Units to the Depositary by means of a book-entry transfer will constitute a valid deposit of such Units under the Offer.

Unitholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid deposit under and in accordance with the terms of the Offer.

Unitholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message (as described below) in respect thereof or a properly completed and executed Letter of Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Unitholder’s Units into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Units may be effected through book-entry transfer at DTC, either an Agent’s Message in respect thereof, or a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary, at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary. Such documents or Agent’s Message should be sent to the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing Units which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that Plazacorp may enforce such agreement against such participant.

General

The Offer will be deemed to be accepted by a Unitholder only if the Depositary has actually received the requisite documents at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time.  In all cases, payment for Units deposited and taken up by Plazacorp will be made only after timely receipt by the Depositary of (a) certificate(s) representing Units (or, in the case of a book-entry transfer to the Depositary, a Book-Entry Confirmation for Units, as applicable), (b) a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed, covering such Units, with the signature(s) guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal (or, in the case of Units deposited using the procedures for book-entry transfer established by DTC, an Agent’s Message), and (c) all other required documents.

The method of delivery of certificate(s) representing Units (or a Book-Entry Confirmation, as applicable), the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing such documents. Plazacorp recommends that such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary at or prior to the Expiry Time. Delivery will only be effective upon actual physical receipt by the Depositary.

Investment advisors, stockbrokers, banks, trust companies or other nominees may set deadlines for the deposit of Units that are earlier than those specified above.  Unitholders whose Units are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact such nominee for assistance in depositing their Units if they wish to accept the Offer.

All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of any Units deposited under the Offer will be determined by Plazacorp in its sole discretion. Depositing Unitholders agree that such determination will be final and binding. Plazacorp reserves the absolute right to reject any and all deposits that it determines not to be in proper form or that may be unlawful to accept under the laws of any jurisdiction. Plazacorp reserves the absolute right to waive any defects or irregularities in the deposit of any Units. There shall be no duty or obligation of Plazacorp, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred or suffered by any of them for failure to give any such notice. Plazacorp’s interpretation of the terms and conditions of the Offer, the

Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery and any other related documents will be final and binding.

Plazacorp reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.

Under no circumstance will interest accrue or any amount be paid by Plazacorp or the Depositary by reason of any delay in making payments for Units to any person on account of Units accepted for payment under the Offer.

Power of Attorney

The execution of a Letter of Transmittal (or, in the case of Units deposited by book-entry transfer by the making of a book-entry transfer) irrevocably constitutes and appoints, effective at and after the Effective Time that Plazacorp takes up the Deposited Units, each director and officer of Plazacorp, and any other person designated by Plazacorp in writing, as the true and lawful agent, attorney, attorney-in-fact and proxy of the holder of the Deposited Units (which Deposited Units upon being taken up are, together with any Excess Distributions thereon, hereinafter referred to as the “Purchased Securities”) with respect to such Purchased Securities, with full power of substitution (such powers of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such Unitholder:

(a)                                 to register or record the transfer and/or cancellation of such Purchased Securities to the extent consisting of securities on the appropriate securities registers maintained by or on behalf of KEYreit;

(b)                                 for so long as any such Purchased Securities are registered or recorded in the name of such Unitholder, to exercise any and all rights of such Unitholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Laws), as and when requested by Plazacorp, any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to Plazacorp in respect of any or all Purchased Securities, to revoke any such instruments, authorizations or consents given prior to or after the Effective Time, and to designate in any such instruments, authorizations or consents any person or persons as the proxyholder of such Unitholder in respect of such Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of KEYreit;

(c)                                  to execute, endorse and negotiate, for and in the name of and on behalf of such Unitholder, any and all cheques or other instruments representing any Excess Distributions payable to or to the order of, or endorsed in favour of, such Unitholder and/or designate in any instruments of proxy any person(s) as the proxy or the proxy nominee(s) of such Unitholder in respect of such Distributions for all purposes; and

(d)                                 to exercise any other rights of a Unitholder with respect to such Purchased Securities, all as set out in the Letter of Transmittal.

A Unitholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Unitholder at any time with respect to the Deposited Units or any Excess Distributions.  Such depositing Unitholder agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Units or any Excess Distributions by or on behalf of the depositing Unitholder unless the Deposited Units are not taken up and paid for under the Offer or are withdrawn in accordance with Section 7 of the Offer, “Withdrawal of Deposited Units”.

A Unitholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of KEYreit and, except as may otherwise be agreed with Plazacorp in writing, not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to Plazacorp any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and agrees to designate or appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by Plazacorp as the proxy or the proxy nominee or nominees of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

A Unitholder accepting the Offer covenants under the terms of the Letter of Transmittal (including by book-entry transfer) to execute, upon request of Plazacorp, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to Plazacorp. Each authority therein conferred or agreed to be conferred is, to the extent permitted by applicable Laws, irrevocable and may be exercised during any subsequent legal incapacity of such Unitholder and shall, to the extent permitted by applicable Laws, survive the death or incapacity, bankruptcy or insolvency of the Unitholder and all obligations of the Unitholder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Unitholder.

Formation of Agreement; Unitholder’s Representations and Warranties

The acceptance of the Offer pursuant to the procedures set out above constitutes a binding agreement between a depositing Unitholder and Plazacorp, effective immediately following the time at which Plazacorp takes up Units deposited by such Unitholder, in accordance with the terms and conditions of the Offer and the Letter of Transmittal.  This agreement includes a representation and warranty by the depositing Unitholder that (a) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has full power and authority to deposit, sell, assign and transfer the Deposited Units and all rights and benefits arising from such Deposited Units including, without limitation, any Excess Distributions, (b) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Units and any Excess Distributions deposited under the Offer, (c) the Deposited Units and Excess Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Units or Excess Distributions, to any other person, (d) the deposit of the Deposited Units and Distributions complies with applicable Laws, and (e) when the Deposited Units and Excess Distributions are taken up and paid for by Plazacorp, Plazacorp will acquire good title thereto (and to any Distributions), free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.                                      Conditions of the Offer

Subject to the provisions of the Support Agreement and applicable Laws, Plazacorp will have the right to withdraw or terminate the Offer (or extend the Offer or postpone taking up and paying for any Units deposited under the Offer), and will not be required to take up and pay for any Units deposited under the Offer unless all of the following conditions are satisfied or waived by Plazacorp on or prior to the Expiry Time:

(a)                                 there will be validly deposited under the Offer and not withdrawn at the Expiry Time such number of Units which represents (i) together with the Units held directly or indirectly by Plazacorp and any of its affiliates, at least 66 2/3% of the outstanding Units and (ii) at least a majority of the outstanding Units the votes of which would be included in any minority approval of a Subsequent Acquisition Transaction pursuant to MI 61-101 (the “Minimum Tender Condition”);

(b)                                 the Support Agreement shall not have been terminated in accordance with its terms;

(c)                                  Plazacorp shall have determined, acting reasonably, that:

(i)             no act, action, suit or proceeding in each case that is not frivolous shall have been threatened in writing or taken before or by any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law; and

(ii)          no Law shall have been proposed, enacted, promulgated or applied, in either case:

(A)                               to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Plazacorp of the Units, the right of Plazacorp to own or exercise full rights of ownership of the Units or the consummation of a Subsequent Acquisition Transaction;

(B)                               which, if the Offer or any Subsequent Acquisition Transaction were consummated, would have a Material Adverse Effect with respect to KEYreit; or

(C)                               which would materially and adversely affect the ability of Plazacorp to proceed with the Offer or any Subsequent Acquisition Transaction and/or taking up and paying for any Units deposited under the Offer;

(d)                                 there shall not exist any prohibition at Law against Plazacorp making or maintaining the Offer or taking up and paying for any Units deposited under the Offer or completing any Subsequent Acquisition Transaction;

(e)                                  all government and regulatory approvals (including, for greater certainty, the TSX-V Approval), waiting or suspensory periods, waivers, permits, consents, reviews, investigations, orders, rulings, decisions, statements of no objection and exemptions, which Plazacorp shall have determined, acting reasonably, are necessary or desirable to complete the Offer or any Subsequent Acquisition Transaction, shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each shall have been obtained on terms and conditions satisfactory to Plazacorp acting reasonably;

(f)                                   without limiting the scope of the condition in paragraph (e) above, the Competition Act Approval shall have been received;

(g)                                  there shall not exist or have occurred (or, if there does exist or shall have occurred prior to the commencement of the Offer, there shall not have been disclosed generally or to Plazacorp in writing prior to the commencement of the Offer) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, properties, financial condition, or liabilities of the KEYreit or any of its Subsidiaries that, when considered either individually or in the aggregate, constitutes a Material Adverse Effect with respect to KEYreit;

(h)                                 KEYreit shall have complied in all material respects with its covenants and obligations under the Support Agreement to be complied with at or prior to the Expiry Time and all representations and warranties made by KEYreit in the Support Agreement shall be true and correct at and as of the Expiry Time except that any such representation and warranty that by its terms speaks specifically as of the date of the Support Agreement or another date shall be true and correct as of such date, except where such inaccuracies in the representations and warranties (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representations and warranties), individually or in the aggregate, would not be a Material Adverse Effect in respect of KEYreit or, if the Offer or any

Subsequent Acquisition Transaction were consummated, would not be a Material Adverse Effect in respect of KEYreit; and

(i)                                     Plazacorp shall not have after the date of the Support Agreement become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) in any document filed by or on behalf of KEYreit with any securities regulatory authority in Canada or elsewhere which constitutes a Material Adverse Effect with respect to KEYreit.

It is also a condition to the Offer that Plazacorp be satisfied that the Rights Plan will not adversely affect the Offer or Plazacorp; Plazacorp had been advised by KEYreit that in accordance with the order of the OSC dated March 14, 2013, the Rights Plan was permanently cease traded two business days following public announcement of the Offer. Accordingly, the condition to the Offer relating to the Rights Plan has been satisfied.

The foregoing conditions are for the exclusive benefit of Plazacorp and may be asserted by Plazacorp regardless of the circumstances giving rise to any such assertion, including any action or inaction by Plazacorp. Subject to the provisions of the Support Agreement, Plazacorp in its sole discretion may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which Plazacorp may have.  The failure by Plazacorp at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

Any waiver of a condition or the termination or withdrawal of the Offer will be effective upon written notice (or other communication confirmed in writing, provided that such confirmation is not a condition of the effectiveness of the notice) by Plazacorp to that effect to the Depositary at its principal office in Toronto, Ontario. Forthwith after giving any such notice, Plazacorp will make a public announcement of such waiver or withdrawal and will cause the Depositary, if required by applicable Laws, as soon as practicable thereafter to communicate such notice to all Unitholders in the manner set forth in Section 10 of the Offer, “Notices and Delivery”. If the Offer is withdrawn, Plazacorp will not be obligated to take up or pay for any Units deposited under the Offer and the Depositary will promptly return all certificates representing Deposited Units, Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited.

5.                                      Extension, Variation or Change in the Offer

The Offer is open for acceptance from the date of the Offer until, but not after, the Expiry Time, subject to extension or variation in Plazacorp’s sole discretion, unless the Offer is withdrawn by Plazacorp.

Subject to the limitations hereafter described, Plazacorp reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Laws), to extend the Expiry Time or to vary the Offer by giving written notice (or other communication subsequently confirmed in writing, provided that such confirmation is not a condition of the effectiveness of the notice) of such extension or variation to the Depositary at its principal office in Toronto, Ontario, and by causing the Depositary, if required by applicable Laws, as soon as practicable thereafter to communicate such notice in the manner set out in Section 10 of the Offer, “Notices and Delivery”, to all registered Unitholders whose Units have not been taken up prior to the extension or variation and to all holders of Convertible Securities. Plazacorp shall, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation to the extent and in the manner required by applicable Laws and provide a copy of the notice thereof to the TSX. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto, Ontario.

Plazacorp may extend the Expiry Time for any reason including (i) in order to contest or appeal any injunction or order made by a Governmental Entity against the take-up and/or payment for the Units tendered to the Offer or to seek any regulatory waiver, consent or approval which is necessary to permit Plazacorp to take up and pay for the Units tendered to the Offer, or (ii) in order to permit other Unitholders to tender their Units to the Offer. Plazacorp is not entitled to terminate or withdraw the Offer prior to any scheduled Expiry Time without the prior written consent of KEYreit, except if the Support Agreement is terminated in accordance with its terms.

Where the terms of the Offer are varied the Offer will not expire before ten days after the notice of such variation has been given to the Unitholders, unless otherwise permitted by applicable Laws and subject to abridgement or elimination of that period pursuant to such orders or other forms of relief as may be granted by Governmental Entities.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular (or any notice of change) or a notice of variation that would reasonably be expected to affect the decision of a Unitholder to accept or reject the Offer (other than a change that is not within the control of Plazacorp or of an affiliate of Plazacorp unless it is a change in a material fact relating to the Plazacorp Shares), Plazacorp will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, and will cause the Depositary, if required by applicable Laws, as soon as practicable thereafter, to provide notice of such change in the manner set out in Section 10 of the Offer, “Notices and Delivery”, to all Unitholders whose Units have not been taken up under the Offer at the date of the occurrence of the change and to all holders of Convertible Securities. As soon as practicable after giving notice of the change in information to the Depositary, Plazacorp will make a public announcement of the change in information to the extent and in the manner required by applicable Laws and provide a copy of the notice thereof to the TSX and the applicable securities regulatory authorities. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

Notwithstanding the foregoing, but subject to applicable Laws, the Offer may not be extended by Plazacorp if all of the terms and conditions of the Offer have been complied with or waived, unless Plazacorp first takes up all Units that have been deposited under the Offer and not withdrawn.

During any extension or in the event of any variation of the Offer or change in information, all Units previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by Plazacorp in accordance with the terms hereof, subject to Section 7 of the Offer, “Withdrawal of Deposited Units”. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by Plazacorp of its rights under Section 4 of the Offer, “Conditions of the Offer”.

If, prior to the Expiry Time, the consideration being offered for Units under the Offer is increased, the increased consideration will be paid to all depositing Unitholders whose Units are taken up under the Offer, whether or not such Units were taken up before the increase.

6.                                     Take-Up of and Payment for Deposited Units

If all of the conditions described in Section 4 of the Offer, “Conditions of the Offer”, have been satisfied or waived by Plazacorp at or prior to the Expiry Time, Plazacorp has agreed in the Support Agreement that it will take up and pay for Units validly deposited under the Offer and not properly withdrawn not later than three business days following the time at which it becomes entitles to take up such Units under the Offer pursuant to applicable Laws.

Plazacorp will be deemed to have taken up and accepted for payment Units validly deposited and not withdrawn under the Offer if, as and when Plazacorp gives written notice, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario to that effect. Subject to applicable Laws, Plazacorp expressly reserves the right, in its sole discretion to, on, or after the initial Expiry Time, withdraw the Offer and not take up or pay for any Units if any condition specified in Section 4 of the Offer, “Conditions of the Offer”, is not satisfied or waived, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario.  Plazacorp will not, however, take up and pay for any Units deposited under the Offer unless on the same day it takes up and pays for all Units then validly deposited under the Offer and not withdrawn.  Plazacorp also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Units in order to comply, in whole or in part, with any applicable Law.

Plazacorp will pay for Units validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Unitholders. Under no circumstances will interest accrue or be paid by Plazacorp or the Depositary to persons depositing Units on the purchase price of Units purchased by Plazacorp, regardless of any delay in making payments for Units.

The Depositary will act as the agent of persons who have deposited Units in acceptance of the Offer for the purposes of receiving payment from Plazacorp and transmitting such payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Units under the Offer.

All payments under the Offer will be made in Canadian dollars.

Settlement with each Unitholder who has deposited (and not withdrawn) Units under the Offer will be made by the Depositary forwarding a share certificate representing Plazacorp Shares to which the Unitholder is entitled under the Offer and/or issuing or causing to be issued a cheque (except for payments in excess of $25 million, which will be made by wire transfer, as set out in the Letter of Transmittal) payable in Canadian funds in the amount to which the person depositing Units is entitled and, if applicable, by crediting the Plazacorp Shares to the account at CDS or DTC, as applicable, from which such book-entry transfer was made. Unless otherwise directed by the Letter of Transmittal, the cheque, and, if applicable, the share certificate(s) representing Plazacorp Shares (or, in the case of Units deposited by book-entry transfer, the credit of Plazacorp Shares) will be issued in the name of the registered holder of Units so deposited. Unless the person depositing Units instructs the Depositary to hold the cheque and, if applicable, the share certificate(s) representing Plazacorp Shares for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque and, if applicable, the share certificate(s) representing Plazacorp Shares (except in the case of Units deposited by book-entry transfer) will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the cheque and, if applicable, the share certificate(s) representing Plazacorp Shares will be sent to the address of the registered holder as shown on the securities register maintained by or on behalf of KEYreit. Cheques and share certificates mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Laws, Plazacorp may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Unitholder.

Unitholders will not be required to pay any fee or commission if they accept the Offer by depositing their Units directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any, to accept the Offer (other than brokerage commissions and other expenses in connection with the sale of Plazacorp Shares on behalf of Ineligible U.S. Unitholders through the facilities of the TSX-V).

7.                                      Withdrawal of Deposited Units

Except as otherwise stated in this Section 7 or as otherwise required by applicable Laws, all deposits of Units under the Offer are irrevocable. Unless otherwise required or permitted by applicable Laws, any Units deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Unitholder:

(a)                                 at any time before Units have been taken up by Plazacorp under the Offer;

(b)                                 if Units have not been paid for by Plazacorp within three business days after having been taken up; or

(c)                                  at any time before the expiration of ten days from the date upon which either:

(i)             a notice of change relating to a change which has occurred in the information contained in the Offer, the Circular, a notice of change or a notice of variation, that would reasonably be expected to affect the decision of a Unitholder to accept or reject the Offer (other than a change that is not within the control of Plazacorp or of an affiliate of Plazacorp unless it is a change in a material fact relating to the Plazacorp Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)          a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for Units where the Expiry Time is not extended for more than ten days), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or Governmental Entities) and only if such deposited Units have not been taken up by Plazacorp at the date of the notice.

Withdrawals of Units deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Unitholder and must be actually received by the Depositary at the place of deposit of the applicable Units (or Notice of Guaranteed Delivery in respect thereof) within the time limits indicated above. Notices of withdrawal: (a) must be made by a method that provides the Depositary with a written or printed copy; (b) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) Units which are to be withdrawn; and (c) must specify such person’s name, the number of Units to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing Units to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Units deposited for the account of an Eligible Institution.

If Units have been deposited pursuant to the procedures for book-entry transfer, as set out in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Units and otherwise comply with the procedures of CDS or DTC, as applicable.

A withdrawal of Units deposited under the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal.

Investment advisors, stockbrokers, banks, trust companies or other nominees may set deadlines for the withdrawal of Units deposited under the Offer that are earlier than those specified above.  Unitholders whose Units are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance.

All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by Plazacorp in its sole discretion and such determination will be final and binding.  There is no duty or obligation of the Depositary, Plazacorp or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred or suffered by any of them for failure to give such notice.

If Plazacorp extends the period of time during which the Offer is open, is delayed in taking up or paying for Units or is unable to take up or pay for Units for any reason, then, without prejudice to Plazacorp’s other rights, Units deposited under the Offer may, subject to applicable Laws, be retained by the Depositary on behalf of Plazacorp and such Units may not be withdrawn except to the extent that depositing Unitholders are entitled to withdrawal rights as set out in this Section 7 or pursuant to applicable Laws.

Withdrawals cannot be rescinded and any Units withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time prior to the Expiry Time by following any of the procedures described in Section 3 of the Offer, “Manner of Acceptance”.

In addition to the foregoing rights of withdrawal, Unitholders in the provinces and territories of Canada are entitled to one or more statutory rights of rescission, price revision or to damages in certain circumstances. See Section 28 of the Circular, “Statutory Rights”.

8.                                      Return of Deposited Units

Any Deposited Units that are not taken up and paid for by Plazacorp pursuant to the terms and conditions of the Offer for any reason will be returned, at Plazacorp’s expense, to the depositing Unitholder as soon as practicable after the Expiry Time or withdrawal of the Offer, by either (a) sending certificates representing Units not purchased by first-class insured mail to the address of the depositing Unitholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of KEYreit, or (b) in the case of Units deposited by book-entry transfer of such Units pursuant to the procedures set out in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, such Units will be credited to the depositing holder’s account maintained with CDS or DTC, as applicable.

9.                                      Changes in Capitalization and Distributions

If, on or after the date of the Offer, KEYreit should divide, combine, reclassify, consolidate, convert or otherwise change any of the Units or its capitalization, issue any Units, or issue, grant or sell any KEYreit Debentures or other Convertible Securities, or disclose that it has taken or intends to take any such action, then Plazacorp may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer, “Conditions of the Offer”, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change. See “Extension, Variation or Change in the Offer” in Section 5 of the Offer.

Units acquired under the Offer shall be transferred by the Unitholder and acquired by Plazacorp free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom.

If KEYreit should declare, set aside, or pay any distribution (other than Permitted Distributions) or declare, make or pay any other payment on, or declare, allot, reserve or issue, any securities, rights or other interests with respect to, any Unit, then, without prejudice to Plazacorp’s rights under Section 4 of the Offer, “Conditions of the Offer”, (i) in the case of any such cash distribution or payment (other than Permitted Distributions) that does not exceed the purchase price per Unit payable in cash by Plazacorp pursuant to the Offer, the purchase price per Unit payable by Plazacorp pursuant to the Offer in cash will be reduced by the amount of any such distribution or payment, and (ii) in the case of any such cash distribution or payment (other than Permitted Distributions) that exceeds the purchase price per Unit payable in cash by Plazacorp pursuant to the Offer, or in the case of any non-cash distribution, payment, right or interest, the whole of any such distribution, payment, right or other interest (collectively, the “Excess Distributions”) will be received and held by the depositing Unitholder for the account of Plazacorp and shall be required to be promptly remitted and transferred by the depositing Unitholder to the Depositary for the account of Plazacorp, accompanied by appropriate documentation of transfer. Pending such remittance, Plazacorp will be entitled to all rights and privileges as the owner of any such distribution, payment, right or other interest (other than in respect of Permitted Distributions) and may withhold the entire purchase price payable by Plazacorp pursuant to the Offer or deduct from the consideration payable by Plazacorp pursuant to the Offer the amount or value thereof, as determined by Plazacorp in its sole discretion. The declaration or payment of any such dividend may have tax consequences not discussed under “Certain Canadian Federal Income Tax Considerations” in Section 23 of the Circular.

10.                               Notices and Delivery

Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable Laws, any notice to be given by Plazacorp or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Unitholders (and to registered holders of Convertible Securities) at their respective addresses as shown on the register maintained by or on behalf of KEYreit in respect of the Units and will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Unitholders and notwithstanding any interruption of mail services following mailing. Except as otherwise permitted by applicable Laws, if mail service is interrupted or delayed following mailing, Plazacorp intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by applicable Laws, if post offices in Canada are not open for the deposit of mail, any notice which Plazacorp or the Depositary may give or cause to be given to Unitholders under the Offer will be deemed to have been properly given and to have been received by Unitholders if (a) it is given to the TSX for dissemination through its facilities, (b) it is published once in the National Edition of The Globe and Mail or The National Post or (c) it is given to the Canada News Wire Service for dissemination through its facilities.

The Offer and Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Unitholders (and to registered holders of Convertible Securities) by first class mail, postage prepaid, or made in such other manner as is permitted by applicable Laws and Plazacorp will use its reasonable efforts to furnish such documents to brokers, investment advisors, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of KEYreit in respect of the Units or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Units where such listings are received.

These securityholder materials are being sent to both registered and non-registered owners of securities. If you are a non-registered owner, and Plazacorp or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable regulatory requirements from the intermediary holding such securities on your behalf.

Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at the Toronto, Ontario office of the Depositary specified in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable.

11.                               Mail Service Interruption

Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques and any other relevant documents will not be mailed if Plazacorp determines that delivery thereof by mail may be delayed. Persons entitled to cheques and/or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificate(s) for Units were delivered until such time as Plazacorp has determined that delivery by mail will no longer be delayed. Plazacorp shall provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with Section 10 of the Offer, “Notices and Delivery”.  Notwithstanding Section 6 of the Offer, “Take-Up of and Payment for Deposited Units”, cheques and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Unitholder at the Toronto, Ontario office of the Depositary.

12.                               Market Purchases and Sales of Units

As of the date hereof, Plazacorp does not intend to acquire, or make or enter into any agreement, commitment or understanding to acquire, beneficial ownership of any Units, other than under the terms of the Offer, nor any Convertible Securities. However, the intention of Plazacorp to make purchases may change following the date of the Offer, in which case Plazacorp may acquire or cause an affiliate to acquire Units or Convertible Securities following the third business day after the date of the Offer and before the Expiry Time in accordance with Section 2.2(3) of MI 62-104 and Section 2.1 of OSC Rule 62-504 and any other applicable Laws, which require that:

(a)                                 such intention is stated in a news release issued and filed at least one business day prior to making such purchases;

(b)                                 the aggregate number of Units beneficially acquired, assuming conversion of any Convertible Securities acquired, does not exceed 5% of the outstanding Units as of the date of the Offer, calculated in accordance with applicable Laws;

(c)                                  the purchases are made in the normal course through the facilities of the TSX;

(d)                                 Plazacorp issues and files a news release containing the information required under applicable Laws immediately after the close of business of the TSX on each day in which Units have been purchased; and

(e)                                  the broker involved in such trades provides only customary broker services and receives only customary fees or commissions, and no solicitation is made by Plazacorp, the seller or their agents.

Purchases pursuant to Section 2.2(3) of MI 62-104 or Section 2.1 of OSC Rule 62-504 shall be counted in any determination as to whether the Minimum Tender Condition has been fulfilled.

Although Plazacorp has no present intention to sell Units taken up under the Offer, Plazacorp reserves the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Units after the Expiry Time, subject to applicable Laws and to compliance with Section 2.7(2) of MI 62-104 or Section 93.4(2) of the OSA, as applicable.

For the purposes of this Section 12, the “Plazacorp” includes Plazacorp and any person acting jointly or in concert with Plazacorp.

13.                               Other Terms of the Offer

(a)                                 The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario situated in the City of Toronto and all courts competent to hear appeals therefrom.

(b)                                 Plazacorp reserves the right to transfer to one or more affiliates of Plazacorp the right to purchase all or any portion of the Units deposited pursuant to the Offer, but any such transfer will not relieve Plazacorp of its obligation under the Offer and will in no way prejudice the rights of persons depositing Units to receive payment for Units validly deposited and accepted for payment under the Offer.

(c)                                  In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of Plazacorp by brokers or dealers licensed under the Laws of such jurisdiction.

(d)                                 No broker, dealer or other person has been authorized to give any information or make any representation on behalf of Plazacorp not contained herein or in the accompanying Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of Plazacorp or the Depositary for the purposes of the Offer.

(e)                                  The provisions of the Glossary, the Summary, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

(f)                                   Plazacorp, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Units.

(g)                                  The Offer and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Unitholders residing in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, Plazacorp may, in Plazacorp’s sole discretion, take such action as Plazacorp may deem necessary to make the Offer in any jurisdiction and extend the Offer to Unitholders in any such jurisdiction.

The Offer and the accompanying Circular together constitute the take-over bid circular required under Canadian securities legislation with respect to the Offer. Unitholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

DATED: April 10, 2013

PLAZACORP RETAIL PROPERTIES LTD.

by	(Signed) Michael Zakuta
President and Chief Executive Officer

THE CIRCULAR

This Circular is furnished in connection with the accompanying Offer dated April 10, 2013 to purchase all of the issued and outstanding Units. The terms and conditions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Unitholders should refer to the Offer for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Unless the context otherwise requires, terms used but not defined in the Circular have the respective meanings given to them in the accompanying Glossary.

Unless otherwise indicated, the information concerning KEYreit contained in the Offer and Circular has been taken from or is based solely upon information provided to Plazacorp by KEYreit or publicly available documents and records on file with Canadian securities authorities and other public sources available at the time of the Offer. Although Plazacorp has no knowledge that would indicate that any statements contained herein and taken from or based on such information are untrue or incomplete, none of Plazacorp and any of its respective officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by KEYreit to disclose events or facts that may have occurred or that may affect the significance or accuracy of any such information but that are unknown to Plazacorp. Unless otherwise indicated, information concerning KEYreit is given as of April 4, 2013, the date of the Support Agreement.

1.                                      Plazacorp

Plazacorp Retail Properties Ltd. was incorporated under the New Brunswick Business Corporations Act on February 2, 1999. Plazacorp is qualified as a “mutual fund corporation” as defined in the Tax Act. Plazacorp is one of Eastern Canada’s leading retail property owners and developers. Headquartered in Fredericton, NB, Plazacorp acquires, develops and redevelops unenclosed and enclosed retail real estate throughout Atlantic Canada, Québec and Ontario. Plazacorp’s portfolio, as at April 8, 2013, includes interests in 119 properties totaling 5.2 million square feet and additional lands held for development. These lands include properties directly held by Plazacorp, its Subsidiaries and through joint ventures. Plazacorp’s strategy is to develop or acquire properties tenanted by national retailers, with a focus on retailers in the consumer staples market segment. Plazacorp’s execution of this strategy has produced a portfolio that is currently approximately 90% occupied by national retailers providing investors with stable cash flow. Plazacorp intends to focus its investments on retail real estate generally in Central and Eastern Canada and expects that unenclosed single tenant and multi-tenant retail centres in primary, secondary or tertiary markets in Central and Eastern Canada will constitute the majority of its acquisition and development activity over the near to medium term. During 2012, Plazacorp’s growth was primarily created through the development of new retail real estate assets.

On March 25, 2013, Plazacorp received a positive ruling from the CRA in respect of converting from a mutual fund corporation to a REIT structure on a tax-deferred basis.  Completion of this conversion is expected to occur in 2013 and will be subject to shareholder approval.  In conjunction with this expected conversion to a REIT, Plazacorp will move from a quarterly common share dividend to a monthly distribution on units.

As previously disclosed, Plazacorp intends to graduate from the TSX-V to the TSX, subject to TSX approval.  Such graduation will not be effective until following the completion of the Offer and any Subsequent Acquisition Transaction, although Plazacorp will seek to complete this move as soon as practicable thereafter.

The principal executive offices of Plazacorp are located at:

527 Queen Street
Suite 200
Fredericton, NB  E3B 1B8

2.                                      KEYreit

KEYreit is an unincorporated, open-ended real estate investment trust established under the laws of the Province of Ontario pursuant to an amended and restated declaration of trust dated July 9, 2012.  KEYreit owns a geographically diversified portfolio of retail investment properties across Canada.

As at the end of the fiscal year ended December 31, 2012, KEYreit indirectly owned a geographically diversified portfolio of 227 commercial small box retail properties across Canada with an aggregate of approximately 1,194,600 square feet of gross leasable area. As at April 9, KEYreit owned 225 commercial small box retail properties across Canada with an aggregate of approximately 1,190,376 square feet of gross leasable area.

The principal executive offices of KEYreit are located at:

161Bay Street
Suite 2300
Toronto, ON  M5J 2S1

3.                                      Certain Information Concerning Securities of KEYreit

Capital of KEYreit

The authorized capital of KEYreit consists of an unlimited number of Units and an unlimited number of Special Voting Units. KEYreit has represented to Plazacorp in the Support Agreement that as of March 24, 2013, there were issued and outstanding: (i)  14,885,879 Units; (ii) $20,000,000 principal amount of Series 2009 Debentures, $12,000,000 principal amount of Series 2011 Debentures and $21,200,000 principal amount of Series 2012 Debentures, convertible into an aggregate of 6,470,895 Units; and (iii) no issued and outstanding Special Voting Units.

Each Unit is transferable and represents an equal undivided beneficial interest in any distributions from KEYreit whether of net income, net realized capital gains or other amounts and in the net assets of KEYreit in the event of a termination or winding-up of KEYreit. The Units are not subject to future calls or assessments and entitle the holder thereof to one vote for each whole Unit held at all meetings of Unitholders. Other than the redemption rights set out in the Declaration of Trust, the Units have no conversion, retraction, redemption or pre-emptive rights.

Based on information furnished to it by KEYreit, Plazacorp understands that, assuming the exercise, exchange or conversion of all Convertible Securities of KEYreit (including “out-of-the-money” KEYreit Debentures) and the issuance of an additional 30,000 Units under the LTIP, 21,386,774 Units would be subject to the Offer.

If permitted by applicable Laws, Plazacorp intends to cause KEYreit to apply to delist the Units from the TSX as soon as practicable after completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction. In addition, if permitted by applicable Laws, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Plazacorp intends to cause KEYreit to cease to be a reporting issuer under the securities laws of each province of Canada in which it is a reporting issuer. See Section 22 of the Circular, “Effect of the Offer on the Market for and Listing of Units and Status as a Reporting Issuer”.

Price Range and Trading Volume of Units

The Units are traded on the TSX. On March 22, 2013, being the last trading day on the TSX prior to the announcement of Plazacorp’s intention to make the Offer, the closing price of the Units was $7.42 on the TSX. The following table sets forth, for the periods indicated, the reported high and low daily closing prices and the aggregate volume of trading of the Units on the TSX:

	Trading of Units on the TSX
	High ($)	Low ($)	Volume (#)
2013
April 1 - 8	8.23	7.97	1,582,056
March	8.05	6.80	4,629,312
February	6.94	6.54	1,858,113
January	6.76	6.13	2,687,944
2012
December	6.44	6.21	172,882
November	6.6	6.1	308,620
October	6.63	6.37	367,712
September	6.73	6.15	631,854
August	6.35	5.97	779,305
July	6.96	6.13	639,910
June	6.92	6.25	551,047
May	6.96	6.04	500,636
April	7.13	5.87	764,857

Source: Bloomberg

LTIP Units

KEYreit has represented in the Support Agreement that as of the date of such agreement, there were no Units issuable upon the exercise of awards made under the LTIP.  Under the Support Agreement, KEYreit is entitled to issue up to 30,000 Units to employees of JBM in a manner consistent with past practices pursuant to the LTIP. Any such Unit awards will vest immediately upon any grant thereof under the LTIP.

Convertible Debentures

Pursuant to the Debenture Indenture, KEYreit will be obligated to offer to purchase (the “Change of Control Offer”) the then outstanding KEYreit Debentures within 30 days of the occurrence of a Change of Control for a purchase price (the “COC Offer Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, on such debentures. “Change of Control” is defined in the Debenture Indenture as the acquisition by any person or group of persons acting jointly or in concert of voting control or direction over 66 2/3% or more of the votes attaching to the outstanding Units and the outstanding Special Voting Units of KEYreit, but will not include any capital reorganization of KEYreit or a consolidation, amalgamation, arrangement or merger of KEYreit or a sale, conveyance or lease of the properties and assets of KEYreit as an entirety or substantially as an entirety to any other person or a liquidation, dissolution or winding-up or other similar transaction of KEYreit if the holders of the Units and exchangeable securities of KEYreit immediately prior to the effective time of such event or transaction collectively hold directly or indirectly more than 33 1/3% of the continuing, successor or purchaser entity, as the case may be, immediately after the effective date of such event or transaction.

Plazacorp’s take-up of 66 2/3% of the Units pursuant to the Offer will constitute a Change of Control as defined in the Debenture Indenture. Accordingly, Plazacorp intends to cause KEYreit to make a Change of Control Offer within 30 days of the Effective Time. If 90% of the aggregate principal amount of any series of KEYreit Debentures outstanding on the date of the Change of Control Offer are tendered for purchase pursuant to such offer, KEYreit will have the right and obligation, upon written notice provided to the Debenture Trustee within 10 days following the expiration of the Offer, to redeem the KEYreit Debentures of such series remaining outstanding on the expiration of the Change of Control Offer at the COC Offer Price.

The Debenture Indenture provides that if at any time prior to the maturity date of the KEYreit Debentures there is a reclassification of the Units or a capital reorganization of KEYreit (other than a subdivision or redivision of the Units, a reduction, combination consolidation of the Units or a stock dividend or distribution), any holder of a KEYreit Debenture who has not exercised its right of conversion prior to the effective date of such reclassification or capital reorganization will be entitled to receive and will accept, in lieu of the number of Units then sought to be acquired by it, the number of Units, shares or securities or property of KEYreit or of the person resulting from such reclassification or capital reorganization that such holder would have been entitled to receive on such reclassification or capital reorganization if, on the record date or the effective date thereof, as the case may be, the holder had been the registered holder of the number of Units sought to be acquired by it and to which it was entitled to acquire upon the exercise of the conversion right. Such provision of the Debenture Indenture is referred to in this Circular as the “Anti-Dilution Provision”.

In addition, KEYreit is prohibited under the terms of the Debenture Indenture from entering into any transaction or series of transactions whereby all or substantially all of its undertaking, property or assets would become the property of any other person (the “Successor”) unless prior to or contemporaneously with the consummation of such transaction KEYreit and the Successor execute such instruments and do such things as, in the opinion of counsel, are necessary or advisable to establish that upon consummation of such transaction, the Successor shall have assumed by way of supplemental indenture all the covenants and obligations of KEYreit under the Debenture Indenture in respect of the KEYreit Debentures. Such provision of the Debenture Indenture is referred to in this Circular as the “Successor Provision”.

Any Subsequent Acquisition Transaction or Compulsory Acquisition pursuant to which Plazacorp acquires all of the then issued and outstanding Units will constitute a “capital reorganization” for the purposes of the Anti-Dilution Provision. Further, such Subsequent Acquisition Transaction or Compulsory Acquisition will result in Plazacorp becoming a Successor under the Successor Provision by virtue of Plazacorp directly or indirectly acquiring all of KEYreit’s undertaking, property or assets in connection with such transaction. As a result, concurrently with any Subsequent Acquisition Transaction or Compulsory Acquisition pursuant to which Plazacorp acquires all of the remaining issued and outstanding Units, the KEYreit Debentures will cease to be convertible into Units and, from and after the date of such Subsequent Acquisition Transaction or Compulsory Acquisition, any holder of KEYreit Debentures that wishes to convert its KEYreit Debentures will be required to accept, in lieu of any Units then sought to be acquired by it, the amount of cash and Plazacorp Shares that such holder would have been entitled to receive on the date of such Subsequent Acquisition Transaction or Compulsory Acquisition if, on the date of such Subsequent Acquisition Transaction or Compulsory Acquisition, as the case may be, the holder had been the registered holder of the number of Units sought to be acquired by it and to which it was entitled to acquire upon the exercise of its conversion right. As a result, the KEYreit Debentures will become convertible into the consideration to which a holder of such Debentures would have been entitled on the date of the Subsequent Acquisition Transaction or any Compulsory Acquisition if it had been a Unitholder on such date.

In addition, any such Subsequent Acquisition Transaction or Compulsory Acquisition will result in Plazacorp becoming a Successor under the Debenture Indenture. Plazacorp intends to enter into a supplemental indenture to the Debenture Indenture that will evidence the adjustments to the KEYreit Debentures pursuant to the Anti-Dilution Provision as described above and the assumption by Plazacorp of all the covenants and obligations of KEYreit under the Debenture Indenture, in each case effective as of the date of the Subsequent Acquisition Transaction or Compulsory Acquisition, as the case may be.

4.                                      Background to the Offer

In the ordinary course of business, Plazacorp reviews strategic alternatives and other opportunities, including potential acquisitions of real estate assets.  Prior to its involvement with this transaction, Plazacorp was aware of KEYreit and familiar with many of its properties.

On January 29, 2013, Huntingdon announced its intention to make an unsolicited, all-cash offer to acquire up to 45% of the outstanding Units for $7.00 per Unit, and formally commenced its offer on January 31, 2013.  In response, KEYreit adopted the Rights Plan on February 8, 2013.  Huntingdon applied to the OSC requesting that the OSC hold a hearing (the “Rights Plan Hearing”) to consider cease trading the Rights Plan.  The Rights Plan Hearing was scheduled for March 14, 2013.

On February 26, 2013, Huntingdon announced its intention to amend its offer so that such offer was for up to 100% of the issued and outstanding Units at the initial per Unit price of $7.00.  Huntingdon’s revised offer was mailed to Unitholders on March 7, 2013.

In February 2013, Plazacorp engaged RBC Capital Markets as its exclusive financial advisor in respect of a potential transaction with KEYreit.  On March 6, 2013, Plazacorp submitted a non-binding expression of interest to acquire 100% of the issued and outstanding Units of KEYreit, subject to due diligence and resolution of the Management Agreements to the satisfaction of Plazacorp.

On March 7, 2013, Plazacorp and KEYreit entered into a confidentiality and standstill agreement.  Plazacorp was granted access to an electronic dataroom maintained by KEYreit on March 8, 2013.

On March 14, 2013, the Rights Plan Hearing was held.  Following this hearing, the OSC ordered that the Rights Plan would be permitted to remain in effect until the earlier of (i) April 1, 2013 or (ii) two business days after public announcement of any competing offer or transaction for KEYreit, or upon the abandonment by KEYreit of its process seeking to maximize value for KEYreit Unitholders.

On March 15, 2013, Huntingdon announced its intention to increase its offer from $7.00 per Unit to $7.50 per Unit, expiring April 1, 2013.

From March 8, 2013 through March 22, 2013, members of Plazacorp, together with their advisors, conducted financial, legal, environmental, property and business due diligence on KEYreit.  During this time period, representatives of Plazacorp had discussions with Mr. Bitove, Chief Executive Officer of KEYreit and the Chief Executive Officer of JBM, with a view to entering into the Lock-Up Agreement and Termination Agreement.  Mr. Bitove owns or exercises control or direction over approximately 11.36% of the Units on a fully-diluted basis.

On March 22, 2013, Plazacorp delivered to BMO Capital Markets, the financial advisor to the Independent Committee, an acquisition proposal, a draft Support Agreement, a draft Lock-Up Agreement committing Mr. Bitove to tender his Units to Plazacorp’s bid, and a draft Termination Agreement relating to a reduced termination payment to be paid under the Management Agreements in the event of a termination without cause of such agreements following the Offer (collectively, the “Definitive Agreements”).

Between March 22, 2013 and March 25, 2013, Plazacorp and KEYreit negotiated the form and content of the Definitive Agreements.  On March 25, 2013, Plazacorp and KEYreit executed the original Definitive Agreements, including a support agreement (the “Original Support Agreement”), and, prior to the commencement of trading on the TSX, Plazacorp and KEYreit announced the original offer (for $8.00 in cash per Unit, subject to a maximum cash amount of $59,543,516, $1.6326 Plazacorp Shares per Unit, or any combination thereof, subject to proration) and the entering into of a support agreement.

On March 26, 2013, Huntingdon announced its intention to increase its offer for 100% of the issued and outstanding Units of KEYreit from $7.50 per Unit to $8.00 per Unit, expiring April 11, 2013.  Huntingdon’s revised offer was mailed to Unitholders on April 1, 2013.

On March 27, 2013, as a result of the announcement of the Offer, the Rights Plan was permanently cease-traded in accordance with the terms of the OSC order described above.

On April 2, the Independent Committee determined that Huntingdon’s increased offer for 100% of the issued and outstanding Units for $8.00 per Unit was not a Superior Proposal.

On April 2, 2013, Plazacorp delivered to the financial advisor of the Independent Committee a revised acquisition proposal with respect to its original offer for the Units and a markup of the Original Support Agreement to reflect the revised acquisition proposal.

From April 2, 2013 to April 4, 2013, Plazacorp and KEYreit negotiated the form and content of Plazacorp’s revised acquisition proposal and the corresponding revisions to the Original Support Agreement to reflect such proposal, which represented an increase in the price per Unit to be paid to Unitholders under the Offer.  On April 4, 2013, Plazacorp and KEYreit executed the amended and restated Support Agreement and the amended and restated Lock-Up Agreement and announced an increased Offer for $8.35 in cash per Unit, subject to the Maximum Cash Consideration, 1.7041 Plazacorp Shares per Unit, or any combination thereof, subject to proration. Plazacorp’s increased Offer of $8.35 per Unit represents a premium of approximately 35% over the closing price of $6.18 per Unit on the TSX on January 28, 2013, the last trading day before Huntingdon announced its intention to make an unsolicited partial offer for Units.  The Offer is also a significantly more attractive offer than Huntingdon’s unsolicited offer of $8.00 per Unit.

On April 9, 2013, Plazacorp and KEYreit issued a press release reiterating the attractiveness of the Offer and the superiority of the Offer as compared to the Huntingdon Offer and urging Unitholders who tendered Units to the Huntingdon Offer to withdraw their Units and tender to the Offer made by Plazacorp.

On April 10, 2013, the Offer and Circular are being delivered to KEYreit Unitholders and the Offer formally commenced.

5.                                      Support Agreement

Plazacorp and KEYreit entered into the Original Support Agreement on March 25, 2013 and amended and restated such agreement on April 4, 2013.  The Support Agreement sets forth, among other things, the terms and conditions on which Plazacorp has agreed to make the Offer and KEYreit has agreed to recommend that Unitholders accept the Offer. The following is a summary of certain provisions of the Support Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Support Agreement. The Support Agreement has been filed by KEYreit on SEDAR.

The Offer

Plazacorp has agreed to make the Offer on the terms and conditions set forth in the Support Agreement, as fully described in the Offer. The only conditions to which the Offer is subject are those described in Section 4 of the Offer, “Conditions of the Offer”.

Plazacorp may, in its sole discretion, modify or waive any term or condition of the Offer, provided that Plazacorp shall not, without the prior consent of KEYreit: (i) increase, decrease to an amount less than 50% of the outstanding Units or waive the Minimum Tender Condition to permit the take-up of less than 50% of the outstanding Units; (ii) impose additional conditions to the Offer; (iii) decrease the consideration per Unit; (iv) decrease the number of Units in respect of which the Offer is made; (v) change the amount or form of consideration payable under the Offer (other than to increase the total consideration per Unit and/or add additional consideration, including an increase in the Maximum Share Consideration without a corresponding increase in the Maximum Cash Consideration); or (vi) otherwise vary the Offer or any terms or conditions thereof (other than a waiver of a condition) in a manner that is adverse to the Unitholders.

Support of the Offer

KEYreit has announced that the Board, after consultation with its financial and legal advisors and following receipt of a unanimous recommendation of the Independent Committee, has unanimously determined that the Offer is in the best interests of KEYreit and the Unitholders. Accordingly, the Board has resolved unanimously to recommend that Unitholders accept the Offer and tender their Units to the Offer. KEYreit has agreed to take all reasonable actions to support the Offer and ensure the success of the Offer (subject to the exercise by the KEYreit Board of its fiduciary duties).

Permitted Distributions

KEYreit has agreed that it will not declare or pay any distributions with respect to Units except for Permitted Distributions.

Unitholder Rights Plan

In accordance with the order of the OSC dated March 14, 2013, the Rights Plan has been permanently cease traded.

Subsequent Acquisition Transaction

The Support Agreement provides that if, within 120 days after the date of the Offer, the Offer has been accepted by Unitholders holding not less than 90% of the outstanding Units, excluding Units held by or on behalf of Plazacorp, in accordance with Article 14 of the Declaration of Trust, Plazacorp may, to the extent possible, acquire the remainder of the Units pursuant to the provisions of the Declaration of Trust.  If such a right of acquisition is not available, or Plazacorp chooses not to avail itself of such right of acquisition, Plazacorp is required to use commercially reasonable efforts to pursue such other means of acquiring the remaining Units not tendered to the Offer, provided that the consideration  per Unit offered in connection with such other means of acquiring such Units shall be at least equivalent in value as the consideration per Unit under the Offer.  In the event that Plazacorp takes up and pays for Units under the Offer, Plazacorp is required to use commercially reasonable efforts to, as soon as practicable, acquire all of the Units that were not acquired by it under the Offer pursuant to an amalgamation, arrangement, recapitalization, redemption or other similar transaction providing for the consideration per Unit that is at least equal in value to and is in the same form as the consideration  per Unit offered under the Offer (a “Subsequent Acquisition Transaction”).  KEYreit has agreed to assist Plazacorp in connection with any Subsequent Acquisition Transaction.

Non-Solicitation Covenant

KEYreit has agreed that, except as provided in the Support Agreement, it will not, directly or indirectly, including through any officer, trustee, director, employee, representative (including any financial or other advisor or agent of KEYreit or any of its Subsidiaries) (collectively, “Representatives”) or otherwise:

•                  solicit, assist, initiate, encourage or otherwise facilitate (including by way of discussion, negotiation, furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of KEYreit or any Subsidiary or entering into any form of agreement, arrangement or understanding other than a confidentiality agreement permitted by and in accordance with the provisions described under “- Due Diligence Access for Acquisition Proposals”) any offer, proposal, inquiry or expression of interest that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

•                  enter into or otherwise engage or participate in any discussions or negotiations with any Person or provide any confidential information or otherwise cooperate with any Person (other than Plazacorp and its Subsidiaries) regarding any offer, proposal, inquiry or expression of interest that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal, provided that KEYreit may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal;

•                  withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, the approval or recommendation of the Offer by the KEYreit Board or the Independent Committee;

•                  accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal; or

•                  accept, approve, endorse or recommend or enter into or publicly propose to accept, approve, endorse, recommend or enter into any letter of intent, agreement in principle, agreement, understanding, undertaking or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with the provisions described under “- Due Diligence Access for Acquisition Proposals”).

The Support Agreement defines an “Acquisition Proposal” to mean any offer, proposal, inquiry or expression of interest (written or oral) from any Person or group of Persons other than Plazacorp (or any wholly-owned Subsidiary of Plazacorp) relating to (i) any sale, disposition, alliance or joint venture (or any lease, long-term supply arrangement, license or other arrangement having the same economic effect as a sale), direct or indirect, of or involving assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue or net operating income of KEYreit and its Subsidiaries, or of or involving 20% or more of the voting or equity securities of KEYreit or any of its Subsidiaries (or rights or interests in such voting or equity securities), (ii) any take-over bid, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group of Persons directly or indirectly beneficially owning 20% or more of any class of voting or equity securities of KEYreit or any of its Subsidiaries, (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or winding up involving KEYreit or any of its Subsidiaries, or (iv) any other similar transaction or series of transactions involving KEYreit or any of its Subsidiaries; and shall include the Huntingdon Offer or any increase in the price of or other amendment to the terms of any of the foregoing or the Huntingdon Offer.

KEYreit agreed to immediately cease and terminate, and instruct its Subsidiaries and Representatives to immediately cease and terminate, and cause to be terminated, any existing solicitation, encouragement, activity, discussions or negotiations commenced with any Person (other than Plazacorp) with respect to any Acquisition Proposal or potential Acquisition Proposal, and in connection therewith KEYreit is required to immediately (i) discontinue access to and disclosure of all information, including any confidential information, properties, facilities, books and records of KEYreit or any Subsidiary (other than access and disclosure that is generally available to the public or which KEYreit or any Subsidiary is required to provide pursuant to Law); and (ii) request, and exercise all rights it has to require (A) the return or destruction of all copies of any confidential information regarding KEYreit or any Subsidiary provided to any Person, and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding KEYreit or any Subsidiary, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

KEYreit represented and warranted in the Support Agreement that since January 1, 2013, it has not waived any confidentiality, standstill or similar agreement or restriction to which KEYreit or any Subsidiary is a party, and has further covenanted and agreed: (i) to take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which KEYreit or any Subsidiary is a party, and (ii) that neither KEYreit, nor any Subsidiary or any of their respective Representatives have or will, without the prior written consent of Plazacorp, release any Person from, or waive, amend, suspend or otherwise modify or forbear the enforcement of such Person’s obligations respecting KEYreit, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which KEYreit or any Subsidiary is a party.

If at any time after the date of the Support Agreement KEYreit or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any offer, proposal, inquiry, request or expression of interest that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to KEYreit or any of its Subsidiaries or any amendments to the foregoing, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of KEYreit or any of its Subsidiaries, KEYreit shall immediately notify Plazacorp, at first orally, and then promptly and in any event within 24 hours in writing, of: (a) such Acquisition Proposal, offer, proposal, inquiry or expression of interest or request, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and copies of all material written documents, correspondence or other materials received in respect of,  from or on behalf of any such Person; and (b) at the reasonable request of Plazacorp, the material details of the status of developments and discussions with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request.

Due Diligence Access for Acquisition Proposals

If KEYreit receives a written Acquisition Proposal that did not result from a breach of the non-solicitation provisions in the Support Agreement described under “- Non-Solicitation Covenant”, KEYreit may:

•                  contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal; and

•                  provide copies of, access to or disclosure of non-public information, properties, facilities, books or records of KEYreit or its Subsidiaries and participate in discussions and negotiations with the Person making such Acquisition Proposal and its representatives, if and only if:

•                  the Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that (A) the Acquisition Proposal, if completed in accordance with its terms, would reasonably be expected to be a Superior Proposal, and (B) that the failure to do so would be inconsistent with its fiduciary duties; and

•                  prior to providing any such copies, access, or disclosure, (A) KEYreit enters into a confidentiality and standstill agreement with such Person on terms that are no less favourable to KEYreit and no more favourable to the counterparty than those set out in the Confidentiality Agreement (but which allows such Person to make a confidential Acquisition Proposal to the KEYreit Board), and any such copies, access or disclosure provided to such Person shall have already been (or shall simultaneously be) provided to Plazacorp; and (B) KEYreit provides Plazacorp with a copy of the confidentiality and standstill agreement between the Person and KEYreit and Plazacorp is provided with a list of, and access to the information provided to such Person.

Ability of KEYreit to Accept a Superior Proposal

If KEYreit receives an Acquisition Proposal that constitutes a Superior Proposal after March 25, 2013, then KEYreit may, subject to compliance with its obligation to pay the Termination Fee upon a termination of the Support Agreement following a Superior Proposal, as described below at “- Termination of the Support Agreement”, enter into a definitive written agreement with respect to such Superior Proposal if, and only if:

•                  KEYreit is not in breach of its obligations under its non-solicitation covenant described above under “- Non-Solicitation Covenant”;

•                  KEYreit has delivered to Plazacorp a written notice of the determination of the KEYreit Board that the Acquisition Proposal is a Superior Proposal and the intention of the KEYreit Board to recommend or approve such Superior Proposal and/or of KEYreit to enter into a definitive agreement with respect to such proposal, which notice shall include the value that the KEYreit Board has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal;

•                  KEYreit has provided Plazacorp with a copy of the definitive agreement for the Superior Proposal;

•                  at least five business days (the “Matching Period”) have elapsed from the date that is the later of the date on which Plazacorp received notice of the Superior Proposal and the date on which Plazacorp received a copy of the definitive agreement for the Superior Proposal;

•                 during the Matching Period, Plazacorp has had the opportunity (but not the obligation), in accordance with the matching provisions described below under “- Plazacorp’s Right to Match”, to offer to amend in writing the Support Agreement and the Offer in order for such Acquisition Proposal to cease to be a Superior Proposal;

•                  after the Matching Period, the KEYreit Board has determined in good faith, after consultation with KEYreit’s outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal compared to the terms of the Offer as proposed to be amended by Plazacorp under the matching provisions described below under “- Plazacorp’s Right to Match” and that the failure to enter into a definitive agreement in respect of such Superior Proposal would be inconsistent with its fiduciary duties; and

•                  prior to, or concurrently with entering into of such definitive agreement, KEYreit terminates the Support Agreement and pays the Termination Fee.

The Support Agreement defines a “Superior Proposal” as any unsolicited bona fide written Acquisition Proposal made after March 25, 2013: (i) to acquire 100% of the outstanding Units (other than Units beneficially owned by the Person making such Acquisition Proposal) or all or substantially all of the assets of KEYreit and its Subsidiaries on a consolidated basis; (ii) that complies in all material respects with all Securities Laws and that was not obtained in violation or breach in any material respect of the non-solicitation provisions under the Support Agreement or any agreement between the Person making such Acquisition Proposal and KEYreit; (iii) that is reasonably capable of being completed in accordance with its terms without undue delay taking into account, to the extent considered appropriate by the KEYreit Board, all the terms and conditions of the Acquisition Proposal; (iv) that is not subject to any financing contingency or due diligence condition and in respect of which, in the reasonable and good faith opinion of the KEYreit Board, adequate arrangements have been made to ensure that the required funds will be available to complete such Acquisition Proposal; and (v) that the KEYreit Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors, could, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Unitholders than the Offer (including after any amendments to the Offer proposed by Plazacorp pursuant to the matching provisions described below under “- Plazacorp’s Right to Match”.

Plazacorp’s Right to Match

KEYreit has agreed that during the Matching Period or such longer period as KEYreit may approve, the KEYreit Board will review in good faith any written offer made by Plazacorp to amend the terms of the Support Agreement and the Offer in order to determine whether such offer would, upon acceptance, result in an Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal.  KEYreit is required to negotiate in good faith with Plazacorp to make such amendments to the terms of the Support Agreement and the Offer as would enable Plazacorp to proceed with the transactions contemplated by the Support Agreement on such amended terms. If the KEYreit Board determines that the Superior Proposal would cease to be a Superior Proposal, KEYreit and Plazacorp will amend the Support Agreement to incorporate the amendments set out in Plazacorp’s amended offer.

Reaffirmation of Recommendation by Board of Trustees

The KEYreit Board is required to promptly reaffirm its recommendation of the Offer by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or the KEYreit Board determines that a proposed amendment to the Offer would result in an Acquisition Proposal no longer being a Superior Proposal.

Termination of the Support Agreement

The Support Agreement may be terminated at any time before the Effective Time by mutual written agreement of Plazacorp and KEYreit.  The Support Agreement may also be terminated at any time before the Effective Time by Plazacorp or KEYreit if:

•                  Plazacorp has not taken up and paid for the Units deposited under the Offer by the Outside Date, otherwise than as a result of the breach by the party attempting to terminate the Support Agreement of any covenant or obligation under the Support Agreement or as a result of any representation or warranty of such party under the Support Agreement being untrue or incorrect.  However, if Plazacorp’s take-up and payment for Units deposited under the Offer is delayed by (i) an injunction or order made by a Governmental Entity, or (ii) Plazacorp not having obtained any necessary regulatory waiver, consent or approval, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, the Support Agreement shall not be terminated by KEYreit until the earlier of the 120th day after the date of mailing of the Offer and the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained;

•                  after March 25, 2013, any Law is enacted, made, enforced or amended, as applicable, by any Governmental Entity having jurisdiction over any party to the Support Agreement that makes the consummation of the Offer illegal or otherwise permanently prohibits or enjoins KEYreit, Scott’s Trustee Corp. or Plazacorp from consummating the Offer, and such Law has, if applicable, become final and non-appealable; provided if such Law is an order, injunction, ruling or judgment, the party seeking to terminate the Support Agreement has used its commercially reasonable efforts to appeal such order, injunction, ruling or judgment or otherwise have it lifted or rendered non-applicable in respect of the Offer;

•                  the Effective Time does not occur on or prior to the Outside Date, provided that a party may not terminate the Support Agreement in reliance on this provision if such failure has been caused by, or is a result of, a breach by such party of any of its representations or warranties or the failure of such party to perform any of its covenants or agreements under the Support Agreement;

•                  if the other party is in default of any material covenant or obligation under the Support  Agreement, except for such defaults which individually or in the aggregate would not reasonably be expected, where Plazacorp seeks to terminate, to have a Material Adverse Effect in respect of KEYreit or Plazacorp or prevent or materially delay the consummation of the transactions contemplated in the Support Agreement; or, where KEYreit seeks to terminate, to prevent or materially delay the consummation of the transactions contemplated the Support Agreement, and, in each case, such default is not curable or, if curable, is not cured by the earlier of (A) the date that is five business days from the date of notice of such default and (B) the Expiry Time;

•                  if any representation or warranty of the other party to the Support Agreement was untrue or incorrect in any material respect on the date of the Support Agreement or has become untrue or incorrect in any material respect at any time prior to the Expiry Time, except for such inaccuracies in the representations and warranties, which individually or in the aggregate, would not reasonably be expected to, in the case of Plazacorp, have a Material Adverse Effect in respect of KEYreit or prevent or materially delay the consummation of the transactions contemplated in the Support Agreement, or, in the case of KEYreit, prevent or materially delay the consummation of the transactions contemplated in the Support Agreement.

The Support Agreement may be terminated by KEYreit at any time before the Effective Date if:

•                  Plazacorp does not mail the Offer by 11:59 p.m. (Toronto time) on April 15, 2013 (subject to extension in accordance with the Support Agreement), unless such failure results from a breach by KEYreit of the Support Agreement; or

•                  the KEYreit Board authorizes KEYreit to enter into a definitive written agreement (other than a confidentiality agreement permitted by and in accordance with the provisions described under “- Due Diligence Access for Acquisition Proposals”) with respect to a Superior Proposal in accordance with the provisions described under “- Ability of KEYreit to Accept a Superior Proposal” or the KEYreit Board determines in good faith that an Acquisition Proposal made after the date of the Support Agreement is a Superior Proposal, provided that in either case KEYreit has previously or concurrently will have paid to Plazacorp the applicable Termination Fee and KEYreit is not in breach of the Support Agreement.

The Support Agreement may be terminated by Plazacorp at any time before the Effective Date if:

•                  the Minimum Tender Condition or any other condition of the Offer shall not be satisfied at the Expiry Time (as such Expiry Time may be extended from time-to-time in accordance with the Support Agreement) and Plazacorp shall not have elected to waive such condition, other than as a result of the breach by Plazacorp of any covenant or obligation under the Support Agreement or as a result of any representation or warranty of Plazacorp in the Support Agreement being untrue or incorrect;

•                  any Person of group of Persons (other than Plazacorp and any Persons acting jointly or in concert with Plazacorp) acting jointly or in concert acquires ownership of, or control or direction over, Units which represent 33 1/3% or more of the Units that are issued and outstanding on the date of the Support Agreement;

•                  (A) the KEYreit Board or any committee of the KEYreit Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the approval or recommendation of the Offer, or (B) the KEYreit Board or any committee of the KEYreit Board fails to publicly reaffirm its approval and recommendation of the Offer within two business days after having been requested by Plazacorp to do so, or (C) the KEYreit Board or any committee of the KEYreit Board accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend, or takes no position or remains neutral with respect to, any publicly announced, or otherwise publicly disclosed, Acquisition Proposal (provided that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five business days following the formal announcement of such Acquisition Proposal is permitted provided that the KEYreit Board has rejected such Acquisition Proposal and affirmed its recommendation in favour of the Offer before the end of such period), or (D) the KEYreit Board or any committee of the KEYreit Board accepts, approves, endorses or recommends or enters into or publicly proposes to accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with the provisions described under “- Due Diligence Access for Acquisition Proposals”); or

•                  there has been or occurred a Material Adverse Effect.

Termination Fee

Plazacorp is entitled to a termination fee equal to $6,500,000 (the “Termination Fee”) if:

•                  KEYreit terminates the Support Agreement as a result of the KEYreit Board having authorized KEYreit to enter into a definitive agreement with respect to a Superior Proposal or the KEYreit Board having determined in good faith that an Acquisition Proposal made after the date of the Support Agreement is a Superior Proposal;

•                  Plazacorp terminates the Support Agreement as a result of:

•                  the KEYreit Board or any committee of the KEYreit Board failing to unanimously recommend or withdrawing, amending, modifying or qualifying, or publicly proposing or stating an intention to withdraw, amend, modify or qualify, the approval or recommendation of the Offer;

•                  the KEYreit Board or any committee of the KEYreit Board failing to publicly reaffirm its approval and recommendation of the Offer within two business days after having been requested by Plazacorp to do so;

•                  the KEYreit Board or any committee of the KEYreit Board accepting, approving, endorsing or recommending, or publicly proposing to accept, approve, endorse or recommend, or take no position or remains neutral with respect to, any publicly announced, or otherwise publicly disclosed, Acquisition Proposal (provided that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five business days following the formal announcement of such Acquisition Proposal is permitted provided that the KEYreit Board has rejected such Acquisition Proposal and affirmed its recommendation in favour of the Offer before the end of such period);

•                  the KEYreit Board or any committee of the KEYreit Board accepting, approving, endorsing or recommending or entering into or publicly proposing to accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with the provisions described under “- Due Diligence Access for Acquisition Proposals”);

•                  the Minimum Tender Condition shall not be satisfied at the Expiry Time (as such Expiry Time may be extended from time-to-time in accordance with the Support Agreement) and Plazacorp shall not have elected to waive such condition if (A) following March 25, 2013 and prior to the Expiry Time an Acquisition Proposal shall have been publicly announced and not withdrawn prior to the Expiry Time by any Person other than Plazacorp or any of its Subsidiaries, and (B) any Acquisition Proposal is consummated within 12 months of the termination of the Support Agreement; or

•                  any Person of group of Persons (other than Plazacorp and any Persons acting jointly or in concert with Plazacorp) acting jointly or in concert acquires ownership of, or control or direction over, Units which represent 33 1/3% or more of the Units that are issued and outstanding on the date of the Support Agreement.

•                  Plazacorp or KEYreit terminates the Support Agreement as a result of the Effective Time not having occurred on or prior to the Outside Date (provided, in such case, that Plazacorp would have been entitled to terminate the Support Agreement for such reason, even if Plazacorp is not the terminating party), if prior to the Expiry Time (i) an Acquisition Proposal shall have been publicly announced and not withdrawn prior to the Expiry Time and (ii) any Acquisition Proposal is consummated within 12 months of termination of this Agreement.

For the purposes of the foregoing, the term “-Acquisition Proposal” shall have the meaning ascribed thereto in the Glossary, except that references to “20% or more” shall be deemed to be references to “50.1% or more”.

KEYreit is not obligated to make more than one payment of the Termination Fee if more than one of the events specified above occurs.

Expense Reimbursement

KEYreit is required to pay the actual expenses incurred by Plazacorp in connection with the Support Agreement, up to a maximum of $2,000,000, if Plazacorp or KEYreit terminates the Support Agreement as a result of (i) the Minimum Tender Condition not being satisfied at the Expiry Time (as the same may be extended in accordance with the Support Agreement) and Plazacorp has not elected to waive such condition, (ii) after March 25, 2013, any Law being enacted made, enforced or amended that makes the consummation of the Offer illegal or otherwise permanently prohibits or enjoins KEYreit, Scott’s Trustee Corp. or Plazacorp from consummating the Offer, or (iii) the Effective Time not occurring on or prior to the Outside Date, each as more particularly described under “-Termination of the Support Agreement” above.

KEYreit is required to pay the actual expenses incurred by Plazacorp in connection with the Support Agreement, up to maximum of $2,000,000, to Plazacorp if Plazacorp terminates the Support Agreement as a result of the Minimum Tender Condition not being satisfied at the Expiry Time, as more particularly described under “- Termination of the Support Agreement” above.

Notwithstanding the foregoing, no expenses shall be payable by KEYreit, if KEYreit has paid a Termination Fee.

Representations and Warranties

The Support Agreement contains a number of customary representations and warranties of Plazacorp, KEYreit and their respective Subsidiaries relating to, among other things, legal status and the due authorization and enforceability of, and board approval of, the Support Agreement and the Offer. The representations and warranties of KEYreit also address various matters relating to the business, operations and properties of KEYreit and its Subsidiaries, including: capitalization; regulatory approvals and filings; fair presentation of financial statements; disclosure controls; liabilities; absence of certain changes or events since the date of KEYreit’s last published financial statements; absence of material litigation; real property; and other employment, tax and environmental matters.

Plazacorp has also represented that (i) it has made adequate arrangements to ensure that it will have at the Effective Time, sufficient funds to consummate the transactions contemplated by the Support Agreement, and (ii) the Plazacorp Shares to be issued pursuant to the Offer will be duly and validly authorized.

Covenants of KEYreit

KEYreit has agreed that, prior to the Effective Time, except as may be expressly required or permitted by the Support Agreement, KEYreit will conduct its business in the Ordinary Course and use its commercially reasonable efforts to preserve intact the current business organization of KEYreit, preserve intact its and its Subsidiaries’ properties and assets, and maintain good relations with, and the goodwill of, suppliers, tenants, creditors and all other Persons having business relationships with KEYreit and its Subsidiaries. KEYreit has also agreed that it will not, and will not permit its Subsidiaries to take certain actions specified in the Support Agreement, including: modifying the Declaration of Trust, modifying any compensation plan; issuing, redeeming or purchasing any of its securities other than the granting of a specified number of awards under the LTIP, and; other than permitted capital expenditures, incurring any capital expenditures; and other than permitted indebtedness,  incurring any indebtedness.

Covenants of Plazacorp

Plazacorp has agreed that, prior to the Effective Time, except as may be expressly required or permitted by the Support Agreement, Plazacorp will conduct its business in the ordinary course (other than as required to give effect to the consummation of the Offer).  Plazacorp will use its commercially reasonable efforts to preserve intact the current business and organization of Plazacorp and its subsidiaries’ properties and assets, and maintain good relations with, and the good will of suppliers, tenants, creditors and all other persons having business relationships with Plazacorp and its subsidiaries.

Plazacorp has agreed that at the Effective Time, it will cause KEYreit and each of its subsidiaries and any of their respective successors to honour and comply with the terms of all employment agreements, termination, severance, change of control and retention agreements, plans or policies of KEYreit and its subsidiaries that are in respect of employees (other than, for certainty, any termination fees that may be payable to JBM Properties Inc. (“JBM”) pursuant to the JBM management services agreements, provided that the actual termination fee paid to JBM complies with the terms of a separate agreement between Plazacorp and JBM), and to effect payment in full for all payments that are required to be made by KEYreit pursuant to such agreements and plans, which payments shall be made by KEYreit in accordance with such agreements.

KEYreit Trustees and Officers

Following the purchase by Plazacorp of such number of Units as represents at least a majority of the then outstanding Units on a fully-diluted basis and from time to time thereafter, Plazacorp will be entitled to designate such number of trustees of the KEYreit Board, and any committees thereof, as is proportionate to the percentage of the outstanding Units owned by Plazacorp. KEYreit is required to cooperate with Plazacorp, subject to applicable Laws and the Declaration of Trust, to enable Plazacorp’s designees to be elected or appointed to the KEYreit Board and to constitute a majority of the KEYreit Board, including at the request of Plazacorp by its reasonable efforts to increase the size of the KEYreit Board and/or secure the resignations of such number of trustees as is necessary for Plazacorp’s designees to be elected or appointed to the KEYreit Board.

Prior to the Effective Date, KEYreit will purchase trustees’, directors’ and officers’ liability insurance coverage from a reputable and financially sound insurance carrier and containing terms and conditions at least comparable to those contained in KEYreit’s policy in effect on March 25, 2013 for the current and former trustees, directors and officers of KEYreit and/or its Subsidiaries on a six-year “trailing” (or “run-off”) basis with respect to any claim related to any period of time at or prior to the Effective Time, provided that the premiums will not exceed 200% of the premiums currently charged to KEYreit for trustees’, directors’ and officers’ liability insurance.  If for any reason such trailing policy is not available (or is only available by paying an annual premium in excess of 200% of such amount), then Plazacorp agrees that for the entire period from the Effective Time until six years after the Effective Time, Plazacorp will cause KEYreit and each Subsidiary or any of their respective successors to maintain the current trustees’, directors’ and officers’ liability insurance policy or equivalent insurance of KEYreit and its Subsidiaries, in either case from a reputable and financially sound insurance carrier and containing terms and conditions comparable to those contained in the policy in effect on March 25, 2013, for all current and former trustees, directors and officers of KEYreit and the Subsidiaries covering claims made prior to or within six years after the Effective Time.

6.                                      Lock-Up Agreement

Plazacorp and Mr. Bitove entered into a lock-up agreement on March 25, 2013 (the “Original Lock-Up Agreement”).  The Original Lock-Up Agreement was amended and restated on April 4, 2013 (such amended and restated lock-up agreement, as the same may be further amended, the “Lock-Up Agreement”). Under the Lock-Up Agreement, Mr. Bitove has agreed, among other things, to (a) accept the Offer and (b) deposit or cause to be deposited under the Offer and not withdraw, subject to certain exceptions, all of the Units which Mr. Bitove beneficially owns or over which he exercises control or direction (the “Bitove Deposited Units”), representing an aggregate of 2,425,148 Units or approximately 11.36% of the Units on a fully-diluted basis (or approximately 16.3% of the Units outstanding as of March 24, 2013), except in limited circumstances, some of which are discussed below.

The following is a summary of certain provisions of the Lock-Up Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Lock-Up Agreement. The Lock-Up Agreement has been filed by Plazacorp on SEDAR.

Agreement to Make the Offer

Plazacorp has agreed to make the Offer within the time period and upon and subject to the terms and conditions set out in the Support Agreement and to use all reasonable efforts to complete the Offer.

Agreement to Tender

Mr. Bitove has agreed to irrevocably accept the Offer and to irrevocably deposit or irrevocably cause to be deposited under the Offer, on or before the third business day prior to the Expiry Time, all of the Bitove Deposited Units.

Covenants of Mr. Bitove

Mr. Bitove has agreed, among other things, that he shall, from the date of execution of the Lock-Up Agreement until the earlier of (i) the termination of the Lock-Up Agreement pursuant to its terms and (ii) the Expiry Time, except in accordance with the terms of the Lock-Up Agreement:

a.              not, directly or indirectly, through any of his representatives or agents (i) solicit, assist, initiate, invite, knowingly encourage or knowingly facilitate (including by way of discussion, negotiation, furnishing information, authorizing any visit to any facilities or properties of KEYreit or any KEYreit Subsidiary, or entering into any form of agreement, arrangement or understanding) any inquiries, proposals or offers regarding any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or provide any confidential information with respect to or otherwise cooperate with any Person (other than Plazacorp and its Representatives) regarding any Acquisition Proposal or potential Acquisition Proposal, (iii) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal, (iv) provide any confidential information relating to KEYreit to any Person or group in connection with any Acquisition Proposal, or (v) otherwise co-operate in any way with any effort or attempt by any other Person or group to do or seek to do any of the foregoing;

b.              immediately cease and cause to be terminated all existing solicitations, encouragements, activities, discussions and negotiations, if any, with any Person or group or any agent or representative of any Person or group conducted before the date of this Agreement (other than those with Plazacorp or its agents or representatives) with respect to any Acquisition Proposal initiated by him, his representatives or involving him in his personal capacity;

c.               immediately notify Plazacorp of any offer, proposal, inquiry, request or expression of interest that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal made to Mr. Bitove or, to the knowledge of Mr. Bitove or his representatives or agents becomes directly or indirectly aware, will be made to Mr. Bitove which notification shall be made orally and in writing and shall, subject to any confidentiality obligation binding on KEYreit or Mr. Bitove, include a description of the material terms and conditions, the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and copies of material written documents, correspondence or other materials received by Mr. Bitove or his representatives in respect of, from or on behalf of any such Person;

d.              not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Bitove Deposited Units, or any right or interest therein (legal or equitable), to any Person or group or agree to do any of the foregoing;

e.               not grant or agree to grant any proxy, power of attorney or other right to vote the Bitove Deposited Units, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Unitholders or give consents or approval of any kind with respect to any of the Bitove Deposited Units;

f.                exercise the voting rights attaching to the Bitove Deposited Units to oppose any proposed action by KEYreit, the Unitholders and any of the KEYreit Subsidiaries or any other Person which action could reasonably be expected to prevent or delay the successful completion of the Offer;

g.               not requisition or join in any requisition of any meeting of Unitholders without the prior written consent of Plazacorp;

h.              not take any other action of any kind, directly or indirectly, (including, without limitation, voting the Units) which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Offer and the other transactions contemplated by the Support Agreement and the Lock-Up Agreement;

i.                  not request the KEYreit Board or any committee thereof to withdraw, amend, modify or qualify in a manner adverse to Plazacorp the approval and recommendation by the KEYreit Board of the Offer or vote or cause to be voted any of the Bitove Deposited Units in respect of any proposed action by KEYreit or its Unitholders or affiliates or any other Person or group in a manner which might reasonably be regarded as likely to prevent or delay the successful completion of the Offer or the other transactions contemplated by the Support Agreement and the Lock-Up Agreement; and

j.                 not do indirectly that which he may not do directly by the covenants outlined above.

Representations and Warranties of Mr. Bitove

The Lock-Up Agreement contain customary representations and warranties of Mr. Bitove including, among other things, representations and warranties as to: (a) sole right to sell and ownership or control or direction of the Bitove Deposited Units, free and clear of encumbrances; (b) authority, execution, delivery and enforceability of the relevant Lock-Up Agreement; and (c) absence of claims against Mr. Bitove that would threaten his ability to perform his obligations under the Lock-Up Agreement.

Representations and Warranties of Plazacorp

The Lock-Up Agreement also contain customary representations and warranties of Plazacorp including, among other things, representations and warranties as to: (a) due incorporation and existence of Plazacorp; (b) authority, execution, delivery and enforceability of the Lock-Up Agreement; and (c) adequate arrangements to ensure sufficient funds are available to effect full payment for the purchase of all the Units under the Offer.

Termination of the Lock-Up Agreement

The Lock-Up Agreement may be terminated by mutual written consent of Plazacorp and Mr. Bitove. The Lock-Up Agreement may also be terminated by Plazacorp, subject to certain conditions, upon notice to Mr. Bitove if:

(a)                                 Mr. Bitove is in default of any covenant or condition contained in the Lock-Up Agreement and such default has or may have an adverse effect on the consummation of the transactions contemplated by the Offer and such default is either not curable or if capable of being cured has not been cured within five business days of written notice of such default being given by Plazacorp to Mr. Bitove;

(b)                                 any representation or warranty of Mr. Bitove under the Lock-Up Agreement becomes at any time prior to the Expiry Time untrue or incorrect in any material respect;

(c)                                  the Support Agreement has been terminated in accordance with its terms; or

(d)                                 any of the conditions to the Offer is not satisfied or waived by Plazacorp at or prior to the Expiry Time.

The Lock-Up Agreement may be terminated by Mr. Bitove, subject to certain conditions, upon notice to Plazacorp if:

(a)                                 Plazacorp has not made the Offer in accordance with the terms of the Lock-Up Agreement and the Support Agreement or the Offer does not conform with the terms thereunder;

(b)                                 the Offer shall have expired or shall have been withdrawn in accordance with its terms without Plazacorp having purchased any Units pursuant to the Offer

(c)                                  Plazacorp is in default of any covenant or condition contained in the Lock-Up Agreement and such default has or may have an adverse effect on the consummation of the transactions contemplated by the Offer and such default is either not curable or if capable of being cured has not been cured within five business days of written notice of such default being given by the Mr. Bitove to Plazacorp;

(d)                                 any representation or warranty of Plazacorp under the Lock-Up Agreement becomes at any time prior to the Expiry Time untrue or incorrect in any material respect, if such inaccuracy is reasonably likely to prevent, restrict or materially delay consummation of the Offer;

(e)                                  the Offer has been made and Plazacorp has not taken up and paid for the Bitove Deposited Units under the Offer in the manner contemplated by the Lock-Up Agreement by the Outside Date or such other date as may be agreed to by Plazacorp and the Mr. Bitove in writing; or

(f)                                   the Support Agreement has been terminated in accordance with its terms.

7.                                      Purpose of the Offer and Plans for KEYreit

The purpose of the Offer is to enable Plazacorp to acquire all the outstanding Units. The effect of the Offer is to give to all Unitholders the opportunity to receive consideration per Unit totaling $8.35 in cash per Unit, 1.7041 Plazacorp Shares or any combination thereof, subject to proration. The Offer represents a premium of approximately 35% over the closing price of $6.18 per Unit on the TSX on January 28, 2013, the last trading day before Huntingdon announced its intention to make an unsolicited partial offer for Units.

If within the time limit for acceptance of a take-over bid or within 120 days after the date of the Offer, whichever period is the longer, the Offer is accepted by Unitholders who in the aggregate hold not less than 90% of the issued and outstanding Units as at the Expiry Time, other than Units held at the date of the Offer by or on behalf of Plazacorp, and Plazacorp has taken up and paid for such deposited Units under the Offer, Plazacorp will be entitled to acquire, and any Unitholders that have not tendered their Units (collectively, the “Dissenting Unitholders”) will be required to sell to Plazacorp the Units held by such Dissenting Unitholders pursuant to the Declaration of Trust.

Plazacorp has covenanted in the Support Agreement that if a Compulsory Acquisition is not available or Plazacorp chooses not to avail itself of such right of acquisition, Plazacorp will use commercially reasonable efforts to pursue other means of acquiring the remaining Units not deposited under the Offer, provided that the consideration per Unit offered in connection with such other means of acquiring such Units shall be at least equivalent in value as the consideration per Unit under the Offer.  If a Compulsory Acquisition cannot be effected, or if Plazacorp chooses not to avail itself of that right, Plazacorp intends to cause the Units acquired under the Offer to be voted in favour of such a Subsequent Acquisition Transaction and, to the extent permitted by applicable Laws, to be counted as part of any minority approval that may be required in connection with such transaction.  KEYreit has agreed that it will assist Plazacorp in connection with any Subsequent Acquisition Transaction.  The timing and details of any Subsequent Acquisition Transaction will necessarily depend on a variety of factors, including the number of Units acquired pursuant to the Offer.  If, after taking up Units under the Offer, Plazacorp owns at least 66 2/3% of the outstanding Units and at least a majority of the minority of the outstanding Units the votes of which would be included in any minority approval of a Subsequent Acquisition Transaction pursuant to MI 61-101, Plazacorp should own sufficient Units to be able to effect a Subsequent Acquisition Transaction.  See Section 16 this Circular, “Acquisition of Units Not Deposited”.

Upon completion of the Offer, Plazacorp intends to conduct a detailed review of KEYreit and its Subsidiaries, including an evaluation of their respective business plans, assets, operations and organizational and capital structure to determine what changes would be desirable in light of such review and the circumstances that then exist. At the Effective Time and from time to time thereafter, Plazacorp shall be entitled to designate at least a majority of the members of KEYreit Board, and any committees thereof.

If permitted by applicable Laws, Plazacorp intends to cause KEYreit to apply to delist the Units from the TSX as soon as practicable after completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction. In addition, if permitted by applicable Laws, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Plazacorp intends to cause KEYreit to cease to be a reporting issuer under the securities laws of each province of Canada in which it is a reporting issuer. See Section 22 of the Circular, “Effect of the Offer on the Market for and Listing of Units and Status as a Reporting Issuer”.

If the Offer and a Compulsory Acquisition or a Subsequent Acquisition Transaction is successful:

•                  Plazacorp will own all of the equity interests in KEYreit and Plazacorp will be entitled to all the benefits and risks of loss associated with such ownership;

•                  current Unitholders will no longer have any interest in KEYreit or KEYreit’s assets, book value or future earnings or growth and Plazacorp will hold a 100% interest in such assets, book value, future earnings and growth;

•                  Plazacorp will have the right to elect all members of KEYreit Board;

•                  KEYreit will no longer be a public company and KEYreit will no longer file periodic reports (including financial information) with any securities regulatory authorities;

•                  the KEYreit Debentures will cease to be convertible into Units and will instead be convertible into the consideration that a holder of KEYreit debentures would have been entitled to receive if it was a Unitholder on the date of the Compulsory Acquisition or Subsequent Acquisition Transaction, as the case may be, as described at Section 3 of the Circular, “Certain Information Concerning Securities of KEYreit — Convertible Debentures”, and Plazacorp will be the successor obligor with respect to such debentures; and

•                  the Units will no longer trade on the TSX or any other securities exchange. See Section 3 of the Circular, “Certain Information Concerning Securities of KEYreit” and Section 22 of the Circular, “Effect of the Offer on the Market for Listing of Units and Status as a Reporting Issuer”.

8.                                      Reasons to Accept the Offer

Plazacorp believes the Offer will bring a number of benefits to its shareholders and to Unitholders who elect to receive Plazacorp shares under the Offer, including:

Significant Premium

The Offer represents a premium of approximately 35% over the closing price of $6.18 per Unit on the TSX on January 28, 2013, the last trading day before Huntingdon announced its intention to make an unsolicited partial offer for Units.  The Offer is also a significantly more attractive offer than Huntingdon’s unsolicited amended offer of $8.00 per Unit.

Immediate Accretion

Plazacorp believes the acquisition will immediately deliver high single digit percentage accretion to Plazacorp’s 2013 estimated AFFO per share.  Such accretion assumes completion of the acquisition, the secured term credit facility financing, and anticipated synergies as a result of Plazacorp’s internalized management team.  Plazacorp’s debt-to-gross-book-value ratio is estimated to be between approximately 57% to 58% post transaction (including the KEYreit debentures, but excluding Plazacorp’s well-in-the-money convertible debentures), which is close to its target debt-to-gross book value ratio of 55%.  Modest de-levering may occur after the transaction as a result of a small number of property sales and without the need to issue equity.

In addition to the immediate AFFO per share accretion as a result of the transaction, potential sources of future accretion to Plazacorp’s AFFO per share include the following:

•                  refinancing the KEYreit Debentures, which bear coupons of 7.0%, 7.75% and 8.0%;

•                  refinancing KEYreit’s mortgages, which have a weighted average interest rate of approximately 5%;

•                  closing KEYreit’s previously announced acquisition of two Alberta retail properties (comprising 50,494 square feet) for a purchase price of $10 million;

•                  re-leasing of the 11 remaining disclaimed Priszm Income Fund leases (totaling approximately 20,454 square feet); and

•                  embedded rental steps within certain of KEYreit’s leases, which will provide for increasing revenues from such tenancies over time.

Compatible Properties and Experienced Management

KEYreit’s properties are compatible with Plazacorp’s portfolio.  Following completion of the acquisition, Plazacorp will own approximately 346 retail properties totaling approximately 6.4 million square feet.  Shoppers Drug Mart will remain as Plazacorp’s largest tenant on a pro forma basis, representing approximately 26% of Plazacorp’s and KEYreit’s combined minimum rent.  Both KEYreit’s and Plazacorp’s portfolios are approximately 96% to 97% leased.  Furthermore, Plazacorp possesses substantial experience and expertise in managing and developing small-box retail properties, having specialized in such property types in Eastern Canada for over 14 years. Plazacorp’s internal management team has in-house leasing and development expertise to efficiently create value for shareholders.

Enhanced Geographic Diversification

Plazacorp expects that the integration of the properties will enhance the pro forma geographic diversification of KEYreit and Plazacorp.  KEYreit’s properties in Ontario and Quebec will change from 39% and 35% of gross leasable area (“GLA”) to 12% and 26%, respectively.  Plazacorp’s properties in Atlantic Canada will change from approximately 71% to 60% of GLA and its Ontario properties will change from approximately 5% to 12% of GLA.

Improved Profile for Unitholders

Plazacorp expects that Unitholders who elect to receive Plazacorp shares will benefit from:

•                  a pro forma market capitalization that is approximately 3.3x that of KEYreit and a pro forma asset base that is approximately 3x greater than that of KEYreit;

•                  greater tenant and geographic diversification;

•                  one of the lowest AFFO payout ratios among Canadian REITs, which provides flexibility for future growth in Plazacorp dividends, is sustainable and is expected to fuel future growth;

•                  a more conservative debt level as compared to that of KEYreit;

•                  termination of an external management contract and replacement with a large, experienced, internal management team that is fully aligned with its shareholders;

•                  a highly aligned management team and board of directors who collectively will own approximately 34% of Plazacorp (based on estimated pro forma basic shares outstanding) upon completion of the transaction; and

•                  access to lower cost debt and equity to fuel growth.

Unitholders who receive Plazacorp shares will be investing in a public company that has raised its dividends at least once every year for the past 10 years with an average annual growth rate of over 10% during this time period. Since the time of KEYreit’s initial public offering in 2005, Plazacorp has provided approximately 123% appreciation in its share price and a total return of approximately 223%.

Holders of KEYreit Debentures will similarly benefit from many of the attributes described above, particularly given that Plazacorp is a larger pro forma company with stable cash flows and a more conservative debt level

Proposed REIT Conversion and Graduation to the TSX

Plazacorp announced on March 25, 2013 that it had received a positive ruling from CRA in respect of converting from a mutual fund corporation to a REIT structure on a tax-deferred basis. Completion of this conversion is expected to occur in 2013 and will be subject to Plazacorp shareholder approval. In conjunction with this expected conversion to a REIT, Plazacorp will move from a quarterly common share dividend to a monthly distribution on units.  In addition, and as previously disclosed, Plazacorp intends to graduate from the TSX-V to the TSX, subject to TSX approval.  Such graduation will not be effective until following the completion of the Offer and any Subsequent Acquisition Transaction, although Plazacorp will seek to complete this move as soon as practicable thereafter.

Tax Free Rollover

A tax-free rollover will be available for eligible Canadian holders of Units who elect to receive Plazacorp Shares if any cash received on proration does not exceed the cost of their Units, whereas no tax-free rollover is available under the Huntingdon Offer.

9.                                      Unitholder Rights Plan

On February 8, 2013, KEYreit and CIBC Mellon Trust Company, as rights agent, entered into the Rights Plan, which was amended and restated on February 25, 2013. As a result of the announcement of the Offer, the Rights Plan was cease traded on March 27, 2013, pursuant to an OSC order dated March 15, 2013 discussed above in Section 4 of this Circular, “Background to the Offer”.

10.                               Source of Funds

Plazacorp’s obligation to purchase Units deposited to the Offer is not subject to any financing condition.

Plazacorp estimates that, if it acquires all of the Units (based on the number of Units outstanding as of March 24, 2013 as represented by KEYreit in the Support Agreement), the total amount of cash required for the purchase of Units and to cover related fees and expenses of Plazacorp will be approximately $79.8 million. Plazacorp has entered into a binding commitment letter with the Royal Bank of Canada (“RBC”) dated March 25, 2013, as amended and restated on April 4, 2013, providing for a secured term credit facility (the “RBC Credit Facility”), the proceeds of which will be sufficient to meet these requirements.

The RBC Credit Facility has a term of one year, a portion of which is extendible for two additional six-month periods at RBC’s discretion upon prior notice to RBC by Plazacorp. Interest under loans made under the RBC Credit Facility will, at the option of Plazacorp, be calculated with reference to the 30, 60 or 90-day bankers’ acceptance rate (“BA Loans”) or the RBC prime rate, subject to spreads customary for loan facilities of this type.

The RBC Credit Facility may be prepaid, in whole or in part (subject to minimums and increments), by Plazacorp at any time without bonus or penalty, except that BA Loans are only repayable on maturity of the bankers’ acceptance but may be cash collateralized.

The RBC Credit Facility is subject to customary closing conditions for loan facilities of this type, including the absence of an event or condition constituting a material adverse effect in respect of Plazacorp or KEYreit (in each case, on a consolidated basis) and Plazacorp’s compliance in all material respects with applicable laws and regulations.

The RBC Credit Facility may be used to fund the Offer, a Subsequent Acquisition Transaction or a Compulsory Acquisition. The RBC Credit Facility will be repaid either through the entering of new credit facilities, long-term financing arrangements, by cash flows from the operations of Plazacorp and its affiliates and/or through a modest amount of asset sales by Plazacorp and its affiliates.

11.                               Certain Information Concerning the Securities of Plazacorp

Authorized and Outstanding Share Capital

The authorized share capital of Plazacorp consists of an unlimited number of Plazacorp Shares and an unlimited number of preferred shares, issuable in series. As of April 9, 2013, there were 64,101,435 Plazacorp Shares issued and outstanding and no preferred shares issued and outstanding. Holders of Plazacorp Shares are entitled to dividends if, as and when declared by the directors of Plazacorp. Holders of Plazacorp Shares are also entitled to one vote per Plazacorp Share at meetings of the shareholders of Plazacorp and, upon liquidation, to receive such assets of Plazacorp as are distributable to the holders of Plazacorp Shares.

Subject to the provisions of Subsection 33(2) of the Business Corporations Act (New Brunswick), each holder of Plazacorp Shares may, at his option and in the manner hereinafter provided, require that Plazacorp redeem at any time all or, from time to time, any part of the Plazacorp Shares held by such holder and that Plazacorp pay, for each share to be redeemed, the Retraction Price (as defined in the AIF) thereof together with all declared and unpaid dividends thereon.

In the case of redemption of Plazacorp Shares, the holder thereof must surrender the certificate or certificates representing such Plazacorp Shares at the registered office of Plazacorp or the transfer agent, accompanied by a notice in writing signed by such holder requiring Plazacorp to redeem all or a specified number of the Plazacorp Shares represented thereby. As soon as practicable following the receipt of said notice, but not more than ten days thereafter, Plazacorp must pay or cause to be paid to the order of the registered holder of the Plazacorp Shares to be redeemed, the Retraction Price thereof. If only a part of the shares represented by any certificate are being redeemed at any time in a fiscal year of Plazacorp, a new certificate for the balance will be issued on or before the end of the fiscal year, at the expense of Plazacorp.

The Retraction Price may be fully paid and satisfied, at the option of Plazacorp, by cash payment or by the issuance by Plazacorp of a promissory note, which shall bear interest at a rate equal to the prescribed rate of interest calculated pursuant to paragraph 4301(c) of the Regulations promulgated under the Tax Act in effect at the time of its issue and will mature and be fully repaid at the end of two years after issuance. The terms and conditions of such promissory notes will also provide that in all circumstances the promissory notes may be prepaid without penalty.

Plazacorp has a stock option plan whereby directors and certain employees of Plazacorp or its affiliates may be granted stock options at an exercise price not less than 100% of the market value on the date of grant. By rule of a TSX-V policy, Plazacorp (and all issuers other than certain prescribed issuers) must maintain a stock option plan. However, Plazacorp has no plans to grant options under the stock option plan in the future and there are no options currently outstanding.

Plazacorp has a restricted share unit plan whereby directors, officers and employees of Plazacorp may be awarded restricted share units (“RSU”) which vest over a period of three years from their date of issuance. On the applicable vesting date, each vested RSU will be exchanged for one Plazacorp Share or a lump-sum cash payment calculated by multiplying the number of RSUs to be redeemed by the volume weighted average closing price of the Plazacorp Shares for the five trading days immediately preceding such applicable day. In addition, each participant in the RSU plan will receive a distribution of additional RSUs equal to the amount of dividends paid per Plazacorp Share. These dividend RSUs will be granted immediately following any dividend payment date of Plazacorp and shall vest immediately and be redeemed for either one Plazacorp Share for each dividend RSU or a lump-sum cash payment. As of February 28, 2013, the maximum number of Plazacorp Shares that may be issued under the RSU plan was 5,879,261.

Material Changes in Capitalization of Plazacorp

There have not been any material changes in the capitalization or indebtedness of Plazacorp since December 31, 2012, the date of Plazacorp’s most recently filed financial statements. Unitholders should refer to Schedule A to the Offer and Circular for unaudited pro forma consolidated financial statements for Plazacorp for the year ended December 31, 2012 which give effect to the acquisition of KEYreit by Plazacorp and Section 10 of the Circular, “Source of Funds”, for a description of potential arrangements into which Plazacorp may enter in order to fund its payment obligations under the Offer.

Dividend and Dividend Policy

Plazacorp’s current dividend policy is to pay an annual dividend of $0.225 per Plazacorp Share, which dividend is payable in quarterly payments of $0.05625 per Plazacorp Share. Dividends are paid to shareholders of record on the record date as determined by the directors of Plazacorp at their discretion based on anticipated future cash flows and the need to retain sufficient cash flow to support Plazacorp’s business.

Price Range and Trading Volume of Plazacorp Shares

Plazacorp Shares are traded on the TSX-V. On March 22, 2013, being the last trading day on the TSX-V prior to the announcement of Plazacorp’s intention to make the Offer, the closing price of the Plazacorp Shares was $4.85 on the TSX-V. The following table sets forth, for the periods indicated, the reported high and low daily closing prices and the aggregate volume of trading of the Plazacorp Shares on the TSX-V:

	Trading of Plazacorp Shares on the TSX-V
	High ($)	Low ($)	Volume (#)
2013
April 1-8	5.00	4.55	615,291
March	5.05	4.40	1,370,949
February	5.09	4.92	171,593
January	5.22	4.95	250,188
2012
December	5.05	4.82	130,125
November	5.25	4.85	201,012
October	5.25	4.7	332,476
September	4.99	4.74	329,986
August	5.05	4.7	225,622
July	4.95	4.6	198,518
June	4.79	4.55	122,299
May	4.97	4.55	289,335
April	4.71	4.45	71,412

Source: Bloomberg

Prior Sales

For the 12-month period prior to the date of the Offer, Plazacorp has issued or granted Plazacorp Shares and securities convertible into Plazacorp Shares as listed in the table below. Other than the issuances listed in the table below, Plazacorp has not issued any Plazacorp Shares or securities convertible into Plazacorp Shares within the 12 months preceding the date of the Offer.

Date of Issue	Security Issued	Number of Securities Issued	Price per Security ($)
May 4, 2012	Plazacorp Shares (conversion of debentures)	14,705	3.40
May 11, 2012	Plazacorp Shares (conversions of debentures)	73,526	3.40
May 15, 2012	Plazacorp Shares (DRIP)	37,615	4.5815
May 16, 2012	Plazacorp Shares (exercise of stock options)	75,000	4.36
May 22, 2012	Plazacorp Shares (conversion of debentures)	13,157	3.80
May 28, 2012	Plazacorp Shares (conversions of debentures)	45,587	3.40
June 1, 2012	Plazacorp Shares (conversion of debentures)	5,882	3.40
June 4, 2012	Plazacorp Shares (conversion of debentures)	29,411	3.40
July 12, 2012	Plazacorp Shares (conversion of debentures)	4,411	3.40
August 13, 2012	Plazacorp Shares (conversions of debentures)	44,116	3.40
August 13, 2012	Plazacorp Shares (conversions of debentures)	13,158	3.80
August 15, 2012	Plazacorp Shares (DRIP)	36,797	4.6883
August 20, 2012	Plazacorp Shares (conversions of debentures)	501,745	3.40
August 21, 2012	Plazacorp Shares (conversions of debentures)	133,819	3.40
August 22, 2012	Plazacorp Shares (conversions of debentures)	276,467	3.40
August 23, 2012	Plazacorp Shares (conversions of debentures)	177,937	3.40
August 27, 2012	Plazacorp Shares (conversions of debentures)	160,286	3.40
August 29, 2012	Plazacorp Shares (conversions of debentures)	95,585	3.40
August 30, 2012	Plazacorp Shares (conversions of debentures)	58,820	3.40
September 4, 2012	Plazacorp Shares (conversions of debentures)	157,938	3.40
September 6, 2012	Plazacorp Shares (conversions of debentures)	181,468	3.40
September 6, 2012	Plazacorp Shares (conversion of debentures)	13,157	3.80
September 10, 2012	Plazacorp Shares (conversion of debentures)	47,055	3.40
September 11, 2012	Plazacorp Shares (conversion of debentures)	470,586	3.40
September 14, 2012	Plazacorp Shares (conversion of debentures)	294,117	3.40
September 17, 2012	Plazacorp Shares (conversion of debentures)	57,350	3.40
September 18, 2012	Plazacorp Shares (conversion of debentures)	73,529	3.40
September 19, 2012	Plazacorp Shares (conversion of debentures)	18,235	3.40
September 24, 2012	Plazacorp Shares (conversion of debentures)	65,788	3.80
September 24, 2012	Plazacorp Shares (conversion of debentures)	58,823	3.40
September 26, 2012	Plazacorp Shares (conversion of debentures)	29,411	3.40
September 27, 2012	Plazacorp Shares (conversion of debentures)	29,411	3.40
September 28, 2012	Plazacorp Shares (conversion of debentures)	14,705	3.40
October 2, 2012	Plazacorp Shares (conversion of debentures)	20,588	3.40
October 4, 2012	Plazacorp Shares (conversion of debentures)	5,263	3.80
October 12, 2012	Plazacorp Shares (conversion of debentures)	80,881	3.40
November 13, 2012	Plazacorp Shares (conversion of debentures)	131,575	3.80

Date of Issue	Security Issued	Number of Securities Issued	Price per Security ($)
November 15, 2012	Plazacorp Shares (DRIP)	33,157	4.8934
December 10, 2012	Plazacorp Shares (conversion of debentures)	65,789	3.80
December 13, 2012	Plazacorp Shares (conversion of debentures)	6,578	3.80
February 12, 2013	Plazacorp Shares (conversion of debentures)	16,578	3.80
February 15, 2013	Plazacorp Shares (DRIP)	32,635	4.9202
February 19, 2013	Plazacorp Shares (redemption of Dividend RSUs under RSU plan)	1,038	4.98
February 22, 2013	Plazacorp Shares (conversion of debentures)	26,315	3.80
February 25, 2013	Plazacorp Shares (conversion of debentures)	1,315	3.80
February 28, 2013	Plazacorp Shares (conversion of debentures)	17,105	3.80
March 8, 2013	Plazacorp Shares (conversion of debentures)	26,315	3.80

12.                               Documents Incorporated by Reference

The following documents, filed by Plazacorp with the securities commissions or similar regulatory authorities in Canada, are specifically incorporated by reference in, and form an integral part of, the Offer and Circular:

(a)                                 the annual information form of Plazacorp dated February 28, 2013 for the year ended December 31, 2012 (the “AIF”);

(b)                                 the annual audited consolidated financial statements of Plazacorp as at and for the years ended December 31, 2012 and 2011, together with the notes thereto and the auditors’ report thereon;

(c)                                  management’s discussion and analysis of results of operations and financial conditions of Plazacorp for the years ended December 31, 2012 and 2011;

(d)                                 the management information circular dated February 28, 2013 relating to the annual general meeting of shareholders of Plazacorp to be held on April 17, 2013;

(e)                                  material change report dated April 3, 2013 relating to the Offer; and

(f)                                   material change report dated April 3, 2013 relating to the positive ruling from the CRA in respect of Plazacorp’s planned conversion from a mutual fund corporation to a REIT.

Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Plazacorp at 527 Queen Street, Suite 200, Fredericton, New Brunswick, E3B 1B8, Attention: Secretary (telephone: 506-460-8289), and are also available electronically on SEDAR at www.sedar.com.

Any documents of the type referred to above, and any interim financial reports, business acquisition reports or material change reports (excluding confidential material change reports), filed by Plazacorp with the securities commissions or similar regulatory authorities in each jurisdiction of Canada in which Plazacorp is a reporting issuer subsequent to the date of the Offer and Circular shall be deemed to be incorporated by reference into the Offer and Circular. Any statement contained in the Offer and Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of the Offer and Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document or statement that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that was necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Offer and Circular.

13.                               Risk Factors

As Unitholders may acquire Plazacorp Shares in consideration or partial consideration for all or a portion of the Units that they deposit under the Offer, Unitholders should carefully consider the risks and uncertainties associated with Plazacorp and the Plazacorp Shares set out in this Section 13 and those described in the documents that Plazacorp has filed with Canadian securities regulatory authorities incorporated by reference herein, including Plazacorp’s AIF filed on SEDAR on March 5, 2013. Plazacorp expects that these risks and uncertainties will also be applicable to Plazacorp following completion of the Offer. These risks and uncertainties may not be the only risks and uncertainties faced by Plazacorp or the combined entity. Other risks and uncertainties not presently known by Plazacorp or that Plazacorp currently believes are not material could also materially and adversely affect Plazacorp’s or the combined entity’s business, results of operations and/or financial condition.

Risks Relating to the Offer

The market value of Plazacorp Shares received by Unitholders under the Offer may vary significantly from the date on which the exchange ratio was fixed.

Depositing Unitholders who elect or are deemed to elect the Share Alternative will receive a number of Plazacorp Shares under the Offer based on a fixed exchange ratio, rather than Plazacorp Shares with a specific market value. Even if a depositing Shareholder elects (or is deemed to elect) the Cash Alternative, the consideration the Shareholder receives for its deposited Shares may include Plazacorp Shares as a result of proration. The number of Plazacorp Shares to be issued in exchange for each Unit will not be adjusted to reflect any changes in the market value of the Plazacorp Shares. Consequently, the market value of the Plazacorp Shares issued to Unitholders in connection with the take-up of their Units under the Offer may vary significantly from the market value for those Plazacorp Shares on the date of the Offer or on the date on which such Unitholders deposit their Units under the Offer. If the market price of the Plazacorp Shares declines, the value of the consideration received by Unitholders who elect the Share Alternative will decline as well. For example, during the 12-month period ending on March 22, 2013 (the most recent trading day prior to the date of the announcement of the Offer), the trading price of the Plazacorp Shares on the TSX-V varied from a low of $4.40 to a high of $5.25 and ended that period at $4.85. Conversely, if the market price of the Plazacorp Shares increases, Unitholders who elect (or are deemed to elect) the Cash Alternative may, to the extent they receive cash for their deposited Units, receive consideration with a lower market value than if they had elected the Share Alternative. Variations in the market price of the Plazacorp Shares may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Plazacorp (either alone or combined with KEYreit), including factors that may affect the business, operations or prospects of Plazacorp or the combined entity over which Plazacorp has no control, as well as general market volatility.

The value of the cash portion of the Offer will fluctuate for non-Canadian Unitholders.

All cash payable under the Offer will be denominated in Canadian dollars. Currency exchange rates may fluctuate and the prevailing exchange rate on the settlement date may be significantly different from the exchange rate on the date of the Offer or the date on which non-Canadian Unitholders deposited their Units under the Offer. These changes may significantly affect the value of the cash consideration received for Units deposited by non-Canadian Unitholders.

The actual cash and share consideration received by Unitholders will depend on proration.

Plazacorp is offering to purchase Units on the basis of, at the election of each holder of a Unit, $8.35 in cash, 1.7041 of a Plazacorp Share, or any combination thereof for each Unit, subject to prorationing as described in Section 1 of the Offer, “The Offer”. The prorationing principles described therein are intended to give effect to the Maximum Cash Consideration and the Maximum Share Consideration available under the Offer. Consequently, a Cash Electing Unitholder may nonetheless receive Plazacorp Shares for a portion of the consideration for its Deposited Units. For the same reason, a Share Electing Unitholder may receive cash for a portion of the consideration for its Deposited Units. See Section 1 of the Offer, ‘‘The Offer’’.

After completion of the Offer, KEYreit would become a majority-owned Subsidiary of Plazacorp and Plazacorp’s interests could differ from that of other Unitholders.

If the Offer is successful, Plazacorp will have the authority to determine the trustees of KEYreit and its Subsidiaries and, as a result, appoint new management for KEYreit and its Subsidiaries. Plazacorp will also have the authority to approve certain actions requiring the approval of Unitholders, including approving mergers of KEYreit’s Subsidiaries or sales of KEYreit’s assets. Plazacorp currently intends, if it takes up and pays for the Units validly deposited under the Offer, to acquire all of the outstanding Units not deposited under the Offer by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. If Plazacorp is unable to complete (or if there is a delay in completing) a Compulsory Acquisition or Subsequent Acquisition Transaction, Plazacorp will nonetheless own sufficient Units to control KEYreit. Plazacorp’s interests with respect to KEYreit may differ from the interests of Unitholders who did not deposit their Units under the Offer.

The purchase of Units by Plazacorp under the Offer could affect the market for and listing of Units and KEYreit’s status as a reporting issuer.

The purchase of Units by Plazacorp under the Offer will reduce the number of Units that might otherwise trade publicly and will reduce the number of Unitholders and, depending on the number of Units acquired by Plazacorp, could materially adversely affect the liquidity and market value of any remaining Units held by the public. In addition, depending on the number of Units purchased under the Offer, it is possible that the Units would fail to meet the criteria for continued listing on the TSX. Even if the Units would not be delisted by virtue of failing to meet the criteria for continued listing on the TSX, Plazacorp intends, to the extent permitted by applicable Laws, to cause KEYreit to apply to voluntarily delist the Units from the TSX as soon as practicable after completion of the Offer and, if applicable, any Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 22 of the Circular, ‘‘Effect of the Offer on the Market for and Listing of Units and Status as a Reporting Issuer’’.

Tendering to the Offer may present Material tax consequences to Unitholders in the United States

Unitholders should be aware that the exchange of Units for either the Cash Alternative or the Share Alternative, or any combination thereof, may have material tax consequences in the United States, including being taxable despite the receipt of Plazacorp Shares rather than cash.  In addition, the ownership of Plazacorp Shares may have materially different tax consequences than the ownership of Units of KEYreit.  These consequences for investors who are resident in, or citizens of, the U.S., or who are otherwise U.S. taxpayers, are not described in this Offer and Circular.  KEYreit Unitholders should consult with their own tax advisors for advice regarding the U.S. income tax consequences to them of the Offer and the ownership and future disposition of any Plazacorp Shares received in the Offer.

Risks Relating to Plazacorp and the Integration of the Operations and Businesses of Plazacorp and KEYreit

The integration of the operations and businesses of Plazacorp and KEYreit may not produce anticipated benefits, in the expected time-frames or at all, due to unanticipated challenges or delays. Plazacorp has made the Offer with the expectation that its successful completion and the subsequent integration of Plazacorp and KEYreit will result in greater long-term potential and value creation than the individual entities could achieve on their own. This expectation is based, in part, on certain presumed synergies. These anticipated benefits and synergies will depend in part on whether the operations, systems and personnel of KEYreit and Plazacorp can be integrated in an efficient and effective manner, the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction and whether the presumed bases or sources of synergies produce the benefits anticipated. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined entity have not yet been made and may not have been fully identified. These decisions and the integration of Plazacorp and KEYreit could present challenges to management, including the integration of operations and personnel of the two entities, and risks, including possible unanticipated liabilities and expenses, one-time write-offs or restructuring charges and the loss of key employees. There can be no assurance that there will be operational or other synergies realized by the combined entity, or that the integration of the two entities’ operations, systems and personnel will be timely or effectively accomplished, or ultimately will be successful in achieving the anticipated benefits.

For further information regarding the risks relating to Plazacorp and its business, see the documents that Plazacorp has filed with Canadian securities regulatory authorities incorporated by reference herein, including Plazacorp’s AIF filed on SEDAR on March 5, 2013.

14.                               Ownership of and Trading in Securities of KEYreit

No Units, KEYreit Debentures, or other Convertible Securities are beneficially owned, nor is control or direction exercised over any of such securities, by Plazacorp or its directors or officers. To the knowledge of Plazacorp, after reasonable enquiry, no Units, KEYreit Debentures or other Convertible Securities are beneficially owned, nor is control or direction exercised over any of such securities, by any associate or affiliate of an insider of Plazacorp, any insider of Plazacorp, other than a director or officer of Plazacorp, or any person acting jointly or in concert with Plazacorp.

To the knowledge of Plazacorp, after reasonable enquiry, none of Plazacorp or its respective directors or officers or any associate or affiliate of an insider of Plazacorp, any insider of Plazacorp or any person acting jointly or in concert with Plazacorp, purchased or sold any securities of KEYreit during the six-month period preceding the date of the Offer.

15.                               Commitments to Acquire Securities of KEYreit

None of Plazacorp nor, to the knowledge of Plazacorp, after reasonable enquiry, its respective directors or officers, any associate or affiliate of an insider of Plazacorp, any insider of Plazacorp or any person acting jointly or in concert with Plazacorp, has entered into any agreements, commitments or understandings to acquire any securities of KEYreit, except for the agreements made by Plazacorp pursuant to the Support Agreement and the Lock-Up Agreement.  See Section 5 of the Circular, “Support Agreement” and Section 6 of the Circular, “Lock-Up Agreement”.

16.                               Other Material Facts

Plazacorp has no knowledge of any material fact concerning the securities of KEYreit that has not been generally disclosed by KEYreit, or any other matter that is not disclosed in the Circular and that has not previously been generally disclosed, and that would reasonably be expected to affect the decision of Unitholders to accept or reject the Offer.

17.                              Acquisition of Units Not Deposited

It is Plazacorp’s current intention that if it takes up and pays for Units deposited under the Offer, it will enter into one or more transactions to enable Plazacorp or an affiliate of Plazacorp to acquire all Units not acquired under the Offer. There is no assurance that such transaction will be completed, in particular if Plazacorp and its affiliates hold less than 66 2/3% of the outstanding Units following completion of the Offer.

Compulsory Acquisition

If within the time limit for acceptance of the Offer or within 120 days after the date of the Offer, whichever period is the longer,  the Offer is accepted by Unitholders who in the aggregate hold not less than 90% of the issued and outstanding Units as at the Expiry Time, other than Units held at the date of the Offer by or on behalf of Plazacorp, and Plazacorp has taken up and paid for such deposited Units under the Offer, Plazacorp will be entitled to acquire, and any Unitholders that have not tendered their Units (collectively, the “Dissenting Unitholders”) will be required to sell to Plazacorp the Units held by such Dissenting Unitholders pursuant to the provisions of Section 14.6 of the Declaration of Trust.

If a Compulsory Acquisition cannot be effected or if Plazacorp chooses not to avail itself of that right, Plazacorp has covenanted under the Support Agreement to use commercially reasonable efforts to and currently intends to acquire Units not deposited under the Offer pursuant to a Subsequent Acquisition Transaction, as discussed below under “Subsequent Acquisition Transaction”.

Where Plazacorp is entitled to acquire Units held by a Dissenting Unitholder pursuant to the Declaration of Trust, Plazacorp must send by registered mail before the earlier of 60 days after the date of termination of the Offer and 180 days following the date of the Offer a notice (an “Offeror’s Notice”) to KEYreit and each Dissenting Unitholder stating that: (a) Unitholders holding at least 90% of the Units, other than Plazacorp’s Units, have accepted the Offer; (b) Plazacorp has taken up and paid for the Units of the Unitholders who accepted the Offer; (c) a Dissenting Unitholder must transfer his, her or its respective Units to Plazacorp on the terms on which Plazacorp acquired the Units of the Unitholders who accepted the Offer (a “Compulsory Acquisition”) within 21 days after the date of the sending of the Offeror’s Notice; and (d) Dissenting Unitholders must send the certificates representing their respective Units to KEYreit, duly endorsed for transfer, within 21 days after the date of the sending of the Offeror’s Notice.

A Dissenting Unitholder to whom an Offeror’s Notice is sent pursuant to the Declaration of Trust must, within 21 days after the sending of the Offeror’s Notice, send the certificate representing his, her or its Units to KEYreit, duly endorsed for transfer, if a certificate for such Units has been provided. Within 21 days after Plazacorp sends an Offeror’s Notice pursuant to the Declaration of Trust, Plazacorp will have to pay or transfer to the Trustees, or to such other person as the Trustees may direct, the cash or other consideration that Plazacorp would have had to pay to the Dissenting Unitholder had he, she or it accepted the Offer in respect of the Units that he, she or it continues to hold. The Trustees, or the person directed by the Trustees, must hold in trust for the Dissenting Unitholders such cash or other consideration. Within 30 days after the date of sending an Offeror’s Notice pursuant to the Declaration of Trust, if Plazacorp has complied with the Compulsory Acquisition provisions of the Declaration of Trust, the Trustees will be required to, among other things, cause the transfer of the Units of the Dissenting Unitholders to Plazacorp.

The foregoing is a summary only of the statutory right of Compulsory Acquisition that may become available to Plazacorp and is qualified in its entirety by the provisions of Section 14.6 of the Declaration of Trust, a copy of which is attached as Schedule B to this Circular, and other applicable Laws.  Section 14.6 of the Declaration of Trust is complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Unitholder’s rights may be lost or altered. Unitholders who wish to be better informed about those provisions of the Declaration of Trust should consult their legal advisors.

See Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”, for a discussion of the tax consequences to Unitholders in the event of a Compulsory Acquisition.

Subsequent Acquisition Transaction

If Plazacorp takes up and pays for Units validly deposited under the Offer and the right of Compulsory Acquisition is not available to Plazacorp or Plazacorp chooses not to avail itself of such right, Plazacorp intends to take such action as is necessary or advisable to acquire all Units not acquired under the Offer (a “Subsequent Acquisition Transaction”).  A Subsequent Acquisition Transaction may take the form of one or more amendments to the Declaration of Trust to provide for the redemption by KEYreit of all outstanding Units (other than those held by Plazacorp) (an “SAT Redemption”) or the purchase of such Units by Plazacorp (an “SAT Purchase”), in either case for a price equal to, and payable in the same form as, the consideration paid for Units taken up under the Offer. The timing and details of any Subsequent Acquisition Transaction will necessarily depend on a variety of factors, including the number of Units acquired under the Offer.

The amendments to the Declaration of Trust necessary to effect a Subsequent Acquisition Transaction, require the approval of at least 66 2/3% of the votes cast by Unitholders, voting together as a class, at a special meeting of Unitholders duly called for such purpose in accordance with the Declaration of Trust and applicable securities Laws. Plazacorp intends to cause all Units acquired under the Offer to be voted in favour of a Subsequent Acquisition Transaction, including any amendments to the Declaration of Trust.  If the Minimum Tender Condition is satisfied and Plazacorp takes up and pays for the Units deposited under the Offer, Plazacorp expects to own sufficient Units to effect a Subsequent Acquisition Transaction in this manner.

If the Subsequent Acquisition Transaction is effected by way of an SAT Redemption, the Canadian income tax consequences to a Non-Resident Unitholder of such Subsequent Acquisition Transaction may be different in a materially adverse way from the income tax consequences to a Non-Resident Unitholder who disposes of Units under the Offer or a Compulsory Acquisition.  As well, a Non-Resident Unitholder who disposes of Units under an SAT Redemption will not have the Rollover Option available in respect of those Units. See Section 23 of the Circular, “Certain Canadian Federal Income Tax Considerations”, for a discussion of tax consequences to Unitholders in the event of a Subsequent Acquisition Transaction.

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Units being terminated without its consent, irrespective of the nature of the consideration provided in substitution therefor. Plazacorp expects that any Subsequent Acquisition Transaction relating to Units will be a “business combination” under MI 61-101.  In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such a transaction. Plazacorp intends to carry out any Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 will not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a business combination is required to prepare a formal valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. In connection therewith, Plazacorp currently intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting KEYreit and Plazacorp or one or more of its affiliates, as appropriate) from the valuation requirements of MI 61-101. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that the depositing securityholders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (and which disclosure has been provided herein). For these purposes, if Unitholders will receive securities that are redeemed for cash within seven days of their issuance in consideration for their Units in the business combination, the cash proceeds of the redemption, rather than the redeemed securities, are deemed to be the consideration received in the business combination. Plazacorp currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration per Unit paid to the Unitholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, Plazacorp expects to rely on these exemptions or to obtain relief from the relevant valuation requirements of certain other provinces of Canada, as applicable.

Depending on the nature and the terms of the Subsequent Acquisition Transaction, the Declaration of Trust would require the approval of at least 66 2/3% of the votes cast by Unitholders, voting together as a class, at a special meeting of Unitholders duly called for the purpose of approving a Subsequent Acquisition Transaction.  MI 61-101 would also require that, in addition to any other required Unitholder approval, in order to complete a business combination, the approval of a majority of the votes cast by “minority” Unitholders must be obtained unless an exemption is available or discretionary relief is granted by the applicable securities regulatory authorities. If, however, following the Offer, Plazacorp and its affiliates are the registered holders of 90% or more of the Units at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority Unitholders.

In relation to the Offer and any business combination, the “minority” Unitholders will be, unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities, all Unitholders other than Plazacorp, any “interested party” (within the meaning of MI 61-101), certain “related parties” of Plazacorp or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of Plazacorp, affiliate or insider of Plazacorp or any of their directors or senior officers and any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that Plazacorp may treat Units acquired under the Offer as “minority” units and to vote them, or to consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed no later than 120 days after the Expiry Time; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer (and for these purposes, if Unitholders will receive securities that are redeemed for cash within seven days of their issuance in consideration for their Units in the business combination, the cash proceeds of the redemption, rather than the redeemed securities, are deemed to be the consideration received in the business combination); and (c) the Unitholder who deposited such Units to the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with Plazacorp in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Unit that is not identical in amount and form to the entitlement of the general body of holders in Canada of Units. Plazacorp currently intends that the consideration offered for Units under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to Unitholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, Plazacorp intends to cause Units acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.

JBM will be entitled to receive a termination fee (the “JBM Termination Fee”) if the Management Agreements are terminated in the event of (a) any event that results in any person, other than Scott’s Restaurants Inc., JBM or their respective affiliates, directly or indirectly becoming the beneficial owner of: (i) more than 50% of the outstanding Units (or any other securities of KEYreit that are outstanding from time to time); (ii) more than 50% of any of the securities of Scott’s LP; or (iii) all or substantially all of the assets of either KEYreit or Scott’s LP, in each case other than with the prior consent of JBM (a “Change of Control”), or (b) a termination without cause of the Management Agreements.  KEYreit has advised Plazacorp that unless otherwise agreed by JBM, the JBM Termination Fee payable to JBM in such circumstances and calculated in accordance with the provisions of the Management Agreements would be equal to approximately $9.9 million.  Plazacorp and JBM have entered into a termination agreement (the “Termination Agreement”) pursuant to which (a) JBM has agreed that the Offer will not constitute a Change of Control for the purposes of the Management Agreements, and (b) Plazacorp has given notice to JBM that it intends to cause KEYreit to terminate the Management Agreements without cause as soon as practicable following its initial take-up of REIT Units under the Offer.  The Termination Agreement has been posted by Plazacorp on SEDAR.

Pursuant to the Termination Agreement, JBM has agreed to a reduced JBM Termination Fee of $8 million (being equal to approximately $1.9 million less than JBM’s contractual entitlements under the Management Agreements) upon such termination without cause. 50% of the severance and termination payments will be payable to JBM in cash. The remaining 50% of the JBM Termination Fee will be payable to JBM in cash or, subject to the receipt of any required regulatory approvals, by the issuance to JBM of Plazacorp Shares or in any combination of cash and Plazacorp Shares, with the allocation of payment between cash and Plazacorp Shares to be determined in the sole and absolute discretion of Plazacorp. Pursuant to the Supplemental Management Agreement, KEYreit has agreed to reimburse JBM in respect of all severance and termination costs and expenses incurred by JBM relating to the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, a Controller, an Assistant Vice President, Risk Management, a Director, Asset Management, a Manager, Financial Reporting and Property Accountants who are employed by JBM to the extent such costs and expenses are incurred as a result of the occurrence of, among other things, a Change of Control (as such term is defined in the Management Agreements) or a termination of either Management Agreement other than for cause (the “Employee Termination Reimbursements”). No severance or termination costs are payable in respect of Mr. Bitove as an employee of JBM under the Supplemental Agreement. Mr. Bitove controls JBM, accordingly Mr. Bitove will benefit, indirectly by virtue of his interest in JBM, the JBM Termination Fee and the Employee Termination Reimbursements. As a result, the votes attached to the 2,425,148 Units held by Mr. Bitove and his associated entities would be required to be excluded in determining whether minority approval for a Subsequent Acquisition Transaction had been obtained for the purposes of MI 61-101.

Teresa Neto, Chief Financial Officer of KEYreit, and Kevin Salsberg, Chief Operating Officer of KEYreit, are entitled to receive certain severance and termination amounts if their employment is terminated following the completion of the Offer. Ms. Neto’s employment agreement provides that if such agreement is terminated by KEYreit without cause within 12 months after the effective date of a “Change of Control” (defined as a person other than Mr. Bitove or his affiliates holding more than 50% of the outstanding Units), Ms. Neto is entitled to be paid by JBM (a) accrued but unpaid base salary for services rendered to the date of termination, accrued but unpaid expenses to the date of termination and the value of any vacation pay accrued but unused to the date of termination, (b) a severance amount equal to 24 months’ base salary, paid as a lump sum, and (c) health and dental benefits (excluding short term disability, long-term disability and life insurance) for 12 months following the date of termination. Mr. Salsberg’s employment agreement provides that if such agreement is terminated by KEYreit without cause within 12 months after the effective date of a “Change of Control” (the definition of which includes a person, group of persons or any corporation, trust, partnership or other entity acting jointly or in concert, other than Mr. Bitove or his affiliates, holding more than 50% of the outstanding Units), Mr. Salsberg is entitled to be paid by JBM (a) accrued but unpaid base salary for services rendered to the date of termination, accrued but unpaid pro rata development incentive (described below), accrued but unpaid expenses to the date of termination and the value of any vacation pay accrued but unused to the date of termination, (b) a severance amount equal to 24 months’ base salary, paid as a lump sum within 30 days of termination or in the form of salary continuation at the election of KEYreit, and (c) health and dental benefits (excluding short term disability, long-term disability and life insurance) for 12 months following the date of termination. Mr. Salsberg is also entitled to be paid by JBM (a) as an additional development incentive, 7.5% of the Termination Fee payable to JBM in connection with the termination of the Management Agreements and (b) a pro rata amount of any “development incentives” payable under his employment agreement in respect of the fiscal year in which such termination occurred, provided that the portion of the Termination Fee payable to Mr. Salsberg will be excluded from JBM’s net income for purposes of calculating such “development incentives” otherwise payable to Mr. Salsberg.  KEYreit is responsible for reimbursing JBM for severance and termination payments that will be payable to Ms. Neto and Mr. Salsberg. Accordingly, the severance amounts referred to above (but not, for certainty, any development incentives or additional development incentive payable to Mr. Salsberg) will be reimbursable by KEYreit upon payment by JBM.

MI 61-101 provides that a benefit, other than an enhancement of employee benefits resulting from participation by a senior officer of the issuer in a group plan, other than an incentive plan, for employees of a successor to the business of the issuer, that is received solely in connection with the senior officer’s services as an employee, director or consultant of the issuer would constitute a “collateral benefit” (and therefore require such senior officer’s securities to be excluded from any minority approval required under MI 61-101) unless (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the senior officer for securities relinquished under the bid, (b) the conferring of the benefit is not, by its terms, conditional on the senior officer supporting the bid in any manner, (c) full particulars of the benefit are disclosed in the disclosure document for the transaction or the directors’ circular in the case of a take-over bid and, at the time the bid is publicly announced, the senior officer and his or her associated entities beneficially own or exercise control or direction over less than one per cent of the outstanding securities of each class of equity securities of the issuer.

To the knowledge of Plazacorp, after due enquiry, as of March 25, 2013, the date that the Offer was announced, each of Ms. Neto and Mr. Salsberg, together with their respective associated entities, as such term is defined in MI 61-101, beneficially owned or exercised control or direction over less than one per cent of the outstanding Units.  The termination and severance payments to which Ms. Neto and Mr. Salsberg are entitled under their employment contracts are not conditional on them supporting the Offer and are payable only in the event of a termination of employment without cause within 12 months of the successful completion of the Offer.  Accordingly, the votes attaching to the Units held by Ms. Neto and Mr. Salsberg and their respective associated entities may be included in any minority approval required under MI 61-101 in connection with any Subsequent Acquisition Transaction.

The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving KEYreit will necessarily depend on a variety of factors, including the number of Units acquired under the Offer.

Although Plazacorp currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of various factors, including the number of Units acquired under the Offer, delays in Plazacorp’s ability to effect such a transaction and information hereafter obtained by Plazacorp, such a transaction may not be so proposed or may be delayed or abandoned. Plazacorp expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Units in accordance with applicable Laws, including a Subsequent Acquisition Transaction on terms not described in the Circular.

If Plazacorp is unable to or elects not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals promptly, Plazacorp will evaluate other available alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Units in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise. Subject to applicable Laws, any additional purchases of Units could be at a price greater than, equal to or less than the price to be paid for Units under the Offer and could be for cash and/or securities or other consideration. Alternatively, Plazacorp may take no action to acquire additional Units or may sell or otherwise dispose of any or all Units acquired under the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Plazacorp, which may vary from the terms and the price paid for Units under the Offer. See Section 12 of the Offer, “Market Purchases and Sales of Units”.

Unitholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

Resolutions

Upon successful completion of the Offer, Plazacorp currently intends to effect the amendments to the Declaration of Trust as described in this Section 17 at a special meeting of Unitholders called for such purpose in accordance with the Declaration of Trust.

The resolutions to be passed at any such meeting may include special resolutions:

(a)                                 amending Section 14.6 of the Declaration of Trust to provide that (i) a Compulsory Acquisition may be effected if, within 120 days after the date the Offer is made, the Offer is accepted by the holders of at least 66 2/3% of the Units, and (ii) in the event Plazacorp elects to effect a Compulsory Acquisition, Units held by Dissenting Unitholders will be deemed to have been transferred to Plazacorp immediately upon the sending of Offeror’s Notice to Dissenting Unitholders (as opposed to upon the transfer by KEYreit of the Units held by the Dissenting Unitholders to Plazacorp referred to above) and that the Dissenting Unitholders will cease to have any rights as Unitholders from and after that time, other than the right to be paid the consideration that Plazacorp would have paid to the Dissenting Unitholders had they accepted the Offer;

(b)                                 amending the Declaration of Trust to provide that any Units not deposited under the Offer may be redeemed by KEYreit or acquired by Plazacorp immediately upon notice in writing provided by KEYreit for consideration equivalent in value to the consideration offered under the Offer;

(c)                                  approving any other Subsequent Acquisition Transaction that may be undertaken by Plazacorp in accordance with the Declaration of Trust, as amended in accordance with the foregoing;

(d)                                 amending the Declaration of Trust to permit Plazacorp, notwithstanding anything to the contrary contained therein, to vote, execute and deliver any instruments of proxy, authorizations, requisitions, resolutions (whether in writing or otherwise), consents and directions in respect of any or all Purchased Units, if determined necessary or appropriate by Plazacorp, and authorizing Plazacorp to execute any such amendment to the Declaration of Trust in connection therewith;

(e)                                  directing the Trustees and the officers of KEYreit and its Subsidiaries to cooperate in all respects with Plazacorp regarding the foregoing including in completing any Subsequent Acquisition Transaction undertaken by Plazacorp in accordance therewith; and

(f)                                   authorizing any officer or director of Plazacorp, and any other person designated by Plazacorp in writing, to execute and deliver all documents and do all acts or things, on behalf of KEYreit or otherwise, as may be necessary or desirable to give effect to these special resolutions ((a) through (f), collectively, the “Special Resolutions”).

The approval of the Special Resolutions by the holders of more than 66 2/3% of the Units entitled to be voted on such resolution and the approval of the Special Resolutions by the holders of a majority of the Units held by “minority” holders of Units (including Units deposited under the Offer by “minority” holders of the Units) would be required at the special meeting of the Unitholders called for such purpose. Plazacorp intends to cause all Units taken up under the Offer to be voted in favour of any Subsequent Acquisition Transaction, including the approval of the Special Resolutions.

18.                               Legal and Judicial Developments

On February 1, 2008, MI 61-101 came into force in the Provinces of Ontario and Québec, introducing harmonized requirements for enhanced disclosure, independent valuations and majority of minority security holder approval for specified types of transactions. See “—Subsequent Acquisition Transaction” above.

Certain judicial decisions may also be considered relevant to any Subsequent Acquisition Transaction that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances prior to the adoption of MI 61-101 and its predecessors, granted preliminary injunctions to prohibit transactions involving certain business combinations. The current trends in both legislation and Canadian jurisprudence indicate a willingness to permit business combinations to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority unitholders.

Unitholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.

19.                               Agreements, Commitments or Understandings

Other than the Lock-Up Agreement, or as described below, there are (a) no agreements, commitments or understandings made or proposed to be made between Plazacorp and any of the trustees or officers of KEYreit, including for any payment or other benefit proposed to be made or given by way of compensation for loss of office or their remaining in or retiring from office if the Offer is successful, and (b) no agreements, commitments or understandings between Plazacorp and any securityholder of KEYreit with respect to the Offer.  Plazacorp has entered into the Termination Agreement with JBM, the property and asset manager of KEYreit. JBM is controlled by Mr. Bitove.  Mr. Bitove owns or exercises control or direction over approximately 16.3% of the issued and outstanding Units. The Termination Agreement provides for a reduced termination payment to be made to JBM in the event that the Management Agreements are terminated (without cause) following the Offer and represents a reduction of approximately $1.9 million to the entitlements that JBM (and, indirectly, Mr. Bitove) would have received under the Management Agreements. Accordingly, the Termination Agreement does not have the effect, directly or indirectly, of providing Mr. Bitove with consideration of greater value than that offered to the Unitholders, because (a) the Termination Agreement represents a reduction in, and not an enhancement of, JBM’s entitlements under the Management Agreement, and (b) the Termination Fee agreed to by JBM pursuant to the Management Agreement does not form or constitute, directly or indirectly, consideration for Mr. Bitove’s Units, but rather represents a significant reduction to the contractual entitlements that would otherwise accrue to JBM under the Management Agreements.

Other than the Support Agreement and the Confidentiality Agreement, there are no agreements, commitments or understandings between Plazacorp and KEYreit relating to the Offer and Plazacorp is not aware of any other agreement, commitment or understanding that could affect control of KEYreit.  See Section 5 of this Circular, “Support Agreement” and Section 6 of this Circular, “Lock-Up Agreement”.

For information on arrangements made or proposed to be made between KEYreit and any of its directors or officers, see the Trustees’ Circular.

Employment Agreements

As of the date hereof, Plazacorp has not entered into any employment agreements or arrangements with employees of KEYreit and none of the existing employment agreements or arrangements with such employees has been modified in connection with the Offer. However, Plazacorp may enter into agreements prior to or after the Expiry Time with one or more officers for continuation of their roles with KEYreit. The agreements, if any, will not be conditional upon the officer’s support of the Offer and will not be undertaken for the purpose, in whole or in part, of increasing the value of the consideration paid for any of such officer’s Units or as an incentive to induce the officer to tender his or her Units under the Offer. None of the officers of KEYreit has an obligation to enter into employment negotiations with Plazacorp.

20.                               Regulatory Matters

Except as discussed below, to the knowledge of Plazacorp, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Plazacorp for the consummation of the transactions contemplated by the Offer, except for such authorizations, consents, approvals and filings the failure to obtain or make which would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by the Offer. In the event that Plazacorp becomes aware of other requirements, it will make reasonable commercial efforts to satisfy such requirements at or prior to the Expiry Time, as such time may be extended.

Competition Laws

Under the Competition Act, the acquisition of voting units of a trust that carries on an operating business in Canada may require pre-merger notification if certain size of parties and size of transaction thresholds are exceeded. Where pre-merger notification is required, a pre-merger notification form must be filed with the Commissioner of Competition and the transaction may not be completed until the expiry or waiver of an initial 30-day statutory waiting period. The Commissioner of Competition may, within the initial 30-day waiting period, issue a request for additional information (a Supplementary Information Request), which extends the waiting period for a further 30 days following receipt of such information by the Commissioner of Competition.

Instead of filing a pre-merger notification form, the parties may request that the Commissioner of Competition issue an ARC under Section 102 of the Competition Act in respect of the transaction stating that the Commissioner of Competition is satisfied that he or she would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. Where an ARC is issued, the parties are exempted from the obligation to file a pre-merger notification form.  In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner of Competition cannot seek an order of the Competition Tribunal under the provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.  Alternatively, the Commissioner of Competition may issue a “no-action” letter indicating that he or she does not plan to initiate proceedings before the Competition Tribunal in respect of the proposed transaction, and waiving the obligation to file a pre-merger notification form.  The Commissioner of Competition’s substantive review of a transaction may take longer than the statutory waiting period.

The Commissioner of Competition may decide to challenge the transaction if the Commissioner of Competition is of the view that the transaction is likely to prevent or lessen competition substantially in a relevant market.  Unless an ARC is issued, the Commissioner of Competition may make an application to challenge a transaction under the merger provisions of the Competition Act prior to closing and for up to one year after the transaction has been substantially completed.  The Commissioner of Competition may seek an order from the

Competition Tribunal either: (a) prohibiting the completion of the transaction on an interim basis, if the Commissioner of Competition believes he requires more time to complete his review, or on a permanent basis, if he concludes that the transaction is likely to substantially lessen or prevent competition; (b) requiring the divestiture of Units or assets or the dissolution of the transaction, if it has been completed; or (c) with the consent of the person against whom the order is directed, requiring that person to take any other action.

The acquisition of the Units by Plazacorp is subject to pre-merger notification under the Competition Act.  The obligation of Plazacorp to complete the Offer is, among other things, subject to the condition that Competition Act Approval be satisfied. See Section 4 of the Offer, “Conditions of the Offer”.  Competition Act Approval means (i) the issuance to Plazacorp of an ARC by the Commissioner of Competition under Subsection 102(1) of the Competition Act to the effect that the Commissioner of Competition is satisfied that she or he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act with respect to the transactions contemplated by the Offer; or (ii) both (A) the waiting period, including any extension of such waiting period, under Section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (B) Plazacorp shall have received a letter from the Commissioner of Competition indicating that she or he does not, as of the date of the letter, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by the Offer (a no-action letter).

Plazacorp has applied for an ARC or no-action letter in respect of the Offer.  Plazacorp does not expect the Offer, the Compulsory Acquisition or the Subsequent Acquisition Transaction, as applicable, to give rise to any substantive competition concerns.  However, there can be no assurance that a challenge to the completion of the Offer under the Competition Act will not be made or that, if such a challenge were made, Plazacorp would prevail or would not be required to accept certain adverse conditions in order to complete the Offer.

Canadian Securities Laws

The distribution of the Plazacorp Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities Laws. While the resale of Plazacorp Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, KEYreit Unitholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

The Offer provides that Ineligible U.S. Unitholders that would otherwise receive Plazacorp Shares in exchange for their Units may, at the sole discretion of Plazacorp, have such Plazacorp Shares issued on their behalf to a selling agent, which shall, as agent for such Unitholders, as expeditiously as is commercially reasonable thereafter, sell such Plazacorp Shares on their behalf through the facilities of the TSX-V and have the net proceeds of such sale, less any applicable brokerage commissions, other expenses and withholding taxes, delivered to such Unitholders. Accordingly, Plazacorp intends to apply for relief in respect of Ineligible U.S. Unitholders, from the requirement in Section 2.23(1) of MI 62-104 and Section 97.1(1) of the OSA that an offeror making a take-over bid must offer to all holders of the same class of securities identical consideration (or an identical choice of consideration).

U.S. Securities Laws

The Plazacorp Shares offered under the Offer are being offered pursuant to an exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. No Plazacorp Shares will be delivered in the United States or to or for the account or for the benefit of a person in the United States who is an Ineligible U.S. Unitholder.

Ineligible U.S. Unitholders who would otherwise receive Plazacorp Shares in exchange for their Units may, at the sole discretion of Plazacorp, have such Plazacorp Shares issued on their behalf to a selling agent, which shall, as agent for such Unitholders (and without liability except for gross negligence or wilful misconduct), as expeditiously as is commercially reasonable thereafter, sell such Plazacorp Shares on their behalf through the facilities of the TSX-V and have the net proceeds of such sale, less any applicable brokerage commissions, other expenses and withholding taxes, delivered to such Unitholders. Each Unitholder for whom Plazacorp Shares are sold by the selling agent will receive an amount equal to such Unitholder’s pro rata interest in the net proceeds of sales of all Plazacorp Shares so sold by the selling agent. In effecting the sale of any Plazacorp Shares, the selling agent will, except as provided above, exercise its sole judgment as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price for such Plazacorp Shares. Neither Plazacorp, nor the Depositary, nor the selling agent will be liable for any loss arising out of any sale of such Plazacorp Shares relating to the manner or timing of such sales, the date or dates of such sales or the prices at which Plazacorp Shares are sold, or otherwise (except for gross negligence or wilful misconduct). The sale price of the Plazacorp Shares sold on behalf of such persons will fluctuate with the market price of the Plazacorp Shares, and no assurance can be given that any particular price will be received upon such sale.

All Ineligible U.S. Unitholders must notify their broker, financial advisor, financial institution or other nominee through which their Units are held of their status as an Ineligible U.S. Unitholder. Failure by an Ineligible U.S. Unitholder to inform such Unitholder’s broker, financial advisor, financial institution or other nominee through which such Unitholder’s Units are held of such Unitholder’s status as an Ineligible U.S. Unitholder prior to the Expiry Time will be deemed to be a certification that such Unitholder is not a resident of a U.S. state who is not an exempt “institutional investor” within the meaning of the securities laws and regulations of the subject state of which such Unitholder is a resident. Any Unitholder in the United States who deposits Units using a Letter of Transmittal that does not indicate whether such Unitholder is an Ineligible U.S. Unitholder will be deemed to have certified that such Unitholder is not an Ineligible U.S. Unitholder.

Plazacorp Shares issued to Unitholders under the Offer will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act to the same extent and proportion that Units deposited by such Unitholders under the Offer are “restricted securities”. Accordingly, if a Unitholder deposits Units under the Offer that bear a U.S. Securities Act restrictive legend, any Plazacorp Shares issued to such Unitholder in exchange for such Units shall also bear a U.S. Securities Act restrictive legend. In addition, Plazacorp Shares acquired by affiliates of Plazacorp may be resold only outside the United States pursuant to Regulation S under the U.S. Securities Act, pursuant to a subsequent registration statement under the U.S. Securities Act or in accordance with the requirements of Rule 144. In general, an affiliate for this purpose is an officer or director of Plazacorp or, if the Offer is completed, a Unitholder who beneficially owns more than 10% of the outstanding Plazacorp Shares.

Stock Exchange Listing Applications

The TSX-V has conditionally approved the listing of the Plazacorp Shares to be issued in connection with the Offer, subject to standard terms and conditions.

21.                               Trust Distributions

According to KEYreit’s AIF dated March 5, 2013, KEYreit has a distribution policy which provides for a monthly cash distribution of $0.05 per Unit ($0.60 per Unit on an annual basis). KEYreit reviews the amount of its distributions on an ongoing basis and considers a number of factors including expected cash flows based on occupancy rates, operating expenses, capital expenditures and debt service requirements. KEYreit has agreed in the Support Agreement not to declare, set aside, or pay any distribution (whether in cash, securities or property or any combination thereof), reduce capital or make any payment in respect of any Units, other securities of KEYreit or any securities of any KEYreit Subsidiary that are not Permitted Distributions, interest and principal payments required to be made on the KEYreit Debentures, or, in the case of any KEYreit Subsidiaries, distributions payable to KEYreit or another KEYreit Subsidiary wholly-owned by KEYreit.

22.                               Effect of the Offer on the Market for and Listing of Units and Status as a Reporting Issuer

The purchase of Units by Plazacorp under the Offer will reduce the number of Units that might otherwise trade publicly and will reduce the number of Unitholders and, depending on the number of Units acquired by Plazacorp, could materially adversely affect the liquidity and market value of any remaining Units held by the public.

The rules and regulations of the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Units from the TSX. Among such criteria are the number of Unitholders, the number of Units publicly held and the aggregate market value of the Units publicly held. Depending on the number of Units purchased by Plazacorp under the Offer or otherwise, it is possible that the Units would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Units could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Units. If permitted by applicable Laws, Plazacorp intends to cause KEYreit to apply to delist the Units from the TSX as soon as practicable after completion of the Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction.  If the Units are delisted from the TSX, the extent of the public market for the Units and the availability of price or other quotations would depend upon the number of Unitholders, the number of Units publicly held and the aggregate market value of the Units publicly held at such time, the interest in maintaining a market in Units on the part of securities firms, whether KEYreit remains subject to public reporting requirements in Canada and other factors.

After the purchase of the Units under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, KEYreit may cease to be subject to the public reporting and proxy solicitation requirements of applicable provincial securities Laws. Furthermore, it may be possible for KEYreit to request the elimination of the public reporting requirements of any province where a small number of Unitholders may reside. If permitted by applicable Laws, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Plazacorp intends to cause KEYreit to cease to be a reporting issuer under the securities laws of each province of Canada where it is currently a reporting issuer.

The Units are not currently registered under the U.S. Exchange Act or listed or quoted on a stock exchange in the United States. Accordingly, KEYreit does not file periodic reports under the U.S. Exchange Act with the SEC.

23.                               Certain Canadian Federal Income Tax Considerations

In the opinion of Davies, counsel to Plazacorp, the following is a summary of the principal Canadian federal income tax considerations under the Tax Act, as of the date hereof, generally applicable to a Unitholder in respect of the disposition of Units to Plazacorp under the Offer or certain transactions described in Section 17 of the Circular, “Acquisition of Units Not Deposited”. This summary does not address the tax consequences of disposing of Units to Plazacorp that were acquired pursuant to the provisions of an option plan and/or the LTIP.

This summary is based on the current provisions of the Tax Act, the regulations thereunder in force on the date hereof (the “Regulations”) and counsel’s understanding of the current published administrative practices of the CRA publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in their present form. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ materially from those described in this summary.

This summary is not applicable to a Unitholder or a Shareholder that is a “financial institution” as defined in the Tax Act for the purposes of the “mark-to-market” rules, to a Unitholder that is a “specified financial institution” as defined in the Tax Act, to a Unitholder who has made an election under the functional currency provisions under the Tax Act or to a Unitholder an interest in which is, or for whom a Unit would be, a “tax shelter investment” as defined in the Tax Act. Such Unitholders should consult their own tax advisors.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Unitholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Unitholders should consult their own legal and tax advisors with respect to the tax consequences to them of having their Units acquired based on their particular circumstances, including the application and effect of the income and other taxes of any country, province or other jurisdiction in which the Unitholders reside or carry on business.

Unitholders Resident in Canada

The following portion of the summary is generally applicable to a Unitholder who, at all relevant times, for purposes of the Tax Act: (a) is, or is deemed to be, resident in Canada; (b) deals at arm’s length with Plazacorp and KEYreit; (c) is not affiliated with Plazacorp or KEYreit; (d) did not acquire the Units pursuant to a stock or unit option plan; and (e) holds its Units, and will hold any Plazacorp Shares, as capital property (a “Resident Unitholder”, and in respect of Plazacorp Shares, a “Resident Shareholder”). Units generally will be considered capital property to a Resident Unitholder unless the Resident Unitholder holds such Units in the course of carrying on a business or the Resident Unitholder has acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

Certain Resident Unitholders whose Units would not otherwise qualify as capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have the Units, and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Unitholder in the taxation year in which the election is made and in all subsequent taxation years, deemed to be capital property.  Where Units are acquired by Plazacorp under the Share Alternative and the Rollover Option and the Resident Unitholder makes a valid section 85 election under the Tax Act in respect of such Units, as described below, the Plazacorp Shares received in exchange will not be Canadian securities for purposes of subsection 39(4) of the Tax Act.

This summary assumes that Plazacorp has qualified as a “mutual fund corporation” under the Tax Act continuously since it was established and will continue to so qualify at all material times.

Disposition of Units Under the Offer

Exchange of Units for Cash Only

A Resident Unitholder whose Units are disposed of to Plazacorp for cash only will realize a capital gain (or capital loss) equal to the amount by which the cash received for such Units, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to such Resident Unitholder of such Units. The general tax treatment of capital gains and capital losses is discussed below under the heading “— Taxation of Capital Gains and Capital Losses”.

Exchange of Units for Cash and Plazacorp Shares

No Tax-Deferred Rollover Under the Tax Act

Subject to the availability of the joint election under section 85 of the Tax Act referred to below, a Resident Unitholder whose Units are disposed of to Plazacorp in exchange for cash and Plazacorp Shares will be considered to have disposed of such Units for proceeds of disposition equal to the sum of: (a) the cash received by such Resident Unitholder on the exchange; and (b) the fair market value, as at the time of the exchange, of the Plazacorp Shares received by such Resident Unitholder on the exchange. The Resident Unitholder will in general realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the aggregate adjusted cost base to the Resident Unitholder of such Units. The cost to the Resident Unitholder of the Plazacorp Shares received by the Resident Unitholder on the exchange will be equal to the fair market value of those Plazacorp Shares at that time and such cost will be averaged with the adjusted cost base of all other Plazacorp Shares held by the Resident Unitholder as capital property immediately prior to the exchange for the purpose of determining thereafter the adjusted cost base of each Plazacorp Share held by such Resident Unitholder. The general tax treatment of capital gains and capital losses is discussed below under the heading “— Taxation of Capital Gains and Capital Losses”.

Tax-Deferred Rollover Under the Tax Act

A Resident Unitholder that is an Eligible Holder who disposes of Units to Plazacorp in exchange for cash and Plazacorp Shares under the Offer, a Compulsory Acquisition, or an SAT Purchase, pursuant to the Share Alternative, and who further elects the Rollover Option in the Letter of Transmittal, may be permitted to make a joint election with Plazacorp pursuant to subsection 85(1) of the Tax Act (or, in the case of an Eligible Holder that is a partnership, pursuant to subsection 85(2) of the Tax Act) and thereby obtain a full or partial tax-deferred “rollover” for purposes of the Tax Act, depending on the Elected Amount (as defined below) and the adjusted cost base to the Eligible Holder of the Units at the time of the disposition.

An Eligible Holder making an election under section 85 of the Tax Act will be required to designate an amount (the “Elected Amount”) in the election form that will be deemed to be the proceeds of disposition of the Eligible Holder’s Units. By designating an appropriate Elected Amount, an Eligible Holder may, for purposes of the Tax Act, avoid recognizing all or any portion of the capital gain that the Eligible Holder would otherwise realize on the disposition.

In general, where an election is made, the Elected Amount must comply with the following rules:

(a)                                 the Elected Amount may not be less than the amount of cash received by the Eligible Holder on the exchange;

(b)                                 the Elected Amount may not be less than the lesser of the adjusted cost base to the Eligible Holder of the Units exchanged, determined at the time of the exchange, and the fair market value of the Units at that time; and

(c)                                  the Elected Amount may not exceed the fair market value of the Units at the time of the exchange.

Where an Eligible Holder and Plazacorp make an election that complies with the rules above, the tax treatment to the Eligible Holder generally will be as follows:

(a)                                 the Eligible Holder will be deemed to have disposed of the Units for proceeds of disposition equal to the Elected Amount;

(b)                                 if the Elected Amount is equal to the aggregate of the adjusted cost base to the Eligible Holder of the Units and any reasonable costs of disposition, no capital gain or capital loss will be realized by the Eligible Holder;

(c)                                  to the extent that the Elected Amount exceeds (or is less than) the aggregate of the adjusted cost base of the Units to the Eligible Holder and any reasonable costs of disposition, the Eligible Holder will in general realize a capital gain (or capital loss); and

(d)                                 the cost of Plazacorp Shares acquired on the disposition will equal the amount, if any, by which the Elected Amount exceeds the amount of the cash received by the Eligible Holder on the disposition, and such cost will be averaged with the adjusted cost base of all other Plazacorp Shares held by the Eligible Holder as capital property immediately prior to the exchange for the purpose of determining thereafter the adjusted cost base of each Plazacorp Share held by such Eligible Holder.

Eligible Holders who wish to make the election under section 85 of the Tax Act must elect both the Share Alternative and the Rollover Option. Eligible Holders who elect the Cash Alternative will not be permitted to elect the Rollover Option, even if such Eligible Holders receive Plazacorp Shares as a result of proration.

An Eligible Holder who wishes to dispose of Units under the Rollover Option and enter into a joint tax election with Plazacorp under subsection 85(1) or (2) of the Tax Act must obtain the appropriate federal election forms (Form T2057 or, in the event that the Units are held by a partnership, Form T2058) from the CRA, and where necessary, appropriate provincial election forms from the appropriate provincial office. Plazacorp intends to provide information with respect to these forms after the Expiry Time on its website at www.Plazacorp.com.

An Eligible Holder who wishes to dispose of Units under the Rollover Option and effect the disposition of such Eligible Holder’s Units pursuant to section 85 of the Tax Act (or any similar provision of any provincial tax legislation) must ensure that two signed copies of Form T2057 or, in the event that the Units are held by a partnership, two signed copies of Form T2058 (and where necessary, two signed copies of the appropriate provincial forms), are received by Plazacorp at its head office (527 Queen Street, Suite 200, Fredericton, New Brunswick, E3B 1B8, Attention: Secretary (telephone: 506-460-8289)) on or before the day that is 45 days after the Take-Up Date for the Units duly completed with the details of the number of Units transferred, the consideration received and the applicable Elected Amounts for the purposes of such elections. Subject to the election forms complying with the provisions of the Tax Act (or applicable provincial income tax law), one copy of the election form (and one copy of any applicable provincial election form) will be returned to the particular Eligible Holder at the address indicated on the election form, signed by Plazacorp, for filing by the Eligible Holder with the CRA (and any applicable provincial tax authority). Any Eligible Holder who does not ensure that the duly completed election forms have been received by Plazacorp on or before the day that is 45 days after the Take-Up Date for the Units will not be able to benefit from the rollover provisions in section 85 of the Tax Act (or the corresponding provisions of any applicable provincial tax legislation). Accordingly, all Eligible Holders who wish to enter into an election with Plazacorp should give their immediate attention to this matter.

Where Units are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose should file one copy of Form T2057 (and, where applicable, the corresponding provincial form(s)) for each co-owner along with a list of all co-owners electing, which list should contain the address and social insurance number or business number of each co-owner. Where the Units are held as partnership property, a partner designated by the partnership must file one copy of Form T2058 on behalf of (but not for) each member of the partnership (and, where applicable, the corresponding form(s) with the provincial taxation authority). Such Form T2058 (and provincial form(s), if applicable) must be accompanied by a list containing the name and social insurance number or business number of each partner and must be signed by each partner or accompanied by a copy of the document authorizing the designated partner to complete, execute and file the form on behalf of the other partners.

Compliance with the requirements to ensure a valid election is filed under subsection 85(1) or (2) of the Tax Act (and, where applicable, under the corresponding provisions of any provincial tax legislation) will be the sole responsibility of the Eligible Holder making such election, and such Eligible Holder will be solely responsible for the payment of any late filing penalties. Plazacorp agrees only to add the required information regarding Plazacorp to any properly completed election form received by Plazacorp at its head office (527 Queen Street, Suite 200, Fredericton, New Brunswick, E3B 1B8, Attention: Secretary (telephone: 506-460-8289)) on or before the day that is 45 days after the Take-Up Date for the Units, to execute any such election form and to forward one copy of such election form by mail to the Eligible Holder at the address indicated on the election form within 45 days after the receipt thereof. Accordingly, Plazacorp will not be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any election form or to properly file it within the time prescribed and in the form prescribed under the Tax Act (or the corresponding provisions of any applicable provincial tax legislation).  As well, the Eligible Holder shall be solely responsible for the filing of the election forms with the relevant taxation authorities, and, without limiting the generality of the foregoing, Plazacorp shall have no responsibility whatsoever and will not in any way be obligated to indemnify the Eligible Holder in respect of any loss or damage that is suffered by reason of any incorrectness, inaccuracy or incompleteness of any such forms.

In order for the CRA to accept a tax election without a late filing penalty being paid by an Eligible Holder, the election form must be received by the CRA on or before the day that is the earliest of the days on or before which either Plazacorp or the Eligible Holder is required to file an income tax return for the taxation year in which the exchange occurs. Plazacorp’s 2013 taxation year is scheduled to end on December 31, 2013, although Plazacorp’s taxation year could end earlier. Eligible Holders are urged to consult their own advisors as soon as possible respecting the deadlines applicable to their own particular circumstances. However, regardless of such deadline, the tax election forms of an Eligible Holder must be received by Plazacorp in accordance with the procedures set out herein no later than 45 days after the Take-Up Date for the Units.

Eligible Holders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R3 issued by the CRA for further information respecting the election. Eligible Holders wishing to make the election under subsection 85(1) or (2) of the Tax Act should consult their own tax advisors. The comments herein with respect to such elections are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.

Taxation of Capital Gains and Capital Losses

A Resident Unitholder who, as described above, realizes a capital gain or capital loss on the disposition of Units will generally be required to include one-half of the amount of any such capital gain (a “taxable capital gain”) in income, and will generally be entitled to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized in the year of disposition. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against net taxable capital gains realized in such year in accordance with the detailed rules in the Tax Act.

Where a Resident Unitholder that is a corporation or trust (other than a mutual fund trust) disposes of a Unit, the Resident Unitholder’s capital loss from the disposition will generally be reduced by the amount of any distributions received by KEYreit previously designated by KEYreit to the Unitholder, except to the extent that a loss on a previous disposition of a Unit has been reduced by those distributions. Analogous rules apply where a corporation or trust (other than a mutual fund trust) is a member of a partnership that disposes of KEYreit Units.

A Resident Unitholder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay, in addition to the tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% on its “aggregate investment income”, which is defined in the Tax Act to include an amount in respect of taxable capital gains.

The realization of a capital gain or capital loss by an individual (including most trusts) may affect the individual’s liability for alternative minimum tax under the Tax Act.

Compulsory Acquisition

As described in Section 17 of the Circular, “Acquisition of Units Not Deposited — Compulsory Acquisition”, Plazacorp may, in certain circumstances, acquire Units pursuant to a Compulsory Acquisition. A Resident Unitholder disposing of Units pursuant to a Compulsory Acquisition will realize a capital gain (or capital loss) generally calculated in the same manner and with the tax consequences as described above under “Unitholders Resident in Canada — Disposition of Units Under the Offer”.  An Eligible Holder who disposes of Units under a Compulsory Acquisition may have the Rollover Option available in respect of those Units, as more fully described above under the heading “— Tax-Deferred Rollover Under the Tax Act”.

A Resident Unitholder who obtains an order of a court of competent jurisdiction in respect of a Compulsory Acquisition and receives a cash payment from Plazacorp for its Units will be considered to have disposed of the Units for proceeds of disposition equal to the amount received (not including the amount of any interest awarded by the court). As a result, a Resident Unitholder will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under “Unitholders Resident in Canada — Disposition of Units Under the Offer”. Any interest awarded to a dissenting Resident Unitholder by the court must be included in computing such Resident Unitholder’s income for purposes of the Tax Act.

Subsequent Acquisition Transaction

As described in Section 17 of the Circular, “Acquisition of Units Not Deposited — Subsequent Acquisition Transaction”, if the Compulsory Acquisition provisions are not utilized, Plazacorp may propose other means of in respect of the remaining issued and outstanding Units including the redemption and/or purchase thereof by way of amendment to the KEYreit declaration of trust. The tax treatment of a Subsequent Acquisition Transaction to a Resident Unitholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out, but in general if by SAT Redemption then the Resident Unitholder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition are greater (or less) than the aggregate of the Resident Unitholder’s adjusted cost base of the Units, as the case may be, and any reasonable costs associated with the disposition, as described above under “ — Compulsory Acquisition”. As well, the Resident Unitholder would be required to include in income such portion of KEYreit’s income for the year in which the redemption takes place as is allocated and paid by KEYreit to the Resident Unitholder in connection with the redemption of Units (or units of KEYreit which have been received in exchange for Units). For this purpose, the income of KEYreit includes such portion of the net taxable capital gains of KEYreit as is designated in accordance with the provisions of the Tax Act.

An Eligible Holder who disposes of Units under an SAT Purchase may have the Rollover Option available in respect of those Units, as more fully described above under the heading “— Tax-Deferred Rollover Under the Tax Act”. A Resident Unitholder who disposes of Units under an SAT Redemption will not have the Rollover Option available in respect of those Units.

Resident Unitholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Units acquired pursuant to a Subsequent Acquisition Transaction.

As described in Section 22 of the Circular, “Effect of the Offer on the Market for and Listing of Units and Status as a Reporting Issuer”, the Units may cease to be listed on the TSX following the completion of the Offer or, as applicable, a Compulsory Acquisition or a Subsequent Acquisition Transaction. If the Units cease to be listed on a designated stock exchange (which includes the TSX) and if KEYreit ceases to qualify as a mutual fund trust under the Tax Act, the Units will no longer be “qualified investments” (as defined in the Tax Act) for Deferred Income Plans.

Resident Unitholders that are trusts governed by a Deferred Income Plan and that do not dispose of their Units by accepting the Offer should consult their own tax advisors about the tax consequences to them (and to the annuitants and beneficiaries of those Deferred Income Plans) of otherwise disposing of their Units, including by way of Compulsory Acquisition or a Subsequent Acquisition Transaction.

Non-Residents of Canada

The following portion of the summary is generally applicable to a Unitholder who at all relevant times, for the purposes of the Tax Act: (a) is a person who is neither resident, nor deemed to be resident, in Canada; (b) holds its Units, and will hold any Plazacorp Shares, as capital property; (c) does not use or hold, and is not deemed to use or hold, Units, and will not hold or be deemed to use or hold Plazacorp Shares, in connection with carrying on a business in Canada; (d) deals at arm’s length with Plazacorp and KEYreit; and (e) is not affiliated with Plazacorp or KEYreit (a “Non-Resident Unitholder”, and in respect of Plazacorp Shares, a “Non-Resident Shareholder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Unitholder (or a Non-Resident Shareholder) that is an insurer for which Units (or Plazacorp Shares) are “designated insurance property” under the Tax Act, or an “authorized foreign bank” under the Tax Act, or an “authorized foreign bank” under the Tax Act. Such Non-Resident Unitholders and Non-Resident Shareholders are advised to consult with their own tax advisors.

Disposition of Units Pursuant to the Offer or a Compulsory Acquisition

A Non-Resident Unitholder who disposes of Units under the Offer or a Compulsory Acquisition will realize a capital gain or a capital loss generally calculated in the manner described above under “Unitholders Resident in Canada — Disposition of Units Under the Offer”. A Non-Resident Unitholder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Units pursuant to the Offer, or a Compulsory Acquisition unless the Units constitute “taxable Canadian property” that is not “treaty-protected property” to the Non-Resident Unitholder at the time of disposition by the Non-Resident Unitholder.

Generally, a Unit will not constitute “taxable Canadian property” to a Non-Resident Unitholder at a particular time, provided that (i) KEYreit qualifies as a “mutual fund trust” (as defined in the Tax Act), (ii) the Non-Resident Unitholder, persons with whom the Non-Resident Unitholder does not deal at arm’s length, or the Non-Resident Unitholder together with such persons have not owned 25% or more of the units of KEYreit at any time during the 60-month period immediately preceding that time, and (iii) such Unit is not otherwise deemed to be taxable Canadian property for purposes of the Tax Act.

A Unit will be “treaty-protected property” to a Non-Resident Unitholder if, under an applicable income tax convention between Canada and the country in which the Non-Resident Unitholder is resident, the Non-Resident Unitholder is exempt from Canadian tax on the gain realized on the disposition of Unit.

If the Units are taxable Canadian property to a Non-Resident Unitholder and any capital gain realized on the disposition of such Units to Plazacorp under the Offer (or a Compulsory Acquisition) is not exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax treaty or convention, such a Non-Resident Unitholder may be an Eligible Holder for purposes of the Rollover Option and the tax consequences described above under “— Unitholders Resident in Canada — Disposition of Units Under the Offer — Exchange of Units for Cash and Plazacorp Shares — No Tax-Deferred Rollover Under the Tax Act” or “— Unitholders Resident in Canada — Disposition of Units Under the Offer — Exchange of Units for Cash and Plazacorp Shares — Tax-Deferred Rollover Under the Tax Act”, as applicable, and “— Unitholders Resident in Canada — Taxation of Capital Gains and Capital Losses” will apply. If a Non-Resident Unitholder which is an Eligible Holder whose Units are taxable Canadian property makes a joint tax election with Plazacorp under the Rollover Option, the Plazacorp Shares received as consideration for the Units will be deemed to be taxable Canadian property to such Non-Resident Unitholder for 60 months following the disposition to Plazacorp.

In the event that Units constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Unitholder, the tax consequences as described above under “Unitholders Resident in Canada — Disposition of Units Under the Offer” will generally apply. A Non-Resident Unitholder who disposes of “taxable Canadian property” may be required to file a Canadian income tax return for the year in which the disposition occurs. Non-Resident Unitholders whose Units constitute taxable Canadian property should consult with their own tax advisors. If the Units are taxable Canadian property at the time of disposition, other than being taxable Canadian property solely due to a deeming provision under the Tax Act, and if KEYreit does not qualify as a “mutual fund trust” (as defined in the Tax Act) at that time, then the notification and withholding provisions of section 116 of the Tax Act and any applicable provincial equivalent may apply, in which case the purchaser may be required to deduct or withhold an amount from any payment made to a Non-Resident Unitholder in respect of the acquisition of Units.

Interest awarded by the court and paid or credited to a Non-Resident Unitholder who obtains an order of the court in respect of a Compulsory Acquisition will generally not be subject to Canadian withholding tax.

Disposition of Units Pursuant to a Subsequent Acquisition Transaction

As described in Section 17 of the Circular, “Acquisition of Units Not Deposited — Subsequent Acquisition Transaction”, if the Compulsory Acquisition provisions are not utilized, Plazacorp may propose other means including the redemption and/or purchase thereof by way of amendment to the KEYreit declaration of trust of acquiring the remaining issued and outstanding Units. The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Unitholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as, or materially different from, those described above. Non-Resident Unitholders should consult their own tax advisors regarding the tax effects of a Subsequent Acquisition Transaction.

Depending upon the exact manner in which the Subsequent Acquisition Transaction is carried out, a Non-Resident Unitholder may realize a capital gain (or a capital loss) on the disposition of Units pursuant to a Subsequent Acquisition Transaction. An Eligible Holder who disposes of Units under an SAT Purchase will be subject to taxation in the manner described above under the heading “Non-Residents of Canada —Disposition of Units Pursuant to the Offer or a Compulsory Acquisition”, and may have the Rollover Option available in respect of those Units also as described under that heading. A Non-Resident Unitholder who disposes of Units under an SAT Redemption will not have the Rollover Option available in respect of those Units.

A Non-Resident Unitholder whose Units (or units of KEYreit which have been received in exchange for Units) are redeemed by KEYreit pursuant to an SAT Redemption will be subject to Canadian withholding tax at the rate of 25%, unless such rate is reduced under the provisions of an applicable tax treaty, on that portion of KEYreit’s income (other than taxable capital gains designated by KEYreit in respect of the Non-Resident Unitholder) for the taxation year as is allocated and paid by KEYreit to the Non-Resident Unitholder in connection with the redemption of such units. There would be Canadian withholding tax at the rate of 25% on an amount which is allocated and paid by KEYreit to the Non-Resident Unitholder in connection with the redemption of the Non-Resident Unitholder’s units if KEYreit has a “TCP Gains Balance” (as defined in the Tax Act) at that time, but only if KEYreit designates more than 5% of the related net taxable capital gains for the year to unitholders that are either Non-resident persons or partnerships which are not “Canadian partnerships” (as defined in the Tax Act). TCP Gains Balance generally includes all capital gains (less all capital losses) realized by the trust from the disposition of “taxable Canadian property” (including Canadian real property), less amounts deemed to be TCP gains distributions in previous taxation years. This Canadian withholding tax rate may be reduced under the provisions of an applicable tax treaty.

Canadian Non-resident withholding tax of 15% is required under Part XIII.2 of the Tax Act on an amount not otherwise subject to tax which is paid or credited by KEYreit (including on an SAT Redemption) to a Non-Resident Unitholder or a partnership which is not a “Canadian partnership” (as defined in the Tax Act), if the Units held by the Non-Resident Unitholder or a partnership which is not a “Canadian partnership” are listed on a “designated stock exchange” (which currently includes the TSX) , and more than 50% of the fair market value of the Unit is attributable to one or more properties each of which is real property in Canada, a Canadian resource property or a timber resource property.

KEYreit will withhold such taxes as required by the Tax Act and remit such payment to the tax authorities on behalf of the Non-Resident Unitholder. Non-Resident Unitholders should consult with their own tax advisors with regard to the availability of any applicable foreign tax credit in respect of any Canadian withholding taxes.

Interest paid or credited to a Non-Resident Unitholder exercising its right to dissent in respect of a Subsequent Acquisition Transaction will generally not be subject to Canadian withholding tax.

Taxation of Plazacorp

This summary is based on the assumption that Plazacorp will qualify at all times as a “mutual fund corporation” within the meaning of the Tax Act. As a mutual fund corporation, Plazacorp will be entitled in certain circumstances to a refund of tax paid by it in respect of its net realized capital gains. Also, as a mutual fund corporation, Plazacorp will maintain a capital gains dividend account in respect of capital gains realized by Plazacorp and from which it may elect to pay dividends (“capital gains dividends”) which will be treated as capital gains in the hands of the shareholders of Plazacorp. See below under “- Taxation of Plazacorp Shareholders”. In certain circumstances where Plazacorp has recognized a capital gain in a taxation year, it may elect not to pay capital gains dividends in that taxation year in respect thereof and instead pay refundable capital gains tax, which may in the future be fully or partially refundable upon the payment of sufficient capital gains dividends and/or capital gains redemptions.

In computing income for a taxation year, Plazacorp will be required to include in income the amount of all dividends, if any, received by it in the year. In computing its taxable income, Plazacorp will generally be entitled to deduct all taxable dividends received on shares of taxable Canadian corporations.

As a mutual fund corporation (which is not an “investment corporation” as defined in the Tax Act), Plazacorp will generally be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on the amount of the taxable dividends received by Plazacorp during the year to the extent such dividends were deductible in computing Plazacorp’s income for the year. However, any Part IV tax that is paid will be fully refunded to Plazacorp on the payment by Plazacorp of sufficient taxable dividends (other than capital gains dividends (“Ordinary Dividends”)) in the year or in subsequent taxation years, in accordance with the provisions of the Tax Act in that regard.

To the extent that Plazacorp earns income (other than dividends from taxable Canadian corporations and taxable capital gains), including interest, Plazacorp will be required to include such amounts in income in accordance with the rules of the Tax Act and no refund will be available in respect thereof.

Generally, Plazacorp will be entitled to deduct reasonable administrative and other ongoing expenses incurred by it for the purposes of earning income. Any non-capital losses incurred by Plazacorp may generally be carried forward or back in accordance with the rules and limitations contained in the Tax Act and deducted in computing the taxable income of Plazacorp.

Plazacorp has received a positive ruling from CRA to convert from a mutual fund corporation to a REIT structure on a tax-deferred basis. The Company believes that this structure would be beneficial for its shareholders. Plazacorp expects to complete this conversion sometime in 2013, subject to shareholder approval.

Taxation of Plazacorp Shareholders

Resident Shareholders

The amount of any capital gains dividend received by a shareholder from Plazacorp on a Common Share will be considered to be a capital gain of the shareholder from the disposition of capital property in the taxation year of the shareholder in which the capital gains dividend is received.

A shareholder who is an individual (other than certain trusts) will be required to include in income any Ordinary Dividends received or deemed to be received on the Common Shares and will be subject to the gross-up and dividend tax credit rules under the Tax Act normally applicable to taxable dividends received from a taxable Canadian corporation. The Tax Act provides an enhanced dividend gross-up and tax credit for “eligible dividends” (as defined in the Tax Act) received from a corporation resident in Canada which are so designated by the corporation paying the dividend. Corporate shareholders will be required to include in income any Ordinary Dividends received or deemed to be received on the Common Shares and will generally be entitled to deduct an equivalent amount in computing taxable income.

A shareholder which is a private corporation for purposes of the Tax Act, or any other corporation controlled directly or indirectly by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on Ordinary Dividends received on Common Shares, to the extent that such dividends are deductible in computing the corporation’s taxable income.

Upon the redemption, retraction or other disposition of a Common Share, a capital gain (or a capital loss) will be realized to the extent that the proceeds of disposition of such share exceed (or are less than) the aggregate of the shareholder’s adjusted cost base of such share and any reasonable costs of disposition. Where the shareholder is a corporation, a trust of which a corporation is a beneficiary or a partnership of which a corporation is a member, in certain circumstances the amount of any capital loss otherwise determined may be reduced by the amount of Ordinary Dividends previously received on the Common Share. These rules may also apply where a trust or partnership is a member of a partnership or a beneficiary of a trust that owns Common Shares.

One-half of any capital gain (a taxable capital gain) must be included in computing the shareholder’s income and one-half of any capital loss (an allowable capital loss) may be deducted from taxable capital gains realized by the shareholder in the year of disposition. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act. A shareholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable for an additional refundable tax of 6 2/3% on investment income for the year, which is defined to include taxable capital gains. Individuals (other than certain trusts) realizing net capital gains or receiving dividends may be subject to alternative minimum tax under the Tax Act.

Non-Resident Shareholders

A Non-Resident Shareholder will not be subject to tax under Part I of the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of Plazacorp Shares unless the Shares constitute “taxable Canadian property” of the Non-Resident Shareholder.

Generally, a Share will not constitute “taxable Canadian property” to a Non-Resident Shareholder at the time of a disposition where such Share is listed at that time on a “designated stock exchange” as defined in the Tax Act (which definition currently includes Tier 1 of the TSX-V) and at no time during the 60-month period immediately preceding the disposition, (a) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder did not deal at arm’s length, or the Non-Resident Shareholder together with all such persons, owned 25% or more of the issued shares of any class of the capital stock of Plazacorp, and (b) more than 50% of the fair market value of the Share was derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any of the foregoing properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Shares could be deemed to be taxable Canadian property to the Non-Resident Shareholder. Non-Resident Shareholders should consult their own tax advisors for advice as to whether their Shares constitute taxable Canadian property, having regard to their particular circumstances.

A Non-Resident Shareholder whose Shares are taxable Canadian property may be required to file a Canadian income tax return reporting the disposition of such Shares in certain circumstances. If the Plazacorp Shares are taxable Canadian property at the time of disposition, other than being taxable Canadian property solely due to a deeming provision under the Tax Act, and if the Plazacorp Shares are not listed at that time on a “recognized stock exchange” within the meaning of the Tax Act (which includes Tier 1 of the TSX-V), then the notification and withholding provisions of section 116 of the Tax Act and any applicable provincial equivalent may apply, in which case a purchaser may be required to deduct or withhold an amount from any payment made to a Non-Resident Shareholder in respect of the acquisition of Plazacorp Shares. Non-Resident Shareholders whose Shares are taxable Canadian property are advised to consult with their own tax advisors.

Ordinary Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder will be subject to Part XIII non-resident withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable tax treaty.

There is Canadian withholding tax at the rate of 25% on the payment of capital gains dividends to a Non-Resident Shareholder if Plazacorp has a “TCP Gains Balance” (as defined in the Tax Act) at that time, but only if Plazacorp designates more than 5% of the related net taxable capital gains for the year to shareholders that are either non-resident persons or partnerships which are not “Canadian partnerships” (as defined in the Tax Act). TCP Gains Balance generally includes all capital gains (less all capital losses) realized from the disposition of “taxable Canadian property” (including Canadian real property), less amounts deemed to be TCP gains distributions in previous taxation years. This Canadian withholding tax rate may be reduced under the provisions of an applicable tax treaty.

Canadian Non-resident withholding tax of 15% is required under Part XIII.2 of the Tax Act on an amount not otherwise subject to tax which is paid or credited by Plazacorp (including on a redemption of Plazacorp Shares) to a Non-Resident Shareholder or a partnership which is not a “Canadian partnership” (as defined in the Tax Act), if the shares held by the Non-Resident Shareholder or a partnership which is not a “Canadian partnership” are listed on a “designated stock exchange” (which currently includes Tier 1 of the TSX-V) , and more than 50% of the fair market value of the Plazacorp Share is attributable to one or more properties each of which is real property in Canada, a Canadian resource property or a timber resource property.

Plazacorp will withhold such taxes as required by the Tax Act and remit such payment to the tax authorities on behalf of the Non-Resident Shareholder. Non-Resident Shareholders should consult with their own tax advisors with regard to the availability of any applicable foreign tax credit in respect of any Canadian withholding taxes, and on the Canadian tax consequences of owning Plazacorp shares.

Eligibility of Plazacorp Shares for Investment

In the opinion of Davies, provided that the Plazacorp Shares are listed at all relevant times on a “designated stock exchange” within the meaning of the Tax Act (which includes Tier 1 of the TSX-V), the Plazacorp Shares are qualified investments for Deferred Income Plans.

Notwithstanding that the Plazacorp Shares may be a qualified investment for Deferred Income Plans, the holder of a TFSA or the annuitant of an RRSP or RRIF as the case may be, which acquires Shares, will be subject to a penalty tax under the Tax Act if such Shares are a “prohibited investment” for the purposes of the Tax Act. The Shares will not be a “prohibited investment” for a Deferred Income Plan, unless the holder of the TFSA, or annuitant under the RRSP or RRIF, as the case may be, (i) does not deal at arm’s length with the Corporation for purposes of the Tax Act, (ii) has a “significant interest”, as defined in the Tax Act, in the Corporation, or (iii) has a “significant interest”, as defined in the Tax Act, in a corporation, partnership or trust with which the Corporation does not deal at arm’s length for purposes of the Tax Act. Proposed amendments to the Tax Act released on December 21, 2012 (the “December 2012 Proposals”) propose to delete the condition in (iii) above. In addition, pursuant to the December 2012 Proposals, the Shares will generally not be a “prohibited investment” if the Shares are “excluded property” as defined in the December 2012 Proposals.

Holders or annuitants should consult their own tax advisors with respect to whether the Shares would be prohibited investments, including with respect to whether the Shares would be “excluded property” as defined in the December 2012 Proposals.

24.                               Acceptance of the Offer

Each of the Trustees of KEYreit have advised KEYreit that as of the date of the Support Agreement he or she intends to deposit any Units beneficially owned or controlled by him or her under the Offer. For further information, see the Trustees’ Circular issued by KEYreit Board accompanying this Offer. Plazacorp has no knowledge regarding whether any other Unitholder will accept the Offer, other than Mr. Bitove, who has agreed to accept the Offer pursuant to the Lock-Up Agreement.

25.                               Depositary

Plazacorp has engaged Computershare Investor Services Inc. as the Depositary to receive deposits of certificates representing Units and accompanying Letters of Transmittal deposited under the Offer at its office in Toronto, Ontario specified in the Letter of Transmittal. In addition, the Depositary will receive deposits of Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving certain notices, if required by applicable Laws, and for making payment for all Units purchased by Plazacorp under the Offer. The Depositary will also facilitate book-entry transfers of Units. The Depositary will receive reasonable and customary compensation from Plazacorp for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

26.                               Financial Advisor and Soliciting Dealer Group

Plazacorp has retained RBC Capital Markets to act as its financial advisor with respect to the Offer. Plazacorp has the right to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada and/or members of Canadian stock exchanges (each, a “Soliciting Dealer”) to solicit acceptances of the Offer from persons resident in Canada.

Plazacorp may make use of the services of a Soliciting Dealer to solicit acceptances of the Offer from Persons resident in Canada and, in this case, may pay such Soliciting Dealer a fee customary for such transaction for each Unit deposited and taken up by Plazacorp under the Offer (other than Units held by a Soliciting Dealer for its own account). Plazacorp may require Soliciting Dealers to furnish evidence of the beneficial ownership satisfactory to it at the time of deposit.

Unitholders will not be required to pay any fee or commission if they accept the Offer by depositing their Units directly with the Depositary or if they make use of the services of a Soliciting Dealer, if any (other than brokerage commissions and other expenses in connection with the sale of Plazacorp Shares on behalf of Ineligible U.S. Unitholders through the facilities of the TSX). However, an investment advisor, stockbroker, bank, trust company or other nominee through whom a Unitholder owns Units may charge a fee to tender Units on behalf of the Unitholder. Unitholders should consult their investment advisor, stockbroker, bank, trust company or other nominee, as applicable, to determine whether any charges will apply.

27.                               Experts

As at the date of the Offer, the partners and associates of Davies beneficially own, directly or indirectly, less than 1% of the securities of each of Plazacorp, KEYreit and their respective associates and affiliates.

The audited consolidated financial statements of Plazacorp as at December 31, 2012 and 2011 incorporated by reference herein have been audited by KPMG LLP, Chartered Accountants, who have advised that they are independent with respect to Plazacorp within the meaning of the Rules of Professional Conduct of the New Brunswick Institute of Chartered Accountants.

28.                               Statutory Rights

Securities legislation in the provinces and territories of Canada provides Unitholders with, in addition to any other rights they may have at law, one or more rights of rescission or price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Unitholders. However, such rights must be exercised within prescribed time limits. Unitholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

29.                               Directors’ Approval

The contents of the Offer and the Circular have been approved and the sending of the Offer and the Circular to the Unitholders and holders of Convertible Securities, has been authorized by the board of directors of Plazacorp.

CERTIFICATE OF PLAZACORP

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: April 10, 2013

by	(Signed) Michael Zakuta	by	(Signed) Floriana Cipollone
	President and Chief Executive Officer		Chief Financial Officer

On behalf of the Board of Directors

(Signed) Earl Brewer	(Signed) Barbara Trenholm
Chairman and Director	Director

1

CONSENT OF LEGAL ADVISOR

TO:         The Directors of Plazacorp

We hereby consent to the reference to our name and opinion contained under “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated April 10, 2013 made by Plazacorp to the holders of units of KEYreit.

Toronto, Canada	(signed) DAVIES WARD PHILLIPS & VINEBERG LLP
April 10 2013	DAVIES WARD PHILLIPS & VINEBERG LLP

SCHEDULE A

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
PLAZACORP RETAIL PROPERTIES LTD.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE YEAR ENDED

DECEMBER 31, 2012

Plazacorp Retail Properties Ltd.

Pro Forma Consolidated Statement of Financial Position

December 31, 2012 (unaudited)

(in thousands of Canadian dollars)

	Plazacorp
	Retail			Pro Forma
	Properties Ltd.	KEYreit	Subtotal	Adjustments	Note 3	Pro Forma

Assets

Non-Current Assets
Investment properties	$557,374	$320,650	$878,024	$20,343	(b) (c) (d)	$898,367
Investments	40,470	—	40,470	—		40,470
Tenant loans	939	—	939	—		939
Deferred income tax asset	951	—	951	—		951
	599,734	320,650	920,384	20,343		940,727
Current Assets
Cash	3,152	2,362	5,514	1,340	(b) (c)	6,854
Receivables	1,142	528	1,670	—		1,670
Prepaid expenses and deposits	2,971	1,166	4,137	—		4,137
Notes receivable	263	—	263	—		263
	7,528	4,056	11,584	1,340		12,924
	$607,262	$324,706	$931,968	$21,683		$953,651

Liabilities and Shareholders’ Equity

Non-Current Liabilities
Debentures payable	$21,865	$52,313	$74,178	$1,200	(c) (e)	$75,378
Mortgage bonds payable	2,065	—	2,065	—		2,065
Mortgages payable	214,648	138,106	352,754	8,695	(f)	361,449
Land lease liability		5,447	5,447	—		5,447
Deferred income tax liability	61,385	—	61,385	(967)	(h)	60,418
	299,963	195,866	495,829	8,928		504,757
Current Liabilities
Bank indebtedness	3,647	—	3,647	78,000	(g)	81,647
Current portion of mortgages payable	44,374	25,290	69,664	(21,757)	(c)	47,907
Accounts payable and accrued liabilities	5,888	4,058	9,946	—		9,946
Due to related parties		179	179	—		179
Land lease liability		110	110	—		110
Income taxes payable	1,022	—	1,022	—		1,022
Notes payable	1,157	—	1,157	—		1,157
	56,088	29,637	85,725	56,243		141,968
	356,051	225,503	581,554	65,171		646,725

Shareholders’/unitholders’ equity	237,570	99,203	336,773	(43,488)	(h)	293,285
Non-controlling interests	13,641	—	13,641	—		13,641
	251,211	99,203	350,414	(43,488)		306,926
	$607,262	$324,706	$931,968	$21,683		$953,651

Plazacorp Retail Properties Ltd.

Pro Forma Consolidated Statement of Comprehensive Income

For the Year Ended December 31, 2012 (unaudited)

(in thousands of Canadian dollars)

	Plazacorp
	Retail			Pro Forma
	Properties Ltd.	KEYreit	Subtotal	Adjustments	Note 3	Pro Forma

Revenues	$59,412	$26,396	$85,808	$—		$85,808
Operating expenses	(24,114)	(4,546)	(28,660)	847	(i)	(27,813)
Net property operating income	35,298	21,850	57,148	847		57,995

Share of profit of associates	9,623	—	9,623	—		9,623
Administrative expenses	(5,934)	(4,508)	(10,442)	762	(i)	(9,680)
Investment income	240	29	269	—		269
Other income	1,744	—	1,744	—		1,744
Other expenses	(9)	(22)	(31)	—		(31)
Income before finance costs, fair value adjustments, gain (loss) on disposals and income taxes	40,962	17,349	58,311	1,609		59,920
Finance costs	(16,075)	(14,885)	(30,960)	(4,594)	(c) (f) (g)	(35,554)
Finance costs - net loss from fair value adjustments to convertible debentures	(673)	(973)	(1,646)	973	(j)	(673)
Finance costs - net revaluation of interest rate swaps	48	—	48	—		48
Net gain from fair value adjustments to investment properties	37,091	9,650	46,741	(9,650)	(k)	37,091
Loss on disposal of surplus land	(43)	—	(43)	—		(43)
Profit before income tax	61,310	11,141	72,451	(11,662)		60,789
Income tax expense
- Current	(1,061)	—	(1,061)	—		(1,061)
- Deferred	(13,176)	—	(13,176)	—		(13,176)
	(14,237)	—	(14,237)	—		(14,237)
Profit and total comprehensive income for the year	$47,073	$11,141	$58,214	$(11,662)		$46,552
Profit and total comprehensive income for the year attributable to:
- Shareholders	$43,598	$11,141	54,739	$(11,662)		43,077
- Non-controlling interests	3,475	—	3,475	—		3,475
	$47,073	$11,141	$58,214	$(11,662)		$46,552

Plazacorp Retail Properties Ltd.

Notes to the Pro Forma Consolidated Financial Statements

December 31, 2012 (unaudited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

1.                            Reporting Entity

Plazacorp Retail Properties Ltd. (the “Company”) is incorporated and domiciled in Canada.  The address of the Company’s registered office is 527 Queen Street, Fredericton, New Brunswick.

The Company operates a retail real estate ownership and development business in Ontario, Quebec, and the Atlantic Provinces.  The Company was incorporated under the New Brunswick Business Corporations Act on February 2, 1999.  On December 11, 2002 the Company amended its articles of incorporation to become a Mutual Fund Corporation as defined in the Income Tax Act of Canada.

2.                            Basis of Preparation

The accompanying unaudited pro forma consolidated financial statements (the “Pro Formas”) give effect to the proposed offer and acquisition of all of the outstanding units of KEYreit by the Company (the “Acquisition”) to be accounted for on the basis and assumptions and adjustments described below.  These Pro Formas have been prepared in accordance with the accounting policies of the Company as contained in its December 31, 2012 audited consolidated financial statements.  These policies are in accordance with International Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board.  As no key strategic processes of KEYreit are being acquired as part of the Acquisition as a result of the existing asset and property management agreements being terminated (see 3(a) below), the Acquisition is not a business combination and is being accounted for as an asset acquisition.  The share consideration issued in the transaction will be valued in reference to the fair value of the assets acquired in accordance with IFRS 2.

These Pro Formas do not include all of the information and disclosures required by IFRS for annual financial statements and therefore should be read in conjunction with the December 31, 2012 audited consolidated financial statements of the Company.  Additionally, the Company has reclassified certain items on KEYreit’s consolidated financial statements to reflect the financial presentation of the Company’s consolidated financial statements.

The pro forma consolidated statement of financial position gives effect to the Acquisition as if it had occurred on December 31, 2012.  The pro forma consolidated statement of comprehensive income gives effect to the Acquisition as if it had occurred on January 1, 2012.

The Pro Formas include estimates and assumptions effective April 8th, 2013.

The Pro Formas are not necessarily indicative of the results that would have occurred had the Acquisition been consummated at the dates indicated, nor are they necessarily indicative of future operating results or the financial position of the Company.

3.                            Pro Forma Adjustments

(a)                   The Acquisition

The Company entered into a definitive agreement to acquire 100% of the issued and outstanding units of KEYreit.  KEYreit unitholders will have the option to tender their units for either $8.35 per unit in cash, subject to a maximum aggregate cash amount of approximately $62.1 million (representing 50% of the consideration), 1.7041 Plazacorp shares, or any combination thereof, subject to proration.  The Company is assumed to purchase 14.9 million units of KEYreit through the payment of $62.1 million in cash and the issuance of approximately 12.7 million shares of the Company at an assumed price of $4.90 per share, for total consideration of $124.3 million.  The issued and outstanding units of KEYreit include units issued subsequent to December 31, 2012 as part of a subsequent equity offering of KEYreit (described in 3(c) below).  As part of the agreement, the existing asset and property management agreements between KEYreit and JBM Properties Inc. (a company owned by the CEO of KEYreit, Mr. John Bitove) will be terminated upon closing of the Acquisition for a termination fee in the amount of $8 million.  The termination fee is required to be paid 50% in cash and 50% in either cash, shares, or any combination thereof at the discretion of Plazacorp.  For the purposes of these Pro Formas, the other 50% of the termination fee is assumed to be paid in 825 thousand shares of Plazacorp.  The Company’s sources and uses of funds to complete the Acquisition are as follows:

Plazacorp Retail Properties Ltd.

Notes to the Pro Forma Consolidated Financial Statements

December 31, 2012 (unaudited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

Uses:
Consideration paid to KEYreit unitholders	$124,298
Acquisition-related disbursements:
Termination fee to JBM Properties Inc.	8,000
Bridge facility financing fees	1,838
Transaction related fees	11,851
Total uses	$145,987
Sources:
Shares issued to KEYreit unitholders (12,683,616 x $4.90)	$62,149
Shares issued for termination fee to JBM Properties Inc.	4,000
Total shares issued	66,149
Bridge facility (see 3(g) below)	79,838
Total sources	$145,987

(b)                   Provisional Fair Value of Identifiable Assets and Liabilities Assumed

The consideration paid to KEYreit unitholders of $124.3 million has been allocated to the identifiable assets and liabilities assumed as indicated below (including the events described in 3(c) below).  These identifiable assets and liabilities assumed have been recorded at their provisional values, which are preliminary.  The actual values of the identifiable assets and liabilities assumed may differ from the amounts disclosed, upon finalization of the Acquisition.

Investment properties	$332,543
Cash	3,702
Receivables	528
Prepaid expenses and deposits	1,166
Debentures payable	(53,513)
Mortgages payable	(150,334)
Land lease liabilities	(5,557)
Accounts payable and accrued liabilities	(4,058)
Due to related parties	(179)
Total consideration paid to KEYreit unitholders	$124,298

(c)                    Events of KEYreit subsequent to December 31, 2012

The Pro Formas have been adjusted to reflect the following three subsequent events of KEYreit:

(i)                                     Equity offering

In January 2013, KEYreit completed a public offering of 3,740,940 units at $6.15 per unit for gross proceeds of $23.0 million (net proceeds of approximately $21.6 million).  The net proceeds from the offering plus cash on hand were used to repay a mortgage in the amount of $21.8 million.

The pro forma consolidated statement of comprehensive income includes the elimination of the interest on the repaid loan in the amount of $1.1 million.

(ii)                                  Over-allotment option on convertible debentures

In January 2013, KEYreit completed the issuance of an additional $1.2 million of the 2012 convertible debentures pursuant to the partial exercise of an over-allotment option granted by KEYreit to the syndicate of underwriters.

Plazacorp Retail Properties Ltd.

Notes to the Pro Forma Consolidated Financial Statements

December 31, 2012 (unaudited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(iii)                               Sale of property

In February 2013, KEYreit completed the sale of one property located in Quebec City that was vacant for gross proceeds of $270 thousand.

(d)  Investment properties

Included in the pro forma consolidated statement of financial position is $8.5 million in Acquisition-related expenses capitalized to investment properties.

(e)                    Debentures payable

The Pro Formas assume that the holders of the KEYreit convertible debentures have not exercised their conversion rights.

(f)                      Mortgages payable

Included in the net assets acquired is a fair value adjustment on mortgages payable of $6.0 million.  The pro forma consolidated statement of comprehensive income includes the amortization of this fair value adjustment in the amount of $1.1 million.

The pro forma consolidated statement of financial position includes the write off of previously recorded deferred financing charges in the amount of $2.7 million and the pro forma consolidated statement of comprehensive income includes the elimination of the amortization of those previously recorded deferred financing charges in the amount of $1.9 million.

The Pro Formas assume that mortgage consents required from existing KEYreit lenders upon the change of control will be obtained.

(g)                   Bridge facility

The Company has committed to a one year secured credit facility for up to $82.5 million to fund the Acquisition. The facility is extendable for two additional 6 month periods at the Company’s request and with the lender’s consent.  Prepayment of the facility may be made in whole or in part at any time without penalty.  For purposes of these Pro Formas, the Company is assuming that it will draw $79.8 million of this facility to fund the Acquisition and Acquisition-related expenses.

Financing fees in the amount of $1.9 million payable for the facility are netted against the facility in the pro forma consolidated statement of financial position.  In the pro forma consolidated statement of comprehensive income, this amount is expensed to finance costs as the facility is assumed outstanding only for one year.

The pro forma consolidated statement of comprehensive income includes additional interest expense on the facility of $4.6 million.

(h)                   Unitholders’ equity

The Pro Formas include an adjustment to eliminate the unitholders’ equity of KEYreit, to record the $66.1 million of equity issued by the Company for the Acquisition, to record $9.0 million in Acquisition-related costs that would get expensed and therefore would get booked to retained earnings and to record $2.5 million in Acquisition-related costs to shareholders’ equity relating to the issuance of equity by the Company for the Acquisition (net of deferred taxes of $967 thousand).

(i)                      Termination of JBM Properties Inc. asset and property management agreements

As part of the Acquisition, the asset and property management agreements with JBM Properties Inc. will be terminated.  Accordingly, the Pro Formas include an adjustment to eliminate the property management and asset management fees recorded by KEYreit for the year ended December 31, 2012.

Plazacorp Retail Properties Ltd.

Notes to the Pro Forma Consolidated Financial Statements

December 31, 2012 (unaudited)

(tabular amounts in thousands of Canadian dollars, except per share amounts and as otherwise indicated)

(j)                      Fair value adjustment on convertible debentures

An adjustment has been made to reverse the fair value adjustment on convertible debentures recorded by KEYreit.  For purposes of the pro forma consolidated statement of comprehensive income, no changes in fair values of KEYreit’s convertible debentures have been assumed as the convertible debentures are assumed to be recorded at fair value on closing of the Acquisition.

(k)                    Fair value adjustments on investment properties

An adjustment has been made to reverse the fair value gain on investment property recorded by KEYreit.  Subsequent to initial recognition, investment properties are recorded at fair value each reporting period, with the changes in fair value recorded in comprehensive income for the period.  For the purposes of the pro forma consolidated statement of comprehensive income, no changes in fair values of KEYreit’s investment properties have been assumed as investment properties are assumed to be recorded at fair value on closing of the Acquisition.

SCHEDULE B

SECTION 14.6 OF THE DECLARATION OF TRUST

The following provisions of the Declaration of Trust are complex.  Additional sections of the Declaration of Trust and other applicable Laws may be important in understanding these provisions.  Unitholders who wish to be better informed about these provisions should consult with their legal advisors.

Section 14.6                            Offer for Units.

1.                                      In this Section 14.6:

(a)                                 “Dissenting Offeree” means, where an Offer is made for all the Units, a holder of a Unit who does not accept the Offer, and includes a subsequent holder of a Unit that is the subject of the Offer, including a subsequent holder of Units who acquires such Units upon the conversion or exchange of Class B LP Units or other Exchangeable Securities;

(b)                                 “Offer” means an offer to acquire, directly or indirectly, outstanding Units where, as of the date of the offer to acquire, the Units that are the subject of the offer to acquire, together with the Offeror’s Units, constitute in the aggregate 20% or more of all outstanding Units;

(c)                                  “offer to acquire” includes an acceptance of an offer to sell;

(d)                                 “Offeror” means a person, or two or more persons acting jointly or in concert, who makes an Offer;

(e)                                  “Offeror’s Notice” means the notice described in Section 14.6(4); and

(f)                                   “Offeror’s Units” means Units (including all Units issuable to the Offeror upon the exchange or conversion of all Class B LP Units and/or other Exchangeable Securities held by or on behalf of the Offeror) beneficially owned, or over which control or direction is exercised, on the date of an Offer by the Offeror or any Affiliate or associate of the Offeror;

2.                                      In the event of an Offer, any holder of Class B LP Units and/or Exchangeable Securities may, unless otherwise prohibited by the terms and conditions of the Class B LP Units or Exchangeable Securities, convert, exercise or exchange (whether conditionally or otherwise), such Class B LP Units or Exchangeable Securities, as the case may be, into Units for the purpose of tendering the Units acquired on such conversion, exercise or exchange to such Offer. Such conversion, exercise or exchange, will be conditional upon the taking up by the Offeror of Units pursuant to the Offer.

3.                                      If an Offer is made for all outstanding Units and, by such Offer, the Offeror agrees to be bound by the provisions of this Article 14, and:

(a)                                 within the time provided in the Offer for its acceptance or within 120 days after the date the Offer is made, whichever period is the longer, the Offer is accepted by the holders of at least 90% of the Units (on a fully diluted basis, assuming the exchange of all Class B LP Units and/or other Exchangeable Securities for Units) other than the Offeror’s Units; and

(b)                                 the Offeror has taken up and paid for the Units of the holders of Units who accepted the Offer;

then:

1

(c)                                  if any holder of Class B LP Units or other Exchangeable Securities has not either transferred such Class B LP Units or other Exchangeable Securities to the Offeror or elected to convert (whether conditionally or otherwise) such Class B LP Units or other Exchangeable Securities for Units, then the Offeror will be entitled to require the Trust to require the automatic exchange of Class B LP Units or other Exchangeable Securities in accordance with the terms of the Limited Partnership Agreement and the Exchange Agreement; and

(d)                                 the Offeror will be entitled to acquire, and the Dissenting Offerees will be required to sell to the Offeror, the Units held by the Dissenting Offerees on the terms on which the Offeror acquired the Units of the Unitholders who accepted the Offer, provided that the Offeror complies with Section 14.6(4) and Section 14.6(6).

4.                                      Where an Offeror is entitled to require the Trust to require the automatic exchange of Class B LP Units or other Exchangeable Securities and/or to acquire Units held by a Dissenting Offeree pursuant to Section 14.6(3), and the Offeror wishes to exercise such right, the Offeror must send by registered mail before the earlier of 60 days after the date of termination of the Offer and 180 days following the date of the Offer a notice (the “Offeror’s Notice”) to the Trust, each holder of Class B LP Units or other Exchangeable Securities and/or to each Dissenting Offeree stating that:

(a)                                 Holders holding at least 90% of the Units (on a fully diluted basis, assuming the exchange of all Class B LP Units and/or other Exchangeable Securities), other than the Offeror’s Units, have accepted the Offer;

(b)                                 the Offeror has taken up and paid for the Units of the Unitholders who accepted the Offer;

(c)                                  as applicable, each Class B LP Unit or other Exchangeable Security will be automatically converted or exchanged for Units;

(d)                                 a Dissenting Offeree must transfer his, her or its respective Units to the Offeror on the terms on which the Offeror acquired the Units of the Unitholders who accepted the Offer within 21 days after the date of the sending of the Offeror’s Notice; and

(e)                                  Dissenting Offerees must send the certificates representing their respective Units to the Trust, duly endorsed for transfer, within 21 days after the date of the sending of the Offeror’s Notice.

5.                                      A holder of Class B LP Units or other Exchangeable Securities and/or a Dissenting Offeree to whom an Offeror’s Notice is sent pursuant to Section 14.6(4), must, within 21 days after the sending of the Offeror’s Notice, as applicable, send the certificate representing his, her or its Units (or, as applicable, Class B LP Units or other Exchangeable Securities) to the Trust, duly endorsed for transfer, if a certificate for such Units has been provided.

6.                                     Within 21 days after the Offeror sends an Offeror’s Notice pursuant to Section 14.6(4), the Offeror must pay or transfer to the Trustees, or to such other person as the Trustees may direct, the cash or other consideration that the Offeror would have had to pay to the Dissenting Offeree had they accepted the Offer in respect of the Units that they continue to hold (including the Units issuable upon the conversion or exchange of any Class B LP Units or other Exchangeable Securities held by the Dissenting Offeree).

7.                                      The Trustees, or the person directed by the Trustees, must hold in trust for the Dissenting Offerees the cash or other consideration received under Section 14.6(6), but such cash or other consideration shall not form any part of the Trust Assets. The Trustees, or such persons, shall deposit such cash in a separate account in a Canadian chartered bank, and shall place such other consideration in the custody of a Canadian chartered bank or similar institution, for safekeeping.

2

8.                                      Within 30 days after the date of the sending of an Offeror’s Notice pursuant to Section 14.6(4), the Trustees, if the Offeror has complied with Section 14.6(6), shall:

(a)                                 do or cause to be done all acts and things and execute and cause to be executed all instruments as in the opinion of the Trustees may be necessary or desirable to effect the conversion or exchange of all Class B LP Units or other Exchangeable Securities for Units and shall cause the transfer of the Units of the Dissenting Offerees (including, as applicable, the Units issuable to such Dissenting Offerees upon the conversion of their Class B LP Units or other Exchangeable Securities) to the Offeror;

(b)                                 send or cause to be sent to each Dissenting Offeree who has complied with Section 14.6(5) (as applicable) the consideration to which such Dissenting Offeree is entitled under this Section 14.6; and

(c)                                  send or cause to be sent to each Dissenting Offeree who has not complied with Section 14.6(5) (as applicable) a notice stating that:

(i)                                     as applicable, his, her or its Class B LP Units or other Exchangeable Securities have been converted, exercised or exchanged for Units;

(ii)                                  his, her or its Units have been transferred to the Offeror;

(iii)                               the Trustees or some other person designated in such notice are holding in trust the consideration for such Units; and

(iv)                              the Trustees, or such other person, will send the consideration to such Dissenting Offeree as soon as practicable after receiving the certificate(s) representing such Dissenting Offeree’s Units (or, as applicable, Class B LP Units or other Exchangeable Securities) or such other documents as the Trustees or such other person may require in lieu-thereof, and the Trustees are hereby appointed the agent and attorney of the Dissenting Offeree for the purposes of giving effect to the foregoing provisions.

9.                                      Subject to applicable law, an Offeror cannot make an Offer for Units unless, concurrent with the communication of the Offer to any Unitholder, a copy of the Offer is provided to the Trust.

10.                               For the purpose of giving effect to the provisions hereof, the Trust shall cause the terms, conditions, restrictions, rights and obligations of Class B LP Units or Exchangeable Securities to contain the provisions necessary to give effect to this Section 14 6.

3

The Depositary for the Offer is:

Computershare Investor Services Inc.

By Mail	By Hand or by Courier	By Facsimile Transmission

Computershare Investor Services Inc.	Computershare Investor Services Inc.	(905) 771-4082
P.O. Box 702	100 University Avenue
31 Adelaide Street East	8th Floor
Toronto, Ontario M5C 3H2	Toronto, Ontario M5J 2Y1

Attention: Corporate Actions	Attention: Corporate Actions

Toll Free: 1-800-564-6253

E-mail: corporateactions@computershare.com

Any questions or requests for assistance or additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Depositary. Unitholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.